     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 10, 2001

                                                 REGISTRATION NO. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                      ------------------------------------

                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                      ------------------------------------

                           EXPRESSJET HOLDINGS, INC.
                (Name of registrant as specified in its charter)

                      ------------------------------------

           DELAWARE                             4512                            76-0517977
 (State or other jurisdiction       (Primary Standard Industrial             (I.R.S. Employer
      of incorporation or            Classification Code Number)            Identification No.)
         organization)

                            1600 SMITH STREET, HQSCE
                              HOUSTON, TEXAS 77002
                                 (713) 324-2639
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                              FREDERICK S. CROMER
                   VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                            1600 SMITH STREET, HQSCE
                              HOUSTON, TEXAS 77002
                                 (713) 324-2639
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                      ------------------------------------

                                   Copies to:

         KEVIN P. LEWIS                    JENNIFER L. VOGEL                   MICHAEL L. RYAN
      DOUGLAS E. McWILLIAMS           VICE PRESIDENT AND GENERAL              STEPHEN H. SHALEN
     VINSON & ELKINS L.L.P.                     COUNSEL                   CLEARY, GOTTLIEB, STEEN &
     1001 FANNIN, SUITE 2300          CONTINENTAL AIRLINES, INC.                  HAMILTON
    HOUSTON, TEXAS 77002-6760          1600 SMITH STREET, HQSLG               ONE LIBERTY PLAZA
         (713) 758-2222                  HOUSTON, TEXAS 77002           NEW YORK, NEW YORK 10006-1470
                                            (713) 324-5000                     (212) 225-2000

                      ------------------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                      ------------------------------------

                        CALCULATION OF REGISTRATION FEE

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                   TITLE OF EACH CLASS OF                       PROPOSED MAXIMUM AGGREGATE           AMOUNT OF
                SECURITIES TO BE REGISTERED                          OFFERING PRICE(1)            REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------
Class A Common Stock, par value $.01 per share                         $320,000,000                   $80,000
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Preferred Stock Purchase Rights(2)                                          (3)                         (3)
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(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

(2) Each share of Class A Common Stock to be registered will include one associated Preferred Stock Purchase Right.

(3) No separate consideration is payable for the Preferred Stock Purchase Rights. Therefore, the registration fee for such securities is included in the registration fee for the Class A Common Stock.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                   SUBJECT TO COMPLETION, DATED JULY 10, 2001
PROSPECTUS

                                              SHARES

                           [CONTINENTAL EXPRESS LOGO]

                           EXPRESSJET HOLDINGS, INC.
                              CLASS A COMMON STOCK
                          $                  PER SHARE
                               ------------------
     We are selling          shares of our Class A common stock and Continental
Airlines, Inc., as selling stockholder, is offering          shares of our Class
A common stock. Under federal securities laws, Continental Airlines is the selling stockholder of any shares of our Class A common stock that Salomon Smith Barney Inc. acquires from Continental Airlines in exchange for Continental Airlines indebtedness held by Salomon Smith Barney, as described in "Underwriting -- The Exchange," and sells in this offering. We will not receive any proceeds from the sale of the shares by the selling stockholder. Continental Airlines has granted Salomon Smith Barney an option to purchase for cash or by
exchange for Continental Airlines indebtedness up to           additional shares
of Class A common stock to cover over-allotments.

     This is the initial public offering of our Class A common stock. We
currently expect the initial public offering price to be between $          and
$          per share. We intend to apply to have the Class A common stock included for quotation on the Nasdaq National Market under the symbol "XJET."
                               ------------------

     INVESTING IN OUR CLASS A COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 9.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
                               ------------------

                                                                PER SHARE                    TOTAL
                                                         ------------------------   ------------------------
Public Offering Price                                    $                          $
Underwriting Discount                                    $                          $
Proceeds to ExpressJet Holdings (before expenses)        $                          $
Proceeds to the Selling Stockholder                      $                          $

     The underwriters expect to deliver the shares to purchasers on or about
          , 2001.

                               ------------------

SALOMON SMITH BARNEY                                              MORGAN STANLEY
    CREDIT SUISSE FIRST BOSTON
                              GOLDMAN, SACHS & CO.
                                                               RAYMOND JAMES
          , 2001

Inside front cover depicts one of our Embraer ERJ-145 regional jets flying over mountains.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS.
                               ------------------

                               TABLE OF CONTENTS

                                                                PAGE
                                                                ----
Summary.....................................................      1
Risk Factors................................................      9
Cautionary Statement Regarding Forward-Looking Statements...     25
Use of Proceeds.............................................     26
Dividend Policy.............................................     26
Capitalization..............................................     27
Dilution....................................................     28
Unaudited Pro Forma Condensed Financial Statements..........     29
Selected Financial Data.....................................     31
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................     34
Business....................................................     44
Management..................................................     63
Our Relationship with Continental Airlines and Other Related
  Party Transactions........................................     72
Our Agreements with Continental Airlines....................     74
Principal and Selling Stockholder...........................     82
Description of Capital Stock................................     82
Shares Eligible For Future Sale.............................     91
Material U.S. Federal Tax Considerations for Non-U.S.
  Holders of Our Common Stock...............................     93
Underwriting................................................     96
Legal Matters...............................................    100
Experts.....................................................    100
Where You Can Find More Information.........................    100
Index to Financial Statements...............................    F-1

                               ------------------

     Until          , 2001 (25 days after the date of this prospectus), all
dealers that buy, sell or trade our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                    SUMMARY

     The following summary highlights selected information from this prospectus and may not contain all the information that is important to you. To learn more about the offering and our business, you should read the entire prospectus, including our financial statements and related notes appearing elsewhere in this prospectus. References in this prospectus to the terms "we," "us" or other similar terms mean ExpressJet Holdings, Inc. and its principal subsidiary, ExpressJet Airlines, Inc. (formerly Continental Express, Inc.), when we do not need to distinguish among the entities or when any distinction is clear from the context. References to "Continental Airlines" mean ExpressJet Holdings' parent, Continental Airlines, Inc.

                                  OUR COMPANY

     Operating as Continental Express, we are the second-largest regional airline in the world based on available seat miles and the largest operator of regional jets in the world. We offer scheduled passenger service with approximately 1,000 daily departures to 113 cities in 34 states, the District of Columbia, Mexico and Canada, providing Continental Airlines all of its regional airline capacity at its hub airports in Houston, Cleveland and Newark. We believe our operations complement Continental Airlines' operations by allowing more frequent service to small cities than could be provided economically with conventional large jet aircraft and by carrying traffic that connects with Continental Airlines' mainline jets. Our available seat miles have grown at a compounded annual rate of 28% from 1996 to 2000 to 4.7 billion.

     The regional airline sector of the airline industry has experienced significant growth in the number of passengers served and revenues generated during the past decade. Regional airlines work with, and often benefit from the strength of, the major airlines. Many major airlines have determined that an effective method for retaining customer loyalty and maximizing system revenue, while lowering costs, is to utilize more cost-efficient regional airlines flying under the major airline's flight designator code and name to serve shorter, low-volume routes.

     Our goal is to strengthen our position as one of the leading regional airlines in the United States and to grow our regional jet fleet, revenues, earnings and cash flow while operating modern, more efficient aircraft. We were one of the first airlines to adopt an all-regional jet strategy, with all of our turboprop aircraft scheduled to be replaced with regional jets by 2004. We were the worldwide launch customer in 1996 for the highly successful Embraer line of regional jets. As of June 30, 2001, we had 117 of these aircraft in service and firm orders for an additional 157 aircraft through 2005. Over the next four years, we are scheduled to take delivery of approximately four new regional jet aircraft per month. We plan to use these aircraft to begin service to new markets, principally out of Houston, Cleveland and the Newark/New York area, to expand service in existing markets and to replace our turboprop aircraft. As a result, from 2001 to 2004, our available seat miles are expected to grow at a compounded annual rate of approximately 30%.

     We currently derive all of our revenues under a capacity purchase agreement with Continental Airlines. Under this agreement, we operate flights on behalf of Continental Airlines at a fixed rate for each scheduled block hour. Continental Airlines controls and is responsible for scheduling, pricing and seat inventories and is entitled to all revenues associated with the operation of the aircraft. We believe the capacity purchase business model (in which a major airline buys the capacity of aircraft operated by a regional airline at fixed rates) is preferable to a revenue-sharing model (in which a regional carrier and a major airline share the revenue from passengers who connect between the two carriers). Under the capacity purchase model, the major carrier typically assumes the risk of revenue volatility associated with fares and passenger traffic on each operated flight, price volatility for specified expense items such as fuel and the cost of all distribution and revenue-related costs.

     We believe that our capacity purchase agreement with Continental Airlines can be differentiated from the capacity purchase agreements of one or more of our major competitors as it contains several provisions that reduce our financial risk, including:

     - Continental Airlines has substantially assumed the risk of weather and air traffic control cancellations;

     - the fixed rates for each scheduled block hour that we receive from Continental Airlines have been determined through December 31, 2004;

     - in addition to providing that specified costs, including fuel costs, costs associated with fluctuations in pilot training volumes, aircraft rentals, airport rent and landing fees will be "trued up" for differences between actual costs and expected costs, our capacity purchase agreement provides that our fixed rates may increase if certain other future costs exceed our expectations; and

     - Continental Airlines will cover all of the costs associated with the retirement of our turboprop aircraft.

     We believe that our capacity purchase agreement allows us to focus on our operations, flight completion rates, cost-effective maintenance, employee training, labor costs and employee relations.

     We anticipate that substantially all of our growth over the next several years will be attributable to our capacity purchase agreement with Continental Airlines. However, in the future, we also plan to seek opportunities to provide regional airline service to other major carriers.

                   OUR RELATIONSHIP WITH CONTINENTAL AIRLINES

     Continental Airlines is the fifth-largest air carrier in the United States as measured by 2000 revenue passenger miles, serving 225 airports worldwide as of June 30, 2001. Continental Airlines' total revenues in 2000 were $9.9 billion, of which $6.8 billion were domestic and $3.1 billion were international. Its domestic operations center around its hubs in Houston, Cleveland and Newark, where, including our flights, it accounted for 83%, 69% and 58%, respectively, of each hub airport's daily departures as of June 30, 2001. We believe that we have provided significant support for Continental Airlines' growth in mainline available seat miles, which has exceeded that of every other major U.S. airline over the past five years.

     We believe our long established relationship with Continental Airlines provides us with a competitive advantage and significant opportunities for growth. Continental Airlines' substantial presence at its three major hubs provides us with opportunities to expand service to existing markets and serve new markets from these locations. From these hubs, we operate a route network that spans the East Coast and reaches as far north as Quebec City, Canada, as far south as Ixtapa, Mexico and as far west as Colorado Springs, Colorado. We anticipate further expanding our route network from these hubs with the introduction of longer range Embraer ERJ-145XR aircraft. Also, the proximity of Continental Airlines' Houston hub to Mexico provides us with access to numerous growing markets in Mexico. Additionally, our status as a carrier for Continental Airlines allows us to capitalize on the high level of consumer awareness and positive public perception of Continental Airlines. For example, Continental Airlines ranked No. 1 for domestic on-time performance in 2000 among major U.S. air carriers and was named the 2001 Airline of the Year by Air Transport World.

     We are currently a wholly owned subsidiary of Continental Airlines. After the completion of this offering of Class A common stock, and assuming the exchange described in "Underwriting" occurs, Continental Airlines will own
approximately      % of our Class A common stock and 100% of our Class B common
stock, which, collectively, will represent approximately      % of the combined
voting power of all outstanding shares, or      % of the combined voting power
if the over-allotment option from Continental Airlines described in "Underwriting" is exercised in full. Each share of our Class B common stock, subject to some limitations, entitles its holder to four votes and, until the time of any distribution to stockholders of Continental Airlines or other transfer by Continental Airlines, is convertible into one share of our Class A common stock at the election of Continental Airlines. After this offering, Continental Airlines will be able to control the vote on all matters submitted to our stockholders, including the election of directors and the approval of extraordinary corporate transactions, such as mergers. Continental Airlines has announced its intention to complete a spin-off of our company, subject to receipt of a favorable ruling from the Internal Revenue Service regarding the tax consequences of a spin-off, soon after the six-month anniversary of completion of this offering by distributing all of its remaining shares of our common stock to its stockholders.

     We have entered into agreements governing ongoing relationships between us and Continental Airlines, including the capacity purchase agreement and agreements applicable to any future divestiture. These agreements provide, among other things, for Continental Airlines to provide systems, facilities and services to us, including flight operations, fuel purchasing, ground handling, catering, corporate accounting, insurance, purchasing, payroll, human resources, legal, tax and treasury administrative services. In addition, almost all of our aircraft are leased from Continental Airlines under long-term operating leases. All of these agreements have been made in the context of a parent-subsidiary relationship and some will not continue after Continental Airlines' distribution of its shares of our common stock to its stockholders. The terms of these agreements may be more or less favorable to us than if they had been negotiated with unaffiliated third parties. See "Our Agreements with Continental Airlines."

                                  RISK FACTORS

     Before you invest in our Class A common stock, you should be aware that there are various risks related to, among other things, our capacity purchase agreement with Continental Airlines, our business and operations, the airline industry, Continental Airlines' ownership of our company and the securities markets and ownership of our Class A common stock. For more information about these risks, read "Risk Factors." You should carefully consider these risk factors together with all of the other information included in this prospectus.

                             CORPORATE INFORMATION

     ExpressJet Holdings, Inc. is a holding company, which was incorporated in Delaware in August 1996 as a wholly owned subsidiary of Continental Airlines. Our principal subsidiary is ExpressJet Airlines, Inc. (formerly Continental Express, Inc.), which currently operates as a regional airline under the name Continental Express. Our executive offices are located at 1600 Smith Street, HQSCE, Houston, Texas 77002, and our telephone number is (713) 324-2639.

                                  THE OFFERING

Class A common stock offered by
us..................................               shares

Class A common stock offered by the
selling stockholder.................               shares

Selling stockholder.................     Continental Airlines, Inc. Under
                                         federal securities laws, Continental
                                         Airlines is the selling stockholder of
                                         any shares of our Class A common stock
                                         that Salomon Smith Barney acquires, as
                                         a principal for its own account, from
                                         Continental Airlines in exchange for
                                         Continental Airlines indebtedness held
                                         by Salomon Smith Barney and sells in
                                         this offering. Salomon Smith Barney,
                                         not Continental Airlines, will receive
                                         the cash proceeds from the sale of
                                         these shares of our Class A common
                                         stock in this offering. In addition,
                                         Continental Airlines has granted
                                         Salomon Smith Barney an option to
                                         purchase       shares to cover
                                         over-allotments.

Common stock to be outstanding after
this offering:

  Class A common stock..............               shares

  Class B common stock..............               shares

     Total..........................               shares

Common stock to be held by
Continental Airlines after this
  offering, assuming the exchange
  occurs:

  Class A common stock..............               shares

  Class B common stock..............               shares

     Total..........................               shares

Voting rights:

     Class A common stock...........     One vote per share.

     Class B common stock...........     Four votes per share.

Conversion rights of Class B common
stock...............................     Each share of Class B common stock is
                                         convertible, until the time of any
                                         distribution to stockholders of
                                         Continental Airlines or other transfer
                                         by Continental Airlines, into one share
                                         of Class A common stock at the election
                                         of Continental Airlines.

Use of proceeds.....................     We estimate that our net proceeds from
                                         this offering will be about $
                                         million. We intend to use the net
                                         proceeds of this offering to repay a
                                         portion of our note payable to
                                         Continental Airlines. We will not
                                         receive any of the proceeds from the
                                         sale of the shares by the selling
                                         stockholder.

Purposes of the offering............     The purpose of the offering for us is
                                         to raise proceeds to repay a portion of
                                         our note payable to Continental
                                         Airlines to fund its working capital
                                         needs. The purpose
                                         of the offering of our Class A common
                                         stock by Continental Airlines is to
                                         allow it to retire a portion of its
                                         indebtedness in a tax-efficient manner
                                         through an exchange with Salomon Smith
                                         Barney and to allow Salomon Smith
                                         Barney to sell any shares of our Class
                                         A common stock it receives in the
                                         exchange. For a more detailed
                                         discussion of the purposes of the
                                         offering, see "Underwriting -- The
                                         Exchange."

Dividend policy.....................     We do not anticipate paying any
                                         dividends on our common stock in the
                                         foreseeable future.

Proposed Nasdaq National Market
symbol..............................     "XJET"

     Unless otherwise indicated, the information in this prospectus does not
take into account the issuance of up to           shares of Class A common stock
that Salomon Smith Barney has the option to purchase from Continental Airlines solely to cover over-allotments. If the over-allotment option from Continental Airlines is exercised in full, Continental Airlines would sell an additional shares of Class A common stock, which would reduce its voting power to
approximately      % of the combined voting power of our outstanding common
stock.

     The number of shares of our common stock to be outstanding immediately after the offering listed above does not take into account an estimated shares of our Class A common stock that will be issuable upon exercise by our employees and independent directors of stock options that will be granted
in connection with this offering and           additional shares of our Class A
common stock that will be reserved for issuance under our 2001 Stock Incentive Plan. See "Management -- Stock Incentive Plan -- Awards in Connection with the Offering."

                             SUMMARY FINANCIAL DATA

     You should read this summary financial data together with the audited and unaudited financial statements and related notes, the unaudited pro forma condensed financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. You should also read "Risk Factors -- Risks Related to Our Business and Operations -- Our historical financial results as a subsidiary of Continental Airlines are not representative of our results as a stand-alone entity."

     The following financial data for each of the three years in the period ended December 31, 2000 and as of December 31, 1999 and 2000 have been derived from the audited financial statements included elsewhere in this prospectus. The data for the three months ended March 31, 2000 and 2001 and for the years ended December 31, 1996 and 1997 and as of March 31, 2001 and December 31, 1996, 1997 and 1998 have been derived from unaudited financial statements. The financial information included in this prospectus is not necessarily indicative of our future results of operations, financial position and cash flows, or reflective of what the results of operations, financial position and cash flows would have been had we been a stand-alone entity during the periods presented. In addition, our historical financial statements for periods prior to January 1, 2001 reflect a revenue-sharing arrangement between us and Continental Airlines that is different from our arrangement under the capacity purchase agreement, which became effective on January 1, 2001.

     The pro forma, as adjusted statement of operations data and pro forma operating data for the year ended December 31, 2000 give effect to the capacity purchase agreement with Continental Airlines as if such agreement had been in effect as of the beginning of the period. The as adjusted statement of operations data for the three months ended March 31, 2001, the pro forma, as adjusted statement of operations data for the year ended December 31, 2000 and the as adjusted balance sheet data as of March 31, 2001 give effect to the application of the estimated net proceeds from the sale by us of shares of Class A common stock in this offering at an assumed initial public
offering price of $     per share, after deducting the estimated underwriting
discount and estimated offering expenses payable by us, as if such proceeds had been available at the beginning of the period for purposes of the statement of operations data.

                                                      YEAR ENDED DECEMBER 31,
                              ------------------------------------------------------------------------
                                                                                           PRO FORMA,
                                                                                           AS ADJUSTED
                                 1996          1997         1998       1999       2000        2000
                              -----------   -----------   --------   --------   --------   -----------
                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
 DATA:
Operating revenue...........   $350,965      $418,532     $527,651   $649,575   $843,773    $837,807
Operating expenses..........    362,363       418,803      526,245    644,580    878,955     754,329
Operating income (loss).....    (11,398)         (271)       1,406      4,995    (35,182)     83,478
Non-operating income
 (expense), net.............    (33,993)      (41,974)     (24,304)   (23,414)   (23,856)
Net income (loss)...........   $(28,705)     $(27,748)    $(15,576)  $(13,046)  $(38,752)   $
Basic and diluted earnings
 per share(1)...............                                                                $
Shares used in computing
 basic and diluted earnings
 per share(1)...............


                                   THREE MONTHS ENDED MARCH 31,
                              ---------------------------------------
                                                          AS ADJUSTED
                                 2000         2001(2)       2001(2)
                              -----------   -----------   -----------
                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
 DATA:
Operating revenue...........   $184,115      $244,943      $244,943
Operating expenses..........    194,850       218,280       218,280
Operating income (loss).....    (10,735)       26,663        26,663
Non-operating income
 (expense), net.............     (6,475)       (5,235)
Net income (loss)...........   $(11,313)     $ 12,908      $
Basic and diluted earnings
 per share(1)...............                 $             $
Shares used in computing
 basic and diluted earnings
 per share(1)...............

                                                      YEAR ENDED DECEMBER 31,
                              ------------------------------------------------------------------------
                                                                                           PRO FORMA,
                                                                                           AS ADJUSTED
                                 1996          1997         1998       1999       2000        2000
                              -----------   -----------   --------   --------   --------   -----------
                                                       (DOLLARS IN THOUSANDS)
OPERATING DATA (UNAUDITED):
Revenue passengers
 (thousands)................      4,100         4,889        5,698      6,664      7,772       7,772
Revenue passenger miles
 (millions)(3)..............        904         1,182        1,564      2,149      2,947       2,947
Available seat miles (mil-
 lions)(4)..................      1,752         2,113        2,641      3,431      4,735       4,735
Passenger load factor(5)....       51.6%         55.9%        59.2%      62.6%      62.2%       62.2%
Operating cost per available
 seat mile (cents)(6)(7)....      20.68         19.82        19.11      18.48      18.43       15.80
EBITDA(8)...................   $ (1,898)     $  9,625     $ 35,210   $ 37,665   $ (5,862)   $112,798
EBITDAR(8)..................   $ 59,236      $ 83,196     $125,771   $144,015   $140,976    $259,636
Average length of aircraft
 flight (miles).............        204           221          249        289        342         342
Number of aircraft
 (end of period)............         99           116          127        147        166         166


                                   THREE MONTHS ENDED MARCH 31,
                              ---------------------------------------
                                                          AS ADJUSTED
                                 2000         2001(2)       2001(2)
                              -----------   -----------   -----------
                                      (DOLLARS IN THOUSANDS)
OPERATING DATA (UNAUDITED):
Revenue passengers
 (thousands)................      1,712         1,866         1,866
Revenue passenger miles
 (millions)(3)..............        610           733           733
Available seat miles (mil-
 lions)(4)..................      1,044         1,289         1,289
Passenger load factor(5)....       58.4%         56.9%         56.9%
Operating cost per available
 seat mile (cents)(6)(7)....      18.66         16.93         16.93
EBITDA(8)...................   $ (5,378)     $ 31,928      $ 31,928
EBITDAR(8)..................   $ 28,469      $ 70,923      $ 70,923
Average length of aircraft
 flight (miles).............        325           365           365
Number of aircraft
 (end of period)............        150           173           173

                                                        AS OF DECEMBER 31,                           AS OF MARCH 31, 2001
                                   -------------------------------------------------------------   -------------------------
                                      1996          1997          1998         1999       2000       ACTUAL      AS ADJUSTED
                                   -----------   -----------   -----------   --------   --------   -----------   -----------
                                                                        (IN THOUSANDS)
BALANCE SHEET DATA:
Total assets.....................   $264,429      $265,770      $297,906     $264,352   $302,520    $392,607      $
Amounts due Continental Airlines,
  net(9).........................    304,666       300,240       334,562      406,575    481,312          --
Note payable to Continental
  Airlines(9)....................         --            --            --           --         --     552,312
Long-term debt and capital
  leases, including current
  maturities.....................    120,201       120,377       114,479       25,554      6,015      10,022
Stockholder's deficit............   (167,313)     (195,061)     (210,637)    (223,683)  (262,435)   (249,527)

---------------

(1) Actual, pro forma as adjusted and as adjusted basic and diluted earnings per share are computed using the assumed number of shares of our common stock
    outstanding after this offering. These items do not include           shares
    of our Class A common stock issuable upon exercise of options to be outstanding under our 2001 Stock Incentive Plan upon completion of this offering.

(2) Historical financial statements for periods prior to January 1, 2001 reflect a revenue-sharing arrangement between us and Continental Airlines that is different from our current capacity purchase agreement, which became effective on January 1, 2001. Under our former revenue-sharing arrangement, we received a prorated percentage of the ticket revenues for passengers traveling one portion of their trip on our aircraft and the other portion of their trip on Continental Airlines' aircraft. All of the costs associated with our flights were either borne directly by us or otherwise allocated to us by Continental Airlines. Under our former revenue-sharing arrangement, we realized increased revenues as ticket prices and passenger loads increased and decreased costs as fuel prices decreased. Conversely, we realized decreased revenues as ticket prices and passenger loads decreased and increased costs as fuel prices increased. Under our current capacity purchase agreement, we receive from Continental Airlines a fixed rate for each scheduled block hour of flight by aircraft operated by us, which rate varies depending on the average length of our scheduled flights, our aggregate number of flights and the type of aircraft provided, and is otherwise subject to certain adjustments.

(3) Revenue passenger miles is the number of scheduled miles flown by revenue passengers.

(4) Available seat miles is the number of seats available for passengers multiplied by the number of scheduled miles those seats are flown.

(5) Passenger load factor equals revenue passenger miles divided by available seat miles.

(6) Excludes fleet disposition charges of $21.6 million, $10.6 million and $6.2 million in 1998, 1999 and 2000, respectively.

(7) Operating cost per available seat mile equals operating expenses divided by available seat miles.

(8) EBITDA is earnings (loss) before net interest expense, income taxes, depreciation and amortization and fleet disposition charges. EBITDAR is earnings (loss) before net interest expense, income taxes, depreciation and amortization, aircraft rent and fleet disposition charges. EBITDA and EBITDAR are not calculations based on generally accepted accounting principles and should not be considered as alternatives to net income (loss) or operating income (loss) as indicators of the company's financial performance or to cash flow as a measure of liquidity. In addition, our calculations may not be comparable to other similarly titled measures of other companies. EBITDA and EBITDAR are included as supplemental disclosures because they may provide useful information regarding our ability to service debt and lease payments and to fund capital expenditures.

(9) Effective March 31, 2001, the amounts due Continental Airlines, net, of $552.3 million were converted into a floating rate note, which bears interest at a rate equal to the three-month London interbank offered rate plus 1.25% per annum. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" for a description of additional terms of the note.

                                  RISK FACTORS

     Before you invest in our Class A common stock, you should consider carefully the following risks together with the other information contained in this prospectus. If any of the adverse events described below actually occurs, our business, financial condition and operating results could be materially adversely affected. As a result, the trading price of our Class A common stock could decline and you could lose part or all of your investment.

RISKS RELATED TO OUR CAPACITY PURCHASE AGREEMENT WITH CONTINENTAL AIRLINES

OUR CAPACITY PURCHASE AGREEMENT WITH CONTINENTAL AIRLINES MAY BE TERMINATED, WHICH WOULD MATERIALLY REDUCE OUR REVENUES, EARNINGS AND ABILITY TO CONDUCT OUR BUSINESS.

     All of our revenues are currently received pursuant to our capacity purchase agreement with Continental Airlines, which covers all of our existing fleet and all of the regional jets currently subject to our firm aircraft orders. This agreement terminates on December 31, 2010, subject to renewal by Continental Airlines through December 31, 2030. However, Continental Airlines may terminate the agreement without cause at any time after January 1, 2006 with 12 months' notice, or at any time without notice for cause, which is defined as:

     -  bankruptcy of our company;

     - suspension or revocation of our authority to operate as a scheduled airline;

     - cessation of our operations as a scheduled airline, other than as a result of a union-authorized labor strike or any temporary cessation not to exceed 14 days;

     -  a union-authorized labor strike that continues for 90 days; or

     - an intentional or willful material breach by our company that substantially deprives Continental Airlines of the benefits of the agreement, which is not cured within 90 days of notice of the breach.

     Continental Airlines may also terminate the agreement at any time upon a material breach by us that does not constitute cause and continues for 90 days after we receive notice of the breach. If we materially breach the agreement and fail to cure the breach within 60 days after we receive notice of the breach, we will have to pay Continental Airlines an amount equal to the expected margin contained in the block hour rates for scheduled flights from the 60th day until the breach is cured. Under the capacity purchase agreement, whenever we fail to complete at least 90% of our aggregate scheduled flights (based on available seat miles) in three consecutive calendar months or at least 75% of our aggregate scheduled flights (based on available seat miles) in any 45-day period (in each case, excluding flights cancelled due to union-authorized labor strikes, weather, air traffic control or non-carrier specific airworthiness directives or regulatory orders), we will be deemed to be in material breach of the capacity purchase agreement.

     In addition, Continental Airlines may terminate the agreement immediately without notice or giving us an opportunity to cure if it determines in good faith that there is a material safety concern regarding our operation of any flights under the capacity purchase agreement.

     If Continental Airlines terminates the capacity purchase agreement for cause, it also will have the right to terminate our subleases with it for aircraft covered by the agreement at the time of termination and take possession of these aircraft. In that event, Continental Airlines also has the right to purchase from us for book value any of the turboprop aircraft that we own and are covered by the agreement at the time of termination. We currently lease or sublease all of our regional jets and a majority of our existing turboprops from Continental Airlines. In addition, all of the Embraer regional jets subject to our existing firm orders will be leased by Continental Airlines and then subleased to us. If the capacity purchase agreement is terminated by Continental Airlines for cause, we would likely lose access to all, or substantially all, of our aircraft fleet and, as a result, our business, operations and ability to generate future revenues would be materially adversely affected.

     If Continental Airlines terminates the capacity purchase agreement for any reason other than cause, we have the option to cancel all or any number of our subleases with Continental Airlines for aircraft covered by the agreement at the time of termination. However, if we terminate any of these subleases, we will lose access to the subject aircraft, which would reduce the size of our fleet and impair our ability to generate revenues. If we elect not to terminate these subleases, the interest rate implicit in calculating the scheduled lease payments will automatically increase by 200 basis points to compensate Continental Airlines for its continued participation in our lease financing arrangements, which would directly increase our expenses and adversely affect our earnings.

     If the capacity purchase agreement is terminated for any reason, we would also lose access to all or substantially all of our airport facilities and other services that Continental Airlines provides to us. Most of the airport facilities that we use are leased from airport authorities by Continental Airlines. Under our master facility sublease with Continental Airlines, we are entitled to use these facilities to fulfill our obligations to Continental Airlines under the capacity purchase agreement. If the capacity purchase agreement is terminated, we are required to vacate space subleased to us by Continental Airlines. In addition, at any airport to which we fly scheduled flights on behalf of Continental Airlines, subject to some exceptions, Continental Airlines can require us, at any time including upon cessation of these scheduled flights to this airport, to use commercially reasonable efforts to assign any lease for these facilities that is in our name to Continental Airlines or its designee (or to sublease the space to it or its designee). In addition, Continental Airlines can require us, at any time, to use commercially reasonable efforts to transfer, subject to applicable laws, to Continental Airlines or its designee any of our airport takeoff or landing slots, route authorities or other regulatory authorizations used for our scheduled flights under the capacity purchase agreement. As a result, in order to offer airline service after termination of our capacity purchase agreement, we may have to arrange to use the same or other airport facilities, slots and authorizations at higher rates. We cannot assure you that we would be able to gain access to other airport facilities, slots and authorizations or as to the terms upon which we could do so. Our inability to gain appropriate access to airport facilities, slots or other authorizations or a significant increase in our cost to do so would have a material adverse effect on our operations and financial condition.

     In connection with the capacity purchase agreement, Continental Airlines provides a number of important passenger, aircraft and traffic handling services to us. Upon termination of the capacity purchase agreement, we would either need to provide these services internally or contract with a third party for them. We cannot assure you that we would be able to replace these services on a cost-effective basis.

     In addition, because all our revenues are currently generated under the capacity purchase agreement, if it is terminated, our revenues and earnings will be materially adversely affected unless we are able to enter into satisfactory substitute arrangements. We cannot assure you that we would be able to enter into substitute arrangements or that the arrangements would be as favorable to us as the capacity purchase agreement.

     Finally, if we materially breach the capacity purchase agreement and Continental Airlines does not elect to terminate the agreement, we will be obligated to continue to fly our aircraft under the capacity purchase agreement at significantly reduced rates, until either our breach is cured or Continental Airlines elects to terminate the agreement. This reduction would have a material adverse effect on our revenues, earnings and ability to conduct our business.

CONTINENTAL AIRLINES MAY REDUCE THE LEVEL OF ITS COMMITMENT UNDER OUR CAPACITY PURCHASE AGREEMENT, WHICH COULD MATERIALLY REDUCE OUR REVENUES, EARNINGS, ABILITY TO REPAY OUR DEBT AND OUR EXPECTED GROWTH.

     The capacity purchase agreement covers all of our existing fleet as well as the 157 Embraer regional jets subject to firm orders at June 30, 2001. However, beginning January 1, 2004, Continental Airlines has the right to reduce the number of our regional jets covered by the agreement, provided that we have received at least 12 months' notice. Under the agreement, Continental Airlines is entitled to decline capacity with respect to:

     - any regional jets subject to our firm orders that Embraer has not delivered to us before the effective date of the reduction in capacity; and

     - up to 25%, over any rolling three-year period, of our regional jets that have been delivered.

     In addition, Continental Airlines has the right to reduce the number of turboprop aircraft covered by the agreement at any time.

     If Continental Airlines removes aircraft from the terms of the agreement, we would have the option to:

     - fly the released aircraft for another airline, subject to our ability to obtain facilities, such as gates, and slots, and our exclusive arrangement with Continental Airlines in its hub airports;

     -  fly these aircraft under our own flight designator code; or

     - decline to fly these aircraft and cancel the related subleases with Continental Airlines.

     If we elect to fly one or more of the aircraft released from the capacity purchase agreement, the interest rate implicit in calculating the scheduled lease payments will automatically increase by 200 basis points to compensate Continental Airlines for its continued participation in our lease financing arrangements, which would directly increase our expenses and decrease our earnings. Continental Airlines may require us to substitute aircraft subject to our existing Embraer options for aircraft that have been removed from the terms of the capacity purchase agreement but that we continue to sublease from Continental Airlines. If Continental Airlines elects to do this, it will be entitled to terminate our sublease and take possession of the replaced aircraft on the option aircraft's scheduled delivery date. However, we will be required to finance the option aircraft independent of Continental Airlines, and even if we are unable to finance the option aircraft or the option aircraft is not delivered for any other reason, Continental Airlines will still be entitled to cancel the sublease and take possession of the replaced aircraft, resulting in a decrease in the size of our aircraft fleet.

     We cannot assure you that we would be able to enter into a satisfactory agreement with another airline for the capacity released by Continental Airlines or, alternatively, fly successfully under our own flight designator code, including obtaining the necessary airport facilities and gates. So long as Continental Airlines is our largest customer, if we enter into a capacity purchase or other similar agreement with another major airline relating to 10 or more aircraft that is, in the aggregate, more favorable than Continental Airlines' agreement, Continental Airlines has the right to amend its agreement to be equally favorable. This "most favored nations" clause, as well as other provisions of the capacity purchase agreement described elsewhere in this prospectus, may limit our ability to enter into alternative arrangements with other major airlines.

     If we terminate any of our subleases, we will lose access to the aircraft subject to those subleases, which would reduce the size of our fleet and our future ability to generate revenues and cash flow. Any reduction in Continental Airlines' commitment under the capacity purchase agreement could have a material adverse effect on our revenues, earnings, ability to repay our debt and our expected growth.

OUR CAPACITY PURCHASE AGREEMENT WITH CONTINENTAL AIRLINES MAY RESULT IN LOSSES, PARTICULARLY IF OUR FUTURE COSTS ARE HIGHER THAN EXPECTED.

     Our capacity purchase agreement with Continental Airlines provides that we will receive fixed rates (based on stage length and aircraft utilization levels), plus certain performance incentives, for all of the scheduled flights that we provide on its behalf. Continental Airlines is responsible for scheduling and pricing the flights, and absorbs the risk of variations in ticket prices, passenger loads and fuel prices. The fixed rates set until January 1, 2005 are based, in part, upon our estimates of future costs and are adjusted for changes in some, but not all, of our costs. In addition, although the capacity purchase agreement provides for adjustments to the rates we receive under the agreement to maintain our operating margin in any fiscal quarter within a specified range of a targeted operating margin, some costs, including labor costs higher than those reflected in our block hour rates and costs resulting from certain flight cancellations under the agreement, are not taken into account in these adjustments. We cannot assure you that the estimates of our future costs will be accurate. If the costs not subject to adjustment under the capacity purchase agreement exceed our expectations, we may realize decreased profits or even losses under the agreement, we may be unable to generate sufficient cash flow to pay our debts on time and we may have to reduce our expansion plans. If any of these events occurs, our operating results and our financial condition would be adversely affected.

REDUCED UTILIZATION LEVELS OF OUR AIRCRAFT UNDER THE CAPACITY PURCHASE AGREEMENT WOULD ADVERSELY AFFECT OUR REVENUES AND EARNINGS.

     The capacity purchase agreement does not require Continental Airlines to meet any minimum utilization levels for our aircraft. Even though the block hour rates adjust based on our aircraft utilization levels to compensate us for our fixed costs plus a margin, if our aircraft are underutilized (including taking into account the stage length and frequency of our scheduled flights) we will lose both the ability to recover a margin on the variable costs of flights that would have been flown if our aircraft were more fully utilized and the opportunity to earn incentive compensation on such flights.

CONTINENTAL AIRLINES' CONTRACT WITH ITS PILOTS MAY CAUSE IT TO REDUCE THE LEVEL OF ITS FUTURE COMMITMENT OR INHIBIT ITS ABILITY TO INCREASE THE NUMBER OF FLIGHTS WE OPERATE UNDER THE CAPACITY PURCHASE AGREEMENT.

     Pilots at some major airlines have opposed efforts by their companies to utilize regional jets freely. While Continental Airlines' collective bargaining agreement with its pilots does not limit its purchasing capacity on our aircraft, the agreement becomes amendable in October 2002 and we cannot assure you that any future Continental Airlines collective bargaining agreement will not contain such a restriction. Any such restrictions may cause Continental Airlines to reduce the level of its future commitment under the capacity purchase agreement, which could have a material adverse effect on our revenues, earnings and expected growth.

OUR EXCLUSIVE ARRANGEMENT WITH CONTINENTAL AIRLINES AT ITS HUBS AND CERTAIN OTHER AIRPORTS LIMITS OUR ABILITY TO EXPAND OUR OPERATIONS.

     Our exclusive arrangement with Continental Airlines in the capacity purchase agreement prohibits us during its term from flying under our or another carrier's code in or out of Continental Airlines' hub airports (or from or to any other airport where Continental Airlines, together with its subsidiaries and all other regional jets operating under its code, operates an average of more than 50 flights per day in the future) without Continental Airlines' consent.

CONTINENTAL AIRLINES IS NOT PROHIBITED FROM COMPETING WITH US AT ANY TIME OUTSIDE OF ITS EXISTING HUB AIRPORTS AND IS NOT PROHIBITED FROM COMPETING WITH US AT ITS EXISTING HUB AIRPORTS AFTER DECEMBER 31, 2004 OR IN THE EVENT OF A UNION-AUTHORIZED STRIKE.

     Continental Airlines currently has code-sharing agreements with several regional airlines where Continental Airlines acts as the primary code-share partner. These relationships provided Continental Airlines approximately 6% of its regional feed on an available seat miles basis in 2000. Continental Airlines owns a 28% equity stake in Gulfstream International Airlines, Inc., one of these carriers. Additionally, some of Continental Airlines' major airline code-share partners have arrangements with regional airlines that operate a few regional jet flights in and out of Continental Airlines' existing hub airports. The capacity purchase agreement does not prohibit Continental Airlines from flying or contracting with other regional airlines to fly any aircraft, including regional jets or turboprops, that compete directly with routes served by our company outside of Continental Airlines' existing hub airports and permits up to 10 regional jet flights per day from its existing hub airports by regional airlines that have arrangements with Continental Airlines' major airline code-share partners. Beginning January 1, 2005 (or in the event of a union-authorized strike), Continental Airlines may fly or contract with other regional airlines to provide regional services to and from its existing hubs. In addition, if the Embraer XRJ-145 aircraft does not meet its design or performance specifications and its delivery to us is cancelled or delayed by more than six months, unless we obtain regional jet aircraft with comparable performance specifications and offer to fly these aircraft for Continental Airlines at competitive rates, then Continental Airlines may fly or contract with other regional airlines to fly such aircraft to and from its existing hubs. As a result, under certain circumstances, Continental Airlines may reduce the level of its commitment under our capacity purchase agreement and replace our capacity with its own aircraft, including any aircraft removed from the agreement and not retained by us, or the aircraft of another regional airline.

WE ARE DEPENDENT ON CONTINENTAL AIRLINES' INFRASTRUCTURE AND THE SERVICES THAT CONTINENTAL AIRLINES PROVIDES TO US.

     We currently use Continental Airlines' systems, facilities and services to support some of our operations, including flight operations, fuel purchasing, ground handling, catering, corporate accounting, insurance, purchasing, payroll, human resources, legal, tax and treasury administrative services. Following this offering, Continental Airlines has agreed to continue to provide specified services to us at cost. For a description of these services, please read "Business -- Our Capacity Purchase Agreement with Continental Airlines." While Continental Airlines will continue to provide operational support services under the terms of the capacity purchase agreement, its provision of corporate support services will continue, subject to some exceptions, only for a limited period of time following the distribution of the shares of our common stock owned by Continental Airlines to its stockholders. After the expiration or termination of these various arrangements, we may not be able to replace the services with a comparable quality of service or on terms and conditions as favorable as those we receive from Continental Airlines.

IF A CHANGE OF CONTROL OF OUR COMPANY OCCURS WITHOUT THE CONSENT OF CONTINENTAL AIRLINES, THE FIXED RATES THAT WE WILL RECEIVE UNDER THE CAPACITY PURCHASE AGREEMENT WILL BE SUBSTANTIALLY REDUCED.

     Under the capacity purchase agreement, so long as Continental Airlines is our largest customer, if a change of control of our company occurs without the consent of Continental Airlines, our block hour rates under the capacity purchase agreement will be significantly reduced, which would have a material adverse effect on our operating results and financial condition.

     Under the capacity purchase agreement, a change of control of our company is defined as:

     - our merger or consolidation with a major airline, defined as an airline (other than Continental Airlines or its subsidiaries) that had more than $1.0 billion of revenues, adjusted for inflation, during the most recently completed fiscal year;

     - the acquisition by a major airline or group of major airlines acting in concert of more than 10% of our capital stock or voting rights;

     - the acquisition by any other entity or group of entities acting in concert, other than Continental Airlines and its subsidiaries and certain passive investors, of more than 25% of our capital stock or voting rights, unless such entity or group reduces its ownership to below this threshold within 30 days of the acquisition;

     - our acquisition of more than 10% of the capital stock of a major airline, or airline assets that generated more than $1.0 billion of revenues over the four fiscal quarters immediately preceding the acquisition;

     - our merger or consolidation with another entity following which our stockholders own less than a majority of the voting securities of the surviving entity;

     - the sale or other disposition of all or substantially all of our airline assets to a major airline;

     - the liquidation or dissolution of our company in connection with which we cease operations as an air carrier; or

     - our entering into definitive agreements relating to the foregoing matters.

     The existence of these provisions in the capacity purchase agreement limits our ability to negotiate or consummate the sale of all or part of our business to another entity.

RISKS RELATED TO OUR BUSINESS AND OPERATIONS

WE ARE DIRECTLY AFFECTED BY THE STRENGTH OF CONTINENTAL AIRLINES.

     We are directly affected by the financial and operational strength of Continental Airlines. In the event of any decrease in the financial or operational strength of Continental Airlines, our ability to receive payments from Continental Airlines, and the amount of such payments, may be adversely affected. Continental Airlines could also reduce the level of its commitment under our capacity purchase agreement if its market share and growth were to decline. In addition, Continental Airlines leases from third parties a substantial portion of the aircraft and airport facilities it subleases to us. If Continental Airlines were to declare bankruptcy or otherwise default under these leases, we would have no right to continue operating these aircraft or to access these facilities. In that event, our ability to retain access to our aircraft and airport facilities would depend on negotiations between us and the third-party lessors.

     Passenger demand and fare levels have in the past been influenced by, among other things, the general state of the economy (both internationally and domestically), international events, airline capacity and pricing actions taken by carriers. Domestically, from 1990 to 1993, the weak U.S. economy, turbulent international events and extensive price discounting by carriers contributed to unprecedented losses for U.S. airlines. After 1993, the U.S. economy improved and excessive price discounting abated. The airline industry is currently experiencing a decline in traffic, particularly business traffic (which has a higher yield than leisure traffic), due to the recent slowing of growth in the economy. For example, Continental Airlines experienced a decline in both load factor and revenue per available seat mile in June 2001 as compared to June 2000, resulting in a decrease in system-wide passenger revenue per available seat mile of approximately 10 to 12%. We anticipate that softening economic conditions, domestically and globally, will continue to put pressure on the industry and Continental Airlines while those conditions continue.

     Continental Airlines' business and financial performance is subject to a number of risks, including:

     - Continental Airlines has a higher proportion of debt compared to its equity capital than some of its competitors;

     - Continental Airlines has substantial commitments for capital expenditures, including for the acquisition of new aircraft;

     - Continental Airlines has experienced significant operating losses in the past;

     - fuel costs, which are highly volatile, constitute a significant portion of Continental Airlines' operating expenses;

     - labor costs constitute a significant percentage of Continental Airlines' total operating costs, and Continental Airlines experiences competitive pressure to increase wages and benefits;

     - the airline industry is highly competitive and subject to price discounting; and

     - Continental Airlines, like other airlines, is subject to extensive regulatory and legal compliance.

WE MAY EXPERIENCE DIFFICULTY FINDING, TRAINING AND RETAINING EMPLOYEES.

     Our business is labor-intensive; we require large numbers of pilots, flight attendants, mechanics and other personnel. As of March 31, 2001, we had approximately 4,780 employees, including approximately 1,830 pilots, 700 flight attendants, 1,030 customer service personnel, 570 mechanics and other maintenance personnel, 50 dispatchers and 600 management and support personnel. We anticipate that our expansion plans will require us to locate, hire, train and retain a significant number of new employees over the next several years.

     The airline industry continues to experience a shortage of qualified personnel, specifically pilots and mechanics. In addition, as is common with most of our competitors, we face considerable turnover of our employees. Our pilots often leave to work for major airlines, which generally offer higher salaries than regional airlines are able to offer. Additionally, we and Continental Airlines have a "flow-through" agreement in place with our pilots' and mechanics' unions under which one of every three new pilots and one of every five new mechanics hired by Continental Airlines must come from our company as long as Continental Airlines continues to own a majority of our common stock. As a result, we lose a large number of our pilots and mechanics to Continental Airlines and will continue to do so until Continental Airlines distributes its shares of our stock to its stockholders. On the other hand, after termination of the flow-through agreement, we may experience difficulty in hiring pilots and mechanics if they prefer to work for regional airlines that have a similar flow-through agreement or relationship in place with a major airline. We cannot assure you that we will be able to locate, hire, train and retain the qualified employees that we need to carry out our expansion plans or replace departing employees. If we are unable to hire and retain qualified employees at a reasonable cost, we may be unable to complete our expansion plans, which could adversely affect our operating results and our financial condition.

INCREASES IN OUR LABOR COSTS, WHICH CONSTITUTE A SUBSTANTIAL PORTION OF OUR TOTAL OPERATING COSTS, MAY DIRECTLY IMPACT OUR EARNINGS.

     Labor costs constitute a significant percentage of our total operating costs, and we have experienced pressure to increase wages and benefits for our employees. Under our capacity purchase agreement with Continental Airlines, our block hour rates contemplate labor costs that increase on a set schedule through 2004. We are responsible for our labor costs, and we may not be entitled to receive increased payments for our flights if our labor costs increase above the assumed costs included in the block hour rates. In addition, although the capacity purchase agreement provides for adjustments to the rates we receive under the agreement to maintain our operating margin in any fiscal quarter within a specified range of a targeted operating margin, the effects of our labor costs are not taken into account in these adjustments. As a result, an increase in our labor costs could result in a material reduction in our earnings. We have entered into collective bargaining agreements with our pilots, mechanics, flight attendants and dispatchers, which are amendable in October 2002, January 2004, December 2004 and July 2004, respectively. We cannot assure you that future agreements with our employees' unions will be on terms in line with our expectations or comparable to agreements entered into by our competitors, and any future agreements may increase our labor costs or otherwise adversely affect us.

ANY STRIKES OR LABOR DISPUTES WOULD ADVERSELY AFFECT OUR ABILITY TO CONDUCT OUR BUSINESS AND COULD RESULT IN TERMINATION OF THE CAPACITY PURCHASE AGREEMENT OR SIGNIFICANT REDUCTIONS IN THE BENEFITS OF THE AGREEMENT TO US.

     If we are unable to reach agreement with any of our unionized work groups on the terms of their collective bargaining agreements, we may be subject to work interruptions and/or stoppages. Any sustained work stoppages could adversely affect our ability to conduct our operations and fulfill our obligations under the capacity purchase agreement. Under the capacity purchase agreement, a number of adverse consequences could result from a strike or a work stoppage. Upon the occurrence of a union-authorized strike, the capacity purchase agreement provides that:

     - the provision that we will be Continental Airlines' exclusive provider of regional jets in or out of its hubs in Houston, Cleveland and Newark prior to January 1, 2005 will no longer apply for the remainder of the term of the agreement, regardless of the length of the strike;

     -  we will be compensated only in respect of the flights we complete;

     - on each of the 2nd, 15th, 30th, 45th, 60th and 75th days of the strike, Continental Airlines will be entitled to terminate our subleases for, and take immediate possession of, up to 20 of our aircraft that are covered by the capacity purchase agreement, to a maximum of 120 aircraft if the strike extends to the 75th day;

     - we will be required to provide to Continental Airlines or its designee, at market rates, access to all of our flight simulators, hangars, training and other facilities and inventory to the extent necessary to enable Continental Airlines or its designee to operate any aircraft of which Continental Airlines takes possession as a result of the strike; and

     - if the strike continues for 90 days or more, Continental Airlines is entitled to terminate the capacity purchase agreement for cause, cancel our subleases and take immediate possession of all of the aircraft covered by the capacity purchase agreement.

     In addition, a labor disruption other than a union-authorized strike may cause us to be in material breach of the capacity purchase agreement. Under the capacity purchase agreement, whenever we fail to complete at least 90% of our aggregate scheduled flights (based on available seat miles) in three consecutive calendar months or at least 75% of our aggregate scheduled flights (based on available seat miles) in any 45-day period (in each case, excluding flights cancelled due to union-authorized labor strikes, weather, air traffic control or non-carrier specific airworthiness directives or regulatory orders), we will be deemed to be in material breach of the capacity purchase agreement. A labor disruption other than a union-authorized strike could cause us to fail to meet these completion requirements and, as a result, cause us to be in material breach of the capacity purchase agreement. If Continental Airlines gives us notice of such a material breach and we fail to cure the breach within 60 days, we will have to pay Continental Airlines an amount equal to the expected margin contained in the block hour rates for scheduled flights from the 60th day until the breach is cured. In addition, if we fail to cure the breach within 90 days after notice of the breach, Continental Airlines may terminate the capacity purchase agreement.

     Our industry has been subject to a number of strikes that would have implicated a number of the adverse consequences described above if we were a party to the strikes. For example, Comair, a regional carrier affiliated with Delta Air Lines, was in negotiations with the Air Line Pilots Association, the union that represents Comair's approximately 1,300 pilots (as well as our pilots), regarding a new collective bargaining agreement to replace the existing pilot contract that became amendable in June 1998. After an agreement could not be reached, Comair pilots began a strike on March 26, 2001, which continued until June 22, 2001. As a result of the strike, Comair reduced the size of its fleet by more than 30 planes and announced a reduction of 400 pilot positions. Any new collective bargaining agreements entered into by other regional carriers, such as Comair, may result in higher industry wages and increased pressure on our company to increase the wages and benefits of our employees. In addition, if we were subject to a 90-day strike, a duration similar to that of the Comair strike, Continental Airlines would be entitled to terminate our capacity purchase agreement for cause and take possession of our aircraft subject to the agreement.

OUR HISTORICAL FINANCIAL RESULTS AS A SUBSIDIARY OF CONTINENTAL AIRLINES ARE NOT REPRESENTATIVE OF OUR RESULTS AS A STAND-ALONE ENTITY.

     The historical financial information we have included in this prospectus does not reflect what our financial position, results of operations and cash flows would have been had we been a stand-alone entity during the periods presented. We have been operated essentially as a cost center providing passengers to Continental Airlines' mainline jet operations. Our scheduling, pricing and revenue management were designed and operated to increase overall system revenues rather than to maximize the profitability on flight segments we operated. As a result, we have a history of operating losses.

     Moreover, our historical financial statements for periods prior to January 1, 2001 reflect a revenue-sharing arrangement between us and Continental Airlines that is different from our current capacity purchase agreement, which became effective on January 1, 2001. Under our former revenue-sharing arrangement, we received a prorated percentage of the ticket revenues for passengers traveling one portion of their trip on our aircraft and the other portion of their trip on Continental Airlines' aircraft. All of the costs associated with our flights were either borne directly by us or otherwise allocated to us by Continental Airlines. Under our former revenue-sharing arrangement, we realized increased revenues as ticket prices and passenger loads increased and decreased costs as fuel prices decreased. Conversely, we realized decreased revenues as ticket prices and passenger loads decreased and increased costs as fuel prices increased. Under our current capacity purchase agreement, we receive from Continental Airlines a fixed rate for each scheduled block hour of flight (with adjustments for fluctuations in certain costs), which rate varies depending on the average length of our scheduled flights, our aggregate number of flights and the type of aircraft provided.

     In addition, our historical costs and expenses reflect charges from Continental Airlines for certain customer services, centralized corporate services and infrastructure costs. These allocations were determined based on what we and Continental Airlines considered to be reasonable reflections of the cost of the services provided to us. These expense allocations may not be indicative of what our expenses will be in the future.

     We believe that we will experience significant changes in our revenues, cost structure, funding and operations as a result of the capacity purchase agreement and being a publicly traded, stand-alone company. We cannot assure you that these changes will not materially adversely affect our operating results and our financial condition.

OUR CREDIT STATUS COULD DECLINE AS A RESULT OF OUR OPERATING SEPARATELY FROM CONTINENTAL AIRLINES, AND AS A RESULT, WE MAY FACE INCREASED BORROWING COSTS, MORE RESTRICTIVE COVENANTS AND REDUCED AMOUNTS OF CREDIT, WHICH MAY RESULT IN A REDUCTION IN THE SIZE OF OUR FLEET OR IMPAIR OUR ABILITY TO FLY FOR OTHER CARRIERS.

     Our operation as a separate entity from Continental Airlines may have a negative impact on our ability to obtain credit on terms similar to those we were able to obtain previously. Historically, Continental Airlines has provided financing and credit support to us. We expect that, except as required by the capacity purchase agreement, Continental Airlines will not continue to provide us financing and credit support. As a result, we may face increased borrowing costs, more restrictive covenants and reduced credit from lenders and suppliers, all of which would adversely affect our operating results, financial condition and our ability to raise capital to pursue our growth strategy.

     Under the capacity purchase agreement, Continental Airlines is required to lease from Embraer or its designee all of our current firm order aircraft and sublease these aircraft to us. However, Continental Airlines is not required to provide any financing for our Embraer option aircraft or any other aircraft that we may acquire.

     In addition, Continental Airlines may require us to substitute aircraft subject to our existing Embraer options for aircraft that have been removed from the terms of the capacity purchase agreement and that we sublease from Continental Airlines. If Continental Airlines elects to do this, it will be entitled to terminate our sublease and take possession of the replaced aircraft on the option aircraft's scheduled delivery date. However, we will be required to finance the option aircraft independent of Continental Airlines, and even if we are unable to finance the option aircraft or the option aircraft is not delivered for any other reason, Continental Airlines will be entitled to cancel the sublease and take possession of the replaced aircraft. If we are unable to obtain alternative financing on terms that we find acceptable or at all or the option aircraft is not delivered for any other reason and Continental Airlines exercises its right to consummate the exchange, the size of our aircraft fleet will be reduced. Since we will be subject to a continuing risk of losing aircraft removed from the terms of the capacity purchase agreement that we sublease from Continental Airlines if we are not able to finance a replacement option aircraft, we may be unable to enter into contracts with other carriers to sell the capacity of that aircraft.

     In addition, Continental Airlines may terminate the sublease relating to, and take possession of, any of our aircraft that has been removed from the terms of the capacity purchase agreement to the extent that Continental Airlines provides us with an equivalent replacement aircraft. We will be required to use commercially reasonable efforts to finance the replacement aircraft. We cannot assure you that, if Continental Airlines exercises its rights to replace an aircraft, we will be able to obtain alternative financing or that the terms of any alternative financing will be comparable to those in the subleases with Continental Airlines. If we are unable to obtain financing after using commercially reasonable efforts, we will not be required to exchange our aircraft for the replacement aircraft.

WE MAY NOT BE SUCCESSFUL IN IMPLEMENTING OUR GROWTH STRATEGY.

     In order to meet our growth objectives, we have contracted to add a substantial number of additional aircraft to our fleet over the next several years. Substantial risks accompany our growth plans. Some factors that may impact our growth plans include:

     - the likelihood and structure of continued business relations with Continental Airlines, and Continental Airlines' elections about the inclusion of our aircraft under the capacity purchase agreement;

     - demand for regional air transportation, principally in Houston and Cleveland, and the actual physical availability for growth at airports in Cleveland and Newark;

     -  the general condition of the U.S. economy;

     - our ability to hire, train and retain enough pilots, flight crews and mechanics for our aircraft;

     - our ability to obtain and finance enough new Embraer regional jets and other aircraft;

     - our ability to obtain the financing necessary to pay for expansion at acceptable rates; and

     -  our ability to operate and manage a larger enterprise cost-effectively.

     Many of these factors are beyond our control. If we are incorrect in our assessment of the profitability and feasibility of our growth plans, or if unforeseen circumstances arise, we may not be able to grow as planned or our growth may have an adverse effect on our operating results and our financial condition.

NEITHER WE NOR CONTINENTAL AIRLINES MAY BE ABLE TO OBTAIN THE FACILITIES, GATES OR SLOTS NECESSARY TO ACHIEVE OUR EXPANSION PLANS.

     We have agreed with Continental Airlines to increase the number of aircraft we operate on its behalf. As of June 30, 2001, our expansion plans include obtaining at least an additional 157 Embraer regional jets through the first quarter of 2005 for inclusion under the capacity purchase agreement. Additional ground and maintenance facilities, including gates and slots, and support equipment will be required to operate the additional aircraft. Continental Airlines leases most of the airport facilities that we use to fulfill our obligations under the capacity purchase agreement. Due to the limited supply of airport facilities, there can be no assurance that we or Continental Airlines will be able to obtain these facilities, gates and slots required for our proposed expansion on a timely basis. The failure to obtain these facilities, gates or slots could adversely affect our operating results and our financial condition.

WE HAVE SUBSTANTIAL DEBT OBLIGATIONS, AND WE MAY NOT BE ABLE TO GENERATE SUFFICIENT CASH FLOW TO MAKE REQUIRED PAYMENTS.

     As of March 31, 2001, we had $552.3 million of outstanding indebtedness attributable to our note payable to Continental Airlines, which bears interest at a rate equal to the three-month London interbank offered rate plus 1.25% per annum. Installments of $12.5 million in principal plus accrued interest are due quarterly beginning March 31, 2003, with the entire unpaid balance due on September 30, 2005. We are also required to make quarterly principal payments if, at the end of a fiscal quarter, our cash exceeds specified levels. There can be no assurance that we will generate sufficient cash to make these interest or principal payments when due or that we will be able to refinance the note at maturity. Even if we are able to timely service our debt obligations, the size of our debt obligations could negatively affect our operations in various ways, including increasing the cost, or limiting the availability of, additional financing for working capital, capital acquisitions or other purposes and limiting the ways in which we can use our cash flow.

WE MAY BE UNABLE TO OBTAIN ALL OF THE AIRCRAFT WE INTEND TO OBTAIN FROM EMBRAER.

     As of June 30, 2001, we have firm orders with Embraer for 157 regional jets through 2005 and options to acquire an additional 100 regional jets that are exercisable from 2005 to 2007. We are dependent on Embraer as the manufacturer of all of these jets and we are Embraer's largest customer. A number of factors may limit or preclude our ability to obtain these regional jets from Embraer, including:

     - Embraer could refuse, or may not be financially able, to perform its obligations under the purchase agreement for the delivery of the regional jets;

     - a fire, strike or other event could occur that affects Embraer's ability to completely or timely fulfill its contractual obligations; and

     - we may not receive the committed financing related to our leasing or other acquisition of certain of the Embraer regional jets.

     Any disruption or change in the delivery schedule of these Embraer regional jets would affect our overall operations and could have a material adverse impact on our operating results and our financial condition.

     Additionally, our firm orders and options to obtain regional jets include 186 Embraer ERJ-145XR aircraft. These are extended-range versions of our current ERJ-145 aircraft. Although the type of wings and engines on the ERJ-145XR aircraft are currently being used on other aircraft, the ERJ-145XR is a new model that has a limited flying history. We are not obligated to take the ERJ-145XR aircraft if they are not certified to fly as expected. If the ERJ-145XR is not certified or if the timing of certification is delayed, our growth plans may be adversely affected. In addition, if the Embraer XRJ-145 aircraft does not meet its design or performance specifications and its delivery to us is cancelled or delayed by more than six months, unless we obtain regional jet aircraft with comparable performance specifications and offer to fly these aircraft for Continental Airlines at competitive rates, then Continental Airlines may fly or contract with other regional airlines to fly such aircraft to and from its existing hubs. We cannot assure you that the ERJ-145XR airplane will be certified to achieve the expected operational performance on a timely basis, if ever, or that we would be able to obtain suitable substitute aircraft, if necessary.

     Our operations could also be materially adversely affected by the failure or inability of Embraer to provide sufficient parts or related support services on a timely basis or the interruption of fleet service as a result of unscheduled or unanticipated maintenance requirements for our aircraft. The issuance of Federal Aviation Administration, or FAA, directives restricting or prohibiting the use of Embraer regional jets would have a material adverse effect on our business and operations.

RISKS ASSOCIATED WITH THE AIRLINE INDUSTRY

OUR INDUSTRY IS HIGHLY COMPETITIVE.

     The airline industry is highly competitive. We compete not only with other regional airlines, some of which are owned by or operate as code-sharing partners of major airlines including Continental Airlines, but also with low-fare airlines and major airlines on many of our routes. Certain of these airlines are larger and have significantly greater financial and other resources than we do. Moreover, competitors could rapidly enter markets we serve for Continental Airlines and quickly discount fares, which could lessen the economic benefit of our regional jet operations to Continental Airlines. The airline industry is particularly susceptible to price discounting because airlines incur only nominal variable costs to provide service to passengers occupying otherwise unsold seats. Increased fare competition could adversely affect our operating results and our financial condition.

     In addition to traditional competition among airlines, the industry faces competition from ground and sea transportation alternatives. Video teleconferencing and other methods of electronic communication may add a new dimension of competition to the industry as businesses and leisure travelers seek lower-cost substitutes for air travel.

THE AIRLINE INDUSTRY IS HEAVILY REGULATED.

     Airlines are subject to extensive regulatory and legal compliance requirements, both domestically and internationally, that involve significant costs. In the last several years, the FAA has issued a number of directives and other regulations relating to the maintenance and operation of aircraft that have required significant expenditures. FAA requirements cover, among other things, retirement of older aircraft, security measures, collision avoidance systems, airborne windshear avoidance systems, noise abatement, commuter aircraft safety and increased inspection and maintenance procedures to be conducted on older aircraft. We expect to continue incurring expenses in complying with the FAA's regulations.

     Additional laws, regulations, taxes and airport rates and charges have been proposed from time to time that could significantly increase the cost of airline operations or reduce revenues. For instance, "passenger bill of rights" legislation has been introduced in Congress that would, among other things, require the payment of compensation to passengers as a result of certain delays and limit the ability of carriers to prohibit or restrict usage of certain tickets in manners currently prohibited or restricted. If adopted, these measures could have the effect of raising ticket prices, reducing revenue and increasing costs. Restrictions on the ownership and transfer of airline routes and takeoff and landing slots have also been proposed. The ability of U.S. carriers to operate international routes is subject to change because the applicable arrangements between the United States and foreign governments may be amended from time to time, or because appropriate slots or facilities are not made available. We cannot assure you that laws or regulations enacted in the future will not adversely affect us.

AIRLINES ARE OFTEN AFFECTED BY CERTAIN FACTORS BEYOND THEIR CONTROL, INCLUDING WEATHER CONDITIONS AND THE AVAILABILITY AND COST OF FUEL.

     Generally, revenues for airlines depend on the number of passengers carried, the fare paid by each passenger and service factors, such as timeliness of departure and arrival. During periods of fog, low temperatures, storms or other adverse weather conditions, flights may be cancelled or significantly delayed. Under our capacity purchase agreement with Continental Airlines, we are substantially protected against cancellations due to weather or air traffic control. However, if we decide in the future to operate our aircraft for another airline or under our own flight designator code, we may not be protected against weather or air traffic control cancellations, which could adversely affect our operating results and our financial condition.

     In addition, if we operate our aircraft for another airline or under our own flight designator code, we could be exposed to the risk of increased fuel prices. Both the cost and availability of fuel are subject to many economic and political factors and events occurring throughout the world. Our ability to pass on increased fuel costs through fare increases would be limited by several factors, including economic and competitive conditions. The cost and availability of adequate supplies of fuel could have a material adverse effect on our operating results and our financial condition in the future.

SUBSTANTIAL CONSOLIDATION IN THE AIRLINE INDUSTRY COULD ADVERSELY AFFECT US.

     In recent years, and particularly since its deregulation in 1978, the airline industry has undergone substantial consolidation, and it may in the future undergo additional consolidation. For example, in April 2001, American Airlines acquired the majority of Trans World Airlines, Inc.'s assets. Continental Airlines routinely monitors changes in the competitive landscape and engages in analysis and discussions regarding its strategic position, including potential alliances and business combination transactions. These pending transactions and any additional consolidation or significant alliance activity within the airline industry could adversely affect our operations, our business prospects and our relationship with Continental Airlines.

RISKS RELATED TO CONTINENTAL AIRLINES' OWNERSHIP OF OUR COMPANY

WE WILL BE CONTROLLED BY CONTINENTAL AIRLINES AS LONG AS IT OWNS A MAJORITY OF THE VOTING POWER OF OUR COMMON STOCK, AND OUR OTHER STOCKHOLDERS WILL BE UNABLE TO AFFECT THE OUTCOME OF STOCKHOLDER VOTING DURING THAT TIME.

     After the completion of this offering of Class A common stock, assuming the exchange described in "Underwriting" occurs, Continental Airlines will own
approximately      % of our Class A common stock, or   % if the over-allotment
option from Continental Airlines is exercised in full, and 100% of our Class B
common stock. This will represent approximately      % of the voting power of
our outstanding common stock, or      % if the over-allotment option is
exercised in full. As long as Continental Airlines owns a majority of the voting power of our outstanding common stock, Continental Airlines will be able to elect our entire board of directors, and investors in this offering, by themselves, will not be able to affect the outcome of any stockholder vote. As a result, Continental Airlines will be able to control all matters affecting our company, including:

     - the composition of our board of directors and, through the board, any determination about our business direction and policies, including the appointment and removal of officers;

     - the determination of incentive compensation, which may affect our ability to attract and retain key employees;

     -  any determinations about mergers or other business combinations;

     -  our acquisition or disposition of assets;

     -  our financing decisions and our capital raising activities;

     -  the payment of dividends on our common stock; and

     - the amendment of our restated certificate of incorporation or restated bylaws.

     In addition, Continental Airlines may enter into credit agreements, indentures or other contracts that limit the activities of its subsidiaries. While we could not be contractually bound by these limitations without our consent, Continental Airlines would likely cause its representatives on our board to direct our business so as not to breach any of these agreements.

WE MAY HAVE CONFLICTS OF INTEREST WITH CONTINENTAL AIRLINES, AND BECAUSE OF CONTINENTAL AIRLINES' CONTROLLING OWNERSHIP, WE MAY NOT BE ABLE TO RESOLVE THESE CONFLICTS ON AN ARM'S LENGTH BASIS.

     Conflicts of interest may arise between Continental Airlines and us in a number of areas, including:

     - our respective rights and obligations under the capacity purchase agreement;

     - the nature and quality of the services Continental Airlines has agreed to provide to us and the services we have agreed to provide to Continental Airlines;

     -  solicitation and hiring of employees from each other;

     -  the terms of our collective bargaining agreements;

     - the timing and manner of any sales or distributions by Continental Airlines of all or any portion of its ownership interest in our company;

     - amendments to any of the existing agreements between us and Continental Airlines;

     - actions and decisions of legislative bodies and administrative agencies; and

     -  our dividend policy.

     We may not be able to resolve any potential conflicts with Continental Airlines, and, even if we do, the resolution may be less favorable than if we were dealing with an unaffiliated party.

     Additionally, under our restated certificate of incorporation, we have renounced any interest or expectancy in, or in being offered an opportunity to participate in, any business opportunities presented to Continental Airlines or any of its affiliates from any source other than us. Therefore, if Continental Airlines becomes aware of a potential transaction that may be a corporate opportunity for both Continental Airlines and us, Continental Airlines will have no duty to communicate or offer this corporate opportunity to us. In addition, our directors appointed by Continental Airlines will not be liable for breach of any fiduciary duty if they refer a potential opportunity to Continental Airlines instead of us, and Continental Airlines will have no fiduciary duty to us or our stockholders should it pursue or acquire a corporate opportunity for itself, direct the corporate opportunity to another person or fail to communicate information regarding such corporate opportunity to us.

THE AGREEMENTS BETWEEN US AND CONTINENTAL AIRLINES WERE NOT MADE ON AN ARM'S LENGTH BASIS, AND MAY NOT BE FAIR TO US.

     The capacity purchase agreement and the other contractual agreements we have with Continental Airlines to provide us with various ongoing services were made in the context of an affiliated relationship and were negotiated in the overall context of this offering. In addition, these agreements may be amended from time to time upon agreement between the parties and, as long as Continental Airlines is our controlling stockholder, it will have a significant influence over our decision to agree to any such amendments. As a result of Continental Airlines' control of us when these agreements were negotiated or may be amended, the prices and other terms under these agreements may be less favorable to us than terms we might obtain in arm's length negotiations with unaffiliated third parties for similar services.

YOUR INVESTMENT IN OUR CLASS A COMMON STOCK MAY BE ADVERSELY AFFECTED IF CONTINENTAL AIRLINES DOES NOT COMPLETE THE DISTRIBUTION OF OUR COMMON STOCK TO ITS STOCKHOLDERS.

     Although Continental Airlines has announced its intention to complete the distribution of our common stock to its stockholders soon after the six-month anniversary of completion of this offering, we cannot assure you whether or when the distribution will occur. Continental Airlines plans to seek a ruling from the Internal Revenue Service that the distribution will qualify as a reorganization and will be tax-free to Continental Airlines and its stockholders. In order for the distribution to be tax-free, Continental Airlines must satisfy various requirements, including owning stock representing at least 80% of voting control of our company. Continental Airlines is not obligated to complete the distribution. If Continental Airlines does not obtain a favorable tax ruling, it is not likely to make the distribution in the expected time frame, if at all.

OUR EXECUTIVE OFFICERS AND DIRECTORS MAY HAVE POTENTIAL CONFLICTS OF INTEREST BECAUSE OF THEIR OWNERSHIP OF CONTINENTAL AIRLINES COMMON STOCK. IN ADDITION, SOME OF OUR DIRECTORS WILL ALSO BE DIRECTORS OR EXECUTIVE OFFICERS OF CONTINENTAL AIRLINES.

     Our executive officers and some of our directors own Continental Airlines common stock and options to purchase Continental Airlines common stock and participate in other incentive compensation programs of Continental Airlines. This could create, or appear to create, potential conflicts of interest when directors and officers are faced with decisions that could have different implications for Continental Airlines than they do for us. In addition, five of our directors, including our chairman, are also directors or executive officers of Continental Airlines. These directors will owe fiduciary duties to the stockholders of each company and may have conflicts of interest in matters involving or affecting us, such as acquisitions and other transactions that may be suitable for both us and Continental Airlines. We expect that even after Continental Airlines distributes the shares of our common stock it owns to its stockholders, one of our directors will be designated by Continental Airlines, although that director will not be an officer, director or employee of Continental Airlines.

WE MAY INCUR MATERIAL COSTS IN CONNECTION WITH THE EXCHANGE DESCRIBED IN THIS PROSPECTUS AND ANY FUTURE DISTRIBUTION OF OUR COMMON STOCK BY CONTINENTAL AIRLINES. THESE POTENTIAL MATERIAL COSTS MAY PREVENT OR DELAY A CHANGE OF CONTROL OF OUR COMPANY AFTER CONTINENTAL AIRLINES DISTRIBUTES OUR COMMON STOCK TO ITS STOCKHOLDERS.

     We may incur material costs and expenses in connection with any future distribution of our common stock by Continental Airlines. Specifically, if the completion of the distribution is held to be taxable for U.S. federal income tax purposes, Continental Airlines could be subject to a material amount of taxes. In addition, Continental Airlines could incur significant tax liability if the exchange described in this prospectus under "Underwriting -- The Exchange" is held to be taxable for U.S. federal income tax purposes. We will be liable to Continental Airlines for any corporate level taxes incurred by Continental Airlines to the extent that those taxes are attributable to specific actions or failures to act by us, or to specified transactions involving us following a distribution of our common stock to Continental Airlines' stockholders. For a description of Continental Airlines' and our obligations in connection with a distribution, see "Our Agreements with Continental
Airlines -- Initial Public Offering and Distribution Agreement."

     Current tax law provides that, depending on the facts and circumstances, the distribution of our stock by Continental Airlines may be taxable to Continental Airlines if our company undergoes a 50% or greater change in stock ownership within two years after the distribution. Under agreements between our company and Continental Airlines, Continental Airlines is entitled to require us to reimburse any tax costs it incurs as a result of a transaction resulting in a change of control of our company. These costs may be so great that they delay or prevent a strategic acquisition or a change of control. Any significant tax or other costs we incur in connection with the distribution could adversely affect our operating results and our financial condition.

RISKS RELATED TO THE SECURITIES MARKETS AND OWNERSHIP OF OUR CLASS A COMMON
STOCK

SUBSTANTIAL SALES OF OUR COMMON STOCK MAY OCCUR IN CONNECTION WITH THE DISTRIBUTION TO CONTINENTAL AIRLINES' STOCKHOLDERS. THESE SALES COULD CAUSE THE STOCK PRICE OF OUR CLASS A COMMON STOCK TO DECLINE.

     Continental Airlines intends to distribute to its stockholders soon after the six-month anniversary of completion of this offering all of the shares of
our common stock it owns, representing   % of the voting power of our
outstanding common stock, assuming the exchange described in "Underwriting"
occurs (or   % if the over-allotment option from Continental Airlines described in "Underwriting" is exercised in full). Shares of our Class A and Class B common stock distributed to Continental Airlines stockholders generally will be eligible for immediate resale in the public market. We cannot predict whether significant amounts of our common stock will be sold in the open market in anticipation of, or following, the distribution, or whether they will be sold by Continental Airlines if the distribution does not occur. We also cannot predict the level of demand for shares of our Class A common stock after the distribution of our Class B common stock, which will have four votes per share, subject to some limitations. In addition, we have entered into a registration rights agreement, which provides that if Continental Airlines does not distribute all of the shares of our common stock that it owns to its stockholders, Continental Airlines and its transferees, subject to a 180-day lock-up period, will have the right to require us to register their shares of our common stock under U.S. securities laws for sale into the public market. Any sales of substantial amounts of our common stock in the public market, or the perception that these sales might occur, whether as a result of the distribution or otherwise, could lower the market price of our Class A common stock.

THE INITIAL PUBLIC OFFERING PRICE OF OUR CLASS A COMMON STOCK MAY NOT BE INDICATIVE OF THE MARKET PRICE OF OUR CLASS A COMMON STOCK AFTER THIS OFFERING. IN ADDITION, OUR STOCK PRICE MAY BE VOLATILE.

     Prior to this offering, Continental Airlines held all of our outstanding common stock, and, therefore, there has been no public market for our common stock. We cannot assure you that an active market for our Class A common stock will develop or be sustained after this offering. The initial public offering price of our Class A common stock will be determined by negotiations among Continental Airlines, representatives of the underwriters and us, based on numerous factors that we discuss in the "Underwriting" section of this prospectus. This price may not be indicative of the market price for our Class A common stock after this initial public offering. The market price of our Class A common stock could be subject to significant fluctuations after this offering, and may decline below the initial public offering price. You may not be able to resell your shares at or above the initial public offering price. Among the factors that could affect our stock price are:

     -  our operating and financial performance and prospects;

     - quarterly variations in the rate of growth of our financial indicators, such as earnings per share, net income and revenues;

     - changes in revenue or earnings estimates or publication of research reports by analysts;

     -  speculation in the press or investment community;

     - strategic actions by us or our competitors, such as acquisitions or restructurings;

     - sales of our common stock or other actions by investors with significant shareholdings or by Continental Airlines;

     -  general market conditions; and

     - domestic and international economic, legal and regulatory factors unrelated to our performance.

     The stock markets in general have experienced substantial volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our Class A common stock.

THE DIFFERENCES IN VOTING RIGHTS BETWEEN OUR CLASS A SHARES AND OUR CLASS B SHARES COULD IMPAIR THE VALUE AND LIQUIDITY OF OUR CLASS A COMMON STOCK.

     The difference between the voting rights of our Class A common stock (which is entitled to one vote per share) and our Class B common stock (which is entitled to four votes per share, subject to some limitations) could depress the value of the Class A common stock to the extent that investors or any potential future purchaser of our common stock ascribes value to the superior voting rights of the Class B shares. The existence of two separate classes of common stock could result in less liquidity for either class of common stock than if there were only one class. See "Description of Capital Stock."

PROVISIONS IN OUR CHARTER DOCUMENTS, OUR RIGHTS PLAN, DELAWARE LAW AND OUR CAPACITY PURCHASE AGREEMENT MAY INHIBIT AN ACQUISITION OF OUR COMPANY, WHICH COULD ADVERSELY AFFECT THE VALUE OF OUR CLASS A COMMON STOCK.

     Our restated certificate of incorporation, restated bylaws and our rights plan, as well as Delaware corporate law, contain provisions that could delay or prevent a change of control or changes in our management that a stockholder might consider favorable. These provisions generally become effective at the time Continental Airlines ceases to own a majority of our outstanding common stock. These provisions apply even if the change may be considered beneficial by some of our stockholders. If a change of control or change in management is delayed or prevented by these provisions, the market price of our Class A common stock could decline. See "Description of Capital Stock."

     In addition, the terms of our capacity purchase agreement may adversely affect our ability to negotiate or consummate the sale of all or part of our business. See "-- Risks Related to Our Capacity Purchase Agreement with Continental Airlines -- If a change of control of our company occurs without the consent of Continental Airlines, the fixed rates that we will receive under the agreement will be substantially reduced."

OUR CHARTER DOCUMENTS INCLUDE PROVISIONS LIMITING VOTING BY FOREIGN OWNERS.

     Our restated certificate of incorporation provides that no shares of capital stock may be voted by or at the direction of persons who are not citizens of the United States unless the shares are registered on a separate stock record. Our restated bylaws further provide that no shares will be registered on this separate stock record if the amount so registered would exceed applicable foreign ownership restrictions. U.S. law currently requires that no more than 25% of the voting stock of our company (or any other domestic airline) may be owned directly or indirectly by persons who are not citizens of the United States. See "Description of Capital Stock -- Common
Stock -- Limitation on Voting by Foreign Owners."

PURCHASERS IN THIS OFFERING WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION IN NET TANGIBLE BOOK VALUE PER SHARE.

     Dilution per share represents the difference between the initial public offering price and the net consolidated book value per share immediately after the offering of our Class A common stock. Purchasers of our Class A common stock
in this offering will experience immediate dilution of $          in pro forma
net tangible book value per share. In addition, it is anticipated that investors who purchase shares of our Class A common stock in this offering will contribute
an aggregate of   % of all cash paid for all of our common stock, but own only
approximately   % of our total common stock. See "Dilution" for more
information.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains statements that do not directly or exclusively relate to historical facts. Such statements are "forward-looking statements." You can typically identify forward-looking statements by the use of forward-looking words, such as "may," "will," "could," "project," "believe," "anticipate," "expect," "estimate," "potential," "plan," "forecast" and other similar words. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future financial position, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements.

     The forward-looking statements in this prospectus reflect our intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, uncertainties and other factors, many of which are outside our control. Important factors that could cause actual results to differ materially from the expectations expressed or implied in the forward-looking statements include known and unknown risks. Known risks include, but are not limited to, those listed in the "Risk Factors" section and elsewhere in this prospectus.

     In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements in this prospectus might not occur or might occur to a materially different extent or at a materially different time than described in this prospectus. Except as required by law, we undertake no obligation to update or revise our forward-looking statements, whether as a result of new information, future events or otherwise.

                                USE OF PROCEEDS

     We estimate that we will receive approximately $          million in net
proceeds from this offering, based upon the sale of           shares of Class A
common stock at an assumed initial public offering price of $          per
share, the mid-point of the offering range shown on the cover of this prospectus, and after deducting the underwriting discount and estimated offering expenses payable by us. We will not receive any proceeds from the sale of our Class A common stock by the selling stockholder in this offering or pursuant to the over-allotment option.

     We intend to use the net proceeds received by us from this offering to repay a portion of our note payable to Continental Airlines. Effective March 31, 2001, our amounts due Continental Airlines, net, of $552.3 million were converted into a floating rate note, which bears interest at a rate fixed for each quarter at the three-month London interbank offered rate on the second business day prior to such quarter plus 1.25% per annum, which for the three months ended September 30, 2001 is 5.04% per annum. Our amounts due Continental Airlines, net, of $552.3 million reflect cash provided to us to fund our capital expenditures and working capital needs. Installments of $12.5 million in principal plus accrued interest on the note are due quarterly beginning March 31, 2003, with the entire unpaid balance due on September 30, 2005. We are also required to make quarterly principal payments if, at the end of a fiscal quarter, our cash exceeds specified levels. Within 45 days of the end of a fiscal quarter, we are obligated to pay to Continental Airlines the greater of our cash in excess of $75 million at the end of the quarter or $10 million, except where the payment would reduce our cash balance as of the date of payment below $75 million. In that event, the payment will be reduced by the amount necessary to keep our cash balance at a minimum of $75 million as of the payment date.

     Pending this use, we intend to invest the net proceeds received by us in short-term interest-bearing, investment-grade securities.

                                DIVIDEND POLICY

     We do not intend to declare or pay any cash dividends on our common stock in the foreseeable future. Instead, we intend to retain our earnings, if any, to finance our business and to use for general corporate purposes. Our board of directors has the authority to declare and pay dividends on the common stock, in its discretion, as long as there are funds legally available to do so.

                                 CAPITALIZATION

     The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2001:

     - on an actual basis adjusted to reflect the recapitalization that will occur in connection with this offering; and

     -  as adjusted for our sale of          shares of our Class A common stock
        in the offering at an assumed initial public offering price of
        $          (the midpoint of the offering range shown on the cover of
        this prospectus) and the application of the estimated net proceeds to us as described under "Use of Proceeds." We will not receive any of the net proceeds from the sale of our Class A common stock by the selling stockholder.

     You should read the information below in conjunction with "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes thereto included elsewhere in this prospectus.

                                                                   MARCH 31, 2001
                                                              ------------------------
                                                               ACTUAL      AS ADJUSTED
                                                              ---------    -----------
                                                                   (IN THOUSANDS)
                                                                    (UNAUDITED)
Cash and cash equivalents...................................  $  70,901     $
                                                              =========     =========
Current maturities of long-term debt and capital leases.....  $   1,921     $
Note payable to Continental Airlines........................    552,312
Long-term capital lease obligations.........................      8,101
Stockholder's deficit:
  Class A common stock, par value $.01 per share,
     shares authorized;           shares issued and
     outstanding actual;           shares issued and
     outstanding, pro forma, as adjusted(1).................         --
  Class B common stock, par value $     per share,
               shares authorized;           shares issued
     and outstanding........................................         --
  Additional paid-in capital................................     15,000
  Accumulated deficit.......................................   (264,527)
                                                              ---------     ---------
     Total stockholder's deficit............................   (249,527)
                                                              ---------     ---------
Total capitalization (including current maturities).........  $ 312,807     $
                                                              =========     =========

---------------

(1) Does not include           shares of our Class A common stock issuable upon
    exercise of options to be outstanding under our 2001 Stock Incentive Plan upon completion of this offering.

                                    DILUTION

     If you invest in our Class A common stock, your interest will be diluted to the extent of the difference between the public offering price per share and the net tangible book value per share of our Class A common stock after this
offering. Our net tangible book value as of March 31, 2001 was $     per share.
Net tangible book value per share is determined by dividing our tangible net worth, which is our tangible assets less total liabilities, by the total number of outstanding shares of common stock. After giving effect to the sale of shares of Class A common stock in this offering and our receipt of the estimated net proceeds, our net tangible book value at March 31, 2001 would have been $
per share. This represents an immediate increase in the net tangible book value
of $     per share to Continental Airlines, our existing stockholder, and an
immediate dilution of $     per share to you if you invest in our Class A common
stock. The following table illustrates this dilution of $     per share to new
stockholders purchasing our Class A common stock in this offering:

Assumed initial public offering price per share.............            $
Net tangible book value per share at March 31, 2001.........
Increase in net tangible book value per share attributable
  to new investors..........................................
                                                              ------
Pro forma net tangible book value per share after this
  offering..................................................
                                                                        ------
     Dilution per share to new investors....................            $
                                                                        ======

     The following table, which assumes that the exchange described in "Underwriting -- The Exchange" occurs, sets forth as of March 31, 2001 the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid by Continental Airlines and by new investors purchasing shares of our Class A common stock in this offering. The calculations with respect to the Continental Airlines consideration reflect Continental Airlines' net investment minus accumulated deficit as of March 31, 2001. The calculations with respect to shares purchased by new investors in this
offering reflect an assumed initial public offering price of $     per share.

                                         SHARES PURCHASED
                                ----------------------------------   TOTAL CONSIDERATION
                                                      PERCENT OF     --------------------   AVERAGE PRICE
                                 NUMBER    PERCENT   VOTING RIGHTS    AMOUNT     PERCENT      PER SHARE
                                --------   -------   -------------   ---------   --------   -------------
Continental Airlines..........                  %            %       $                %       $
New investors.................                  %            %                        %
                                --------     ---          ---        --------      ---
     Total....................                  %            %       $                %
                                ========     ===          ===        ========      ===

     If the exchange occurs and the over-allotment option described in "Underwriting" is exercised in full, the number of shares of Class A common
stock held by new investors would increase to           , or      % of the total
number of shares of our common stock to be outstanding after this offering, and the number of shares of Class A common stock held by Continental Airlines would
decrease to           , or      % of the total number of shares of our common
stock to be outstanding after this offering.

               UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

     The following unaudited pro forma condensed financial statements of our company are derived from the application of pro forma adjustments to our historical financial statements. The unaudited pro forma as adjusted condensed statement of operations for the year ended December 31, 2000 gives effect to (1) the capacity purchase agreement with Continental Airlines and (2) the
application of the estimated net proceeds from the sale of           shares of
Class A common stock in this offering at an assumed initial offering price of
$          per share (the midpoint of the offering range shown on the cover of this prospectus), after deducting the estimated underwriting discount and estimated offering expenses payable by us, as if they had been effective as of January 1, 2000. The unaudited as adjusted condensed statement of operations for the three months ended March 31, 2001 gives effect to the application of the
estimated net proceeds from the sale of           shares of Class A common stock
in this offering at an assumed initial offering price of $     per share (the
midpoint of the offering range shown on the cover of this prospectus), after deducting the estimated underwriting discount and estimated offering expenses payable by us, as if it had been effective as of January 1, 2001.

     The following unaudited pro forma condensed financial statements are not reflective of what our operations would have been had the capacity purchase agreement or the sale of common stock in this offering taken place on the dates indicated.

     These unaudited pro forma condensed financial statements should be read in conjunction with our audited historical financial statements and the related notes thereto, and the other information about our company included elsewhere in this prospectus.

                                                           THREE MONTHS ENDED MARCH 31, 2001
                                                     ---------------------------------------------
                                                                      OFFERING
                                                      ACTUAL        ADJUSTMENTS        AS ADJUSTED
                                                     --------       ------------       -----------
                                                     (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER
                                                                      SHARE DATA)
PRO FORMA CONDENSED STATEMENT OF OPERATIONS:
Operating revenue..................................  $244,943         $     --          $
                                                     --------         --------          --------
Operating expenses:
  Wages, salaries and related costs................    48,816               --
  Aircraft rent....................................    38,995               --
  Maintenance, materials and repairs...............    32,030               --
  Aircraft fuel....................................    27,773               --
  Other rentals and landing fees...................    18,715               --
  Ground handling..................................    17,868               --
  Passenger servicing..............................     3,848               --
  Depreciation and amortization....................     5,280               --
  Other............................................    24,955               --
                                                     --------         --------          --------
     Total operating expenses......................   218,280               --
                                                     --------         --------          --------
Operating income...................................    26,663               --
Interest income (expense), net.....................    (5,220)                (2)
Other non-operating income (expense)...............       (15)
                                                     --------         --------          --------
Income before income taxes.........................    21,428
Income tax (expense) benefit.......................    (8,520)                (3)
                                                     --------         --------          --------
Net income.........................................  $ 12,908         $                 $
                                                     ========         ========          ========
Basic and diluted earnings per share(1)............  $                                  $
                                                     ========                           ========
Shares used in computing basic and diluted earnings
  per share(1).....................................
                                                     ========                           ========

                                                                   YEAR ENDED DECEMBER 31, 2000
                                                 -----------------------------------------------------------------
                                                             CAPACITY
                                                             PURCHASE                    OFFERING      PRO FORMA,
                                                  ACTUAL    ADJUSTMENTS     PRO FORMA   ADJUSTMENTS    AS ADJUSTED
                                                 --------   -----------     ---------   -----------    -----------
                                                     (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE DATA)
PRO FORMA CONDENSED STATEMENT OF OPERATIONS:
Operating revenue..............................  $843,773    $  (5,966)(4)  $837,807     $     --       $837,807
                                                 --------    ---------      --------     --------       --------
Operating expenses:
  Wages, salaries and related costs............   155,706           --       155,706           --        155,706
  Aircraft rent................................   146,838           --       146,838           --        146,838
  Maintenance, materials and repairs...........   115,765           --       115,765           --        115,765
  Aircraft fuel................................   106,138       (7,294)(5)    98,844           --         98,844
  Reservations and sales.......................    62,916      (62,916)(6)        --           --             --
  Other rentals and landing fees...............    57,763           --        57,763           --         57,763
  Ground handling..............................    50,919           --        50,919           --         50,919
  Commissions..................................    37,480      (37,480)(6)        --           --             --
  Passenger servicing..........................    22,886       (8,238)(6)    14,648           --         14,648
  Depreciation and amortization................    23,205           --        23,205           --         23,205
  Other........................................    99,339       (8,698)(6)    90,641           --         90,641
                                                 --------    ---------      --------     --------       --------
       Total operating expenses................   878,955     (124,626)      754,329           --        754,329
                                                 --------    ---------      --------     --------       --------
Operating income (loss)........................   (35,182)     118,660        83,478           --         83,478
Interest income (expense), net.................   (23,771)       5,604(7)    (18,167)            (2)
Other non-operating income (expense)...........       (85)          --           (85)
                                                 --------    ---------      --------     --------       --------
Income (loss) before income taxes..............   (59,038)     124,264        65,226
Income tax (expense) benefit...................    20,286      (46,592)(3)   (26,306)            (3)
                                                 --------    ---------      --------     --------       --------
Net income (loss)..............................  $(38,752)   $  77,672      $ 38,920     $              $
                                                 --------    ---------      --------     --------       --------
Basic and diluted earnings (loss) per
  share(1).....................................  $                          $                           $
                                                 ========                   ========                    ========
Shares used in computing basic and diluted
  earnings (loss) per share(1).................
                                                 ========                   ========                    ========

---------------

(1) Actual, pro forma and pro forma, as adjusted basic and diluted earnings per share are computed using the assumed number of shares of our common stock
    outstanding after this offering. These items do not include           shares
    of our Class A common stock issuable upon exercise of options to be outstanding under our 2001 Stock Incentive Plan upon completion of this offering.

(2) Reflects the reduction in interest expense associated with the use of proceeds from this offering to pay down the amounts due/note payable to Continental Airlines.

(3) Reflects the income tax effects of the pro forma adjustments.

(4) Reflects the restatement of revenues from the historical revenue-sharing arrangement between us and Continental Airlines, which was based on a proration formula, to a fixed-fee capacity purchase agreement whereby Continental Airlines pays fixed rates for each scheduled block hour of flight by aircraft operated by us. These rates vary depending on the average length of our scheduled flights, our aggregate number of flights and the type of aircraft provided, and are otherwise subject to certain adjustments. The fixed rates used to determine the 2000 pro forma revenue was based on historical and expected operating costs, which had been set to provide us with the capacity purchase agreement's targeted margin on earnings before interest and taxes. Adjustments to expenses reflect the reclassification of certain items associated with our operations to revenue where the capacity purchase expenses are recorded. All amounts associated with the capacity purchase agreement including the fixed fee payments, the revenue associated with passengers traveling a portion of their trip on our aircraft and the expenses associated with these passengers are reflected together in revenue.

(5) Reflects the terms of the capacity purchase agreement, which caps the cost of fuel at 80.92 cents per gallon.

(6) Reflects the elimination of all revenue-related expenses pursuant to the capacity purchase agreement, including commissions, advertising, reservations, catering and passenger ticketing processing expenses consisting primarily of revenue accounting costs.

(7) Reflects the reduction in interest expense associated with the restatement of intercompany revenue and expenses pursuant to the capacity purchase agreement.

                            SELECTED FINANCIAL DATA

     You should read these selected financial data together with the audited and unaudited financial statements and related notes, the unaudited pro forma condensed financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. You should also read "Risk Factors -- Risks Related to Our Business and Operations -- Our historical financial results as a subsidiary of Continental Airlines are not representative of our results as a stand-alone entity."

     The following selected financial data for each of the three years in the period ended December 31, 2000 and as of December 31, 1999 and 2000 have been derived from the audited financial statements included elsewhere in this prospectus. The selected financial data for the three months ended March 31, 2000 and 2001 and for the years ended December 31, 1996 and 1997 and as of March 31, 2001 and December 31, 1996, 1997 and 1998 have been derived from unaudited financial statements. The financial information included in this prospectus is not necessarily indicative of our future results of operations, financial position and cash flows, or reflective of what the results of operations, financial position and cash flows would have been had we been a stand-alone entity during the periods presented. In addition, our historical financial statements for periods prior to January 1, 2001 reflect a revenue-sharing arrangement between us and Continental Airlines that is different from our arrangement under the capacity purchase agreement, which became effective on January 1, 2001.

     The pro forma, as adjusted statement of operations data and pro forma operating data for the year ended December 31, 2000 give effect to the capacity purchase agreement with Continental Airlines as if such agreement had been in effect as of the beginning of the period. The as adjusted statement of operations data for the three months ended March 31, 2001, the pro forma, as adjusted statement of operations data for the year ended December 31, 2000 and the as adjusted balance sheet data as of March 31, 2001 give effect to the application of the estimated net proceeds from the sale by us of shares of Class A common stock in this offering at an assumed initial public
offering price of $     per share, after deducting the estimated underwriting
discount and estimated offering expenses payable by us, as if such proceeds had been available at the beginning of the period for purposes of the statement of operations data.

                                                           YEAR ENDED DECEMBER 31,
                                   ------------------------------------------------------------------------
                                                                                                PRO FORMA,
                                                                                                AS ADJUSTED
                                      1996          1997         1998       1999       2000        2000
                                   -----------   -----------   --------   --------   --------   -----------
                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Operating revenue................   $350,965      $418,532     $527,651   $649,575   $843,773    $837,807
Operating expenses:
  Wages, salaries and related
    costs........................     65,674        73,718       93,771    119,367    155,706     155,706
  Aircraft rent..................     61,134        73,571       90,561    106,350    146,838     146,838
  Maintenance, materials and
    repairs......................     60,822        58,143       69,543     83,798    115,765     115,765
  Aircraft fuel..................     25,453        31,940       30,296     41,331    106,138      98,844
  Reservations and sales.........     31,145        36,450       43,709     52,393     62,916          --
  Other rentals and landing
    fees.........................     19,532        24,967       31,647     44,365     57,763      57,763
  Ground handling................     19,251        25,229       30,463     37,969     50,919      50,919
  Commissions....................     25,370        29,449       34,133     38,454     37,480          --
  Passenger servicing............      9,171        11,970       14,848     17,418     22,886      14,648
  Depreciation and
    amortization.................      9,065         9,983       13,072     22,147     23,205      23,205
  Other..........................     35,746        43,383       74,202     80,988     99,339      90,641
                                    --------      --------     --------   --------   --------    --------
    Total operating expenses.....    362,363       418,803      526,245    644,580    878,955     754,329
                                    --------      --------     --------   --------   --------    --------
Operating income (loss)..........    (11,398)         (271)       1,406      4,995    (35,182)     83,478
                                    --------      --------     --------   --------   --------    --------
Non-operating income (expense),
  net............................    (33,993)      (41,974)     (24,304)   (23,414)   (23,856)
                                    --------      --------     --------   --------   --------    --------
Net income (loss)................   $(28,705)     $(27,748)    $(15,576)  $(13,046)  $(38,752)   $
                                    ========      ========     ========   ========   ========    ========
Basic and diluted earnings (loss)
  per share(1)...................                                                                $
                                                                                                 ========
Shares used in computing basic
  and diluted(1).................
                                                                                                 ========


                                        THREE MONTHS ENDED MARCH 31,
                                   ---------------------------------------
                                                               AS ADJUSTED
                                      2000         2001(2)       2001(2)
                                   -----------   -----------   -----------
                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Operating revenue................   $184,115      $244,943      $244,943
Operating expenses:
  Wages, salaries and related
    costs........................     33,371        48,816        48,816
  Aircraft rent..................     33,847        38,995        38,995
  Maintenance, materials and
    repairs......................     25,451        32,030        32,030
  Aircraft fuel..................     21,866        27,773        27,773
  Reservations and sales.........     14,482            --            --
  Other rentals and landing
    fees.........................     12,528        18,715        18,715
  Ground handling................     11,565        17,868        17,868
  Commissions....................      8,602            --            --
  Passenger servicing............      4,383         3,848         3,848
  Depreciation and
    amortization.................      5,499         5,280         5,280
  Other..........................     23,256        24,955        24,955
                                    --------      --------      --------
    Total operating expenses.....    194,850       218,280       218,280
                                    --------      --------      --------
Operating income (loss)..........    (10,735)       26,663        26,663
                                    --------      --------      --------
Non-operating income (expense),
  net............................     (6,475)       (5,235)
                                    --------      --------      --------
Net income (loss)................   $(11,313)     $ 12,908      $
                                    ========      ========      ========
Basic and diluted earnings (loss)
  per share(1)...................                 $             $
                                                  ========      ========
Shares used in computing basic
  and diluted(1).................
                                                  ========      ========

                                                           YEAR ENDED DECEMBER 31,
                                   ------------------------------------------------------------------------
                                                                                                PRO FORMA,
                                                                                                AS ADJUSTED
                                      1996          1997         1998       1999       2000        2000
                                   -----------   -----------   --------   --------   --------   -----------
                                                            (DOLLARS IN THOUSANDS)
OPERATING DATA (UNAUDITED):
Revenue passengers (thousands)...      4,100         4,889        5,698      6,664      7,772       7,772
Revenue passenger miles
  (millions)(3)..................        904         1,182        1,564      2,149      2,947       2,947
Available seat miles
  (millions)(4)..................      1,752         2,113        2,641      3,431      4,735       4,735
Passenger load factor(5).........       51.6%         55.9%        59.2%      62.6%      62.2%       62.2%
Operating cost per available seat
  mile (cents)(6)(7).............      20.68         19.82        19.11      18.48      18.43       15.80
EBITDA(8)........................   $ (1,898)     $  9,625     $ 35,210   $ 37,665   $ (5,862)   $112,798
EBITDAR(8).......................   $ 59,236      $ 83,196     $125,771   $144,015   $140,976    $259,636
Average length of aircraft flight
  (miles)........................        204           221          249        289        342         342
Number of aircraft (end of
  period)........................         99           116          127        147        166         166


                                        THREE MONTHS ENDED MARCH 31,
                                   ---------------------------------------
                                                               AS ADJUSTED
                                      2000         2001(2)       2001(2)
                                   -----------   -----------   -----------
                                           (DOLLARS IN THOUSANDS)
OPERATING DATA (UNAUDITED):
Revenue passengers (thousands)...      1,712         1,866         1,866
Revenue passenger miles
  (millions)(3)..................        610           733           733
Available seat miles
  (millions)(4)..................      1,044         1,289         1,289
Passenger load factor(5).........       58.4%         56.9%         56.9%
Operating cost per available seat
  mile (cents)(6)(7).............      18.66         16.93         16.93
EBITDA(8)........................   $ (5,378)     $ 31,928      $ 31,928
EBITDAR(8).......................   $ 28,469      $ 70,923      $ 70,923
Average length of aircraft flight
  (miles)........................        325           365           365
Number of aircraft (end of
  period)........................        150           173           173

                                                             AS OF DECEMBER 31,                           AS OF MARCH 31, 2001
                                        -------------------------------------------------------------   -------------------------
                                           1996          1997          1998         1999       2000       ACTUAL      AS ADJUSTED
                                        -----------   -----------   -----------   --------   --------   -----------   -----------
                                                                         (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Total assets..........................   $264,429      $265,770      $297,906     $264,352   $302,520    $392,607      $
Amounts due Continental Airlines,
  net(9)..............................    304,666       300,240       334,562      406,575    481,312          --
Note payable to Continental
  Airlines(9).........................         --            --            --           --         --     552,312
Long-term debt and capital leases,
  including current maturities........    120,201       120,377       114,479       25,554      6,015      10,022
Stockholder's deficit.................   (167,313)     (195,061)     (210,637)    (223,683)  (262,435)   (249,527)

---------------

(1) Actual, pro forma as adjusted and as adjusted basic and diluted earnings per share are computed using the assumed number of shares of our common stock
    outstanding after this offering. These items do not include           shares
    of our Class A common stock issuable upon exercise of options to be outstanding under our 2001 Stock Incentive Plan upon completion of this offering.

(2) Historical financial statements for periods prior to January 1, 2001 reflect a revenue-sharing arrangement between us and Continental Airlines that is different from our current capacity purchase agreement, which became effective on January 1, 2001. Under our former revenue-sharing arrangement, we received a prorated percentage of the ticket revenues for passengers traveling one portion of their trip on our aircraft and the other portion of their trip on Continental Airlines' aircraft. All of the costs associated with our flights were either borne directly by us or otherwise allocated to us by Continental Airlines. Under our former revenue-sharing arrangement, we realized increased revenues as ticket prices and passenger loads increased and decreased costs as fuel prices decreased. Conversely, we realized decreased revenues as ticket prices and passenger loads decreased and increased costs as fuel prices increased. Under our current capacity purchase agreement, we receive from Continental Airlines a fixed rate for each scheduled block hour of flight by aircraft operated by us, which rate varies depending on the average length of our scheduled flights, our aggregate number of flights and the type of aircraft provided, and is otherwise subject to certain adjustments.

(3) Revenue passenger miles is the number of scheduled miles flown by revenue passengers.

(4) Available seat miles is the number of seats available for passengers multiplied by the number of scheduled miles those seats are flown.

(5) Passenger load factor equals revenue passenger miles divided by available seat miles.

(6) Excludes fleet disposition charges of $21.6 million, $10.6 million and $6.2 million in 1998, 1999 and 2000, respectively.

(7) Operating cost per available seat mile equals operating expenses divided by available seat miles.

(8) EBITDA is earnings before net interest expense, income taxes, depreciation and amortization and fleet disposition charges. EBITDAR is earnings before net interest expense, income taxes, depreciation and amortization, aircraft rent and fleet disposition charges. EBITDA and EBITDAR are not calculations based on generally accepted accounting principles and should not be considered as alternatives to net income (loss) or operating income (loss) as indicators of the company's financial performance or to cash flow as a measure of liquidity. In addition, our calculations may not be comparable to other similarly titled measures of other companies. EBITDA and EBITDAR are included as supplemental disclosures because they may provide useful information regarding our ability to service debt and lease payments and to fund capital expenditures.

(9) Effective March 31, 2001, the amounts due Continental Airlines, net, of $552.3 million were converted into a floating rate note, which bears interest at a rate equal to the three-month London interbank offered rate plus 1.25% per annum. Installments of $12.5 million in principal plus accrued interest are due quarterly beginning March 31, 2003, with the entire unpaid balance due on September 30, 2005. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

     The information contained in this section has been derived from our historical financial statements and should be read together with our historical financial statements and related notes included elsewhere in this prospectus. The discussion below contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those expressed or implied in these forward-looking statements as a result of various factors, including those described in "Risk Factors" and elsewhere in this prospectus.

OVERVIEW

     We are the second-largest regional airline in the world based on available seat miles. We offer scheduled passenger service with approximately 1,000 daily departures to 113 cities in 34 states, the District of Columbia, Mexico and Canada. We provide Continental Airlines all of its regional airline capacity at its hub airports in Houston, Cleveland and Newark. Our available seat miles have grown at a compounded annual rate of 28% from 1996 to 2000 to 4.7 billion.

BASIS OF PRESENTATION

     The historical financial information we have included in this prospectus does not reflect what our financial position, results of operations and cash flows would have been had we been a stand-alone entity during the periods presented. We have been operated essentially as a cost center providing passengers to Continental Airlines' mainline jet operations. Our scheduling, pricing and revenue management were designed and operated to increase overall system revenues rather than to maximize the profitability on flight segments we operated. As a result, we have a history of operating losses.

     Moreover, our historical financial statements for periods prior to January 1, 2001 reflect a revenue-sharing arrangement between us and Continental Airlines that is different from our current capacity purchase agreement, which became effective on January 1, 2001. Under our former revenue-sharing arrangement, we received a prorated percentage of the ticket revenues for passengers traveling one portion of their trip on our aircraft and the other portion of their trip on Continental Airlines' aircraft. All of the costs associated with our flights were either borne directly by us or otherwise allocated to us by Continental Airlines. Under our former revenue-sharing arrangement, we realized increased revenues as ticket prices and passenger loads increased and decreased costs as fuel prices decreased. Conversely, we realized decreased revenues as ticket prices and passenger loads decreased and increased costs as fuel prices increased.

     In addition, our historical costs and expenses reflect charges from Continental Airlines for certain customer services, centralized corporate services and infrastructure costs. These allocations were determined based on what we and Continental Airlines considered to be amounts representative of the cost to provide the services. These expense allocations may not be indicative of our future expenses.

CAPACITY PURCHASE AGREEMENT

     Effective January 1, 2001, we entered into a fixed-fee capacity purchase agreement with Continental Airlines. As a result of this agreement, we expect to experience significantly different financial results from those reported in our historical financial statements for periods prior to that date. We believe our future results of operations will more closely resemble the pro forma results of operations included elsewhere in this prospectus than our historical results of operations. Under our capacity purchase agreement, Continental Airlines is responsible for scheduling and pricing our flights, and absorbs the risks and benefits of variations in ticket prices, passenger loads and fuel prices. The agreement terminates on December 31, 2010, subject to renewal by Continental Airlines through December 31, 2030 and gives Continental Airlines the right to terminate without cause at any time after January 1, 2006 on 12 months' notice, or earlier upon the occurrence of specified events. A more detailed explanation of our capacity purchase agreement is presented in "Business -- Our Capacity Purchase Agreement with Continental Airlines."

  REVENUE

     Under our fixed-fee capacity purchase agreement with Continental Airlines, we receive from Continental Airlines a fixed rate for each scheduled block hour of flight (with adjustments for fluctuations in certain costs). The fixed rate has been determined based on historical and expected operating costs and has been set to provide us with a targeted margin on earnings before interest and taxes. Our pro forma results for 2000 reflect an operating margin of 10.0%. For the three months ended March 31, 2001, we earned an operating margin of 10.9%. The fixed rate per block hour varies depending on the average length of our scheduled flights, our aggregate number of flights and the type of aircraft provided. The number of aircraft we operate will have the largest impact on our revenues. We currently operate a fleet of 180 aircraft as part of our contractual relationship with Continental Airlines, and we expect the number of aircraft to grow to 274 by 2005. This fleet size includes the retirement of all 63 of our turboprop aircraft, reflecting our plan to operate an all-jet airline by 2004. Our capacity purchase agreement with Continental Airlines also provides for revenue incentives based on our performance relative to several operational benchmarks, including the percentage of flights we complete, on-time performance and baggage handling.

  OPERATING EXPENSES

     Our major operating expenses are wages, salaries and related costs, aircraft rent, maintenance and aircraft fuel.

     Wages, Salaries and Related Costs. This expense includes not only wages and salaries, but also expenses associated with various employee benefit plans, employee incentives and payroll taxes. These expenses will fluctuate based primarily on our level of operations and changes in wage rates for contract and non-contract employees.

     Aircraft Rent. The vast majority of our aircraft are operated under long-term leases with either Continental Airlines or a third party. We currently anticipate leasing substantially all of our future deliveries of aircraft. The lease payments associated with new aircraft deliveries are fixed subject only to adjustment based upon changes in inflation and interest rates. The fixed rate per block hour charged to Continental Airlines will be adjusted if actual monthly rentals differ from amounts used to determine the fixed rate per block hour.

     Maintenance. Maintenance-related expenses include all facilities, parts, materials, tooling and spares required to maintain our aircraft. We have entered into long-term maintenance "power-by-the-hour" service contracts with third-party maintenance providers under which we are charged fixed rates for each flight hour accumulated by some of our engines and components. See "Business -- Maintenance of Aircraft and Training."

     Fuel. Fuel expense includes the cost of aircraft fuel, excluding fuel taxes. Under the capacity purchase agreement, our fuel costs are capped at 80.92 cents per gallon. As a result, under the capacity purchase agreement we are only entitled to earn a targeted margin on our actual fuel cost up to 80.92 cents per gallon.

     Other. Continental Airlines has agreed, through a limited period of time following the distribution of the shares of our common stock owned by Continental Airlines to its stockholders, subject to some exceptions, to provide us with certain corporate-level services at the cost of providing such services. These services include corporate accounting, insurance, purchasing, payroll, human resources, legal, tax and treasury administrative services.

CERTAIN STATISTICAL INFORMATION

     An analysis of certain statistical information for the three months ended March 31, 2000 and 2001 and for each of the three years in the period ended December 31, 2000 follows. Pro forma operating data for the year ended December 31, 2000 give effect to the capacity purchase agreement as if the agreement had been in effect as of the beginning of the year. In addition, our historical operating data for periods prior to January 1,

2001 reflect a revenue-sharing arrangement between us and Continental Airlines that is different from our arrangement under the capacity purchase agreement, which went into effect as of January 1, 2001.

                                                      OPERATING EXPENSES PER AVAILABLE SEAT MILE (CENTS)
                                                      ---------------------------------------------------
                                                           YEAR ENDED DECEMBER 31,         THREE MONTHS
                                                      ---------------------------------   ENDED MARCH 31,
                                                                              PRO FORMA   ---------------
                                                      1998    1999    2000     2000(1)    2000    2001(1)
                                                      -----   -----   -----   ---------   -----   -------
Wages, salaries and related costs...................   3.55    3.48    3.29      3.29      3.20     3.79
Aircraft rent.......................................   3.43    3.10    3.10      3.10      3.24     3.03
Maintenance, materials and repairs..................   2.63    2.44    2.44      2.44      2.44     2.48
Aircraft fuel.......................................   1.15    1.20    2.24      2.09      2.09     2.15
Reservations and sales..............................   1.66    1.53    1.33        --      1.39       --
Other rentals and landing fees......................   1.20    1.29    1.22      1.22      1.20     1.45
Ground handling.....................................   1.15    1.11    1.08      1.08      1.11     1.39
Commissions.........................................   1.29    1.12    0.79        --      0.82       --
Passenger servicing.................................   0.56    0.51    0.48      0.31      0.42     0.30
Depreciation and amortization.......................   0.49    0.65    0.48      0.49      0.53     0.41
Other...............................................   2.00    2.05    1.98      1.78      2.22     1.93
                                                      -----   -----   -----     -----     -----    -----
    Total operating expenses........................  19.11   18.48   18.43     15.80     18.66    16.93
                                                      =====   =====   =====     =====     =====    =====

---------------

(1) The decrease in reservations and sales expense and commissions expense was brought about by the implementation of the capacity purchase agreement. Under the agreement, Continental Airlines is responsible for these costs.

                                                 YEAR ENDED DECEMBER 31,               THREE MONTHS ENDED MARCH 31,
                                     -----------------------------------------------   -----------------------------
                                             INCREASE/            INCREASE/                      INCREASE/
                                             (DECREASE)           (DECREASE)                    (DECREASE)
                                     1998    1998-1999    1999    1999-2000    2000     2000     2000-2001     2001
                                     -----   ----------   -----   ----------   -----   ------   -----------   ------
Revenue passengers (thousands).....  5,698      17.0%     6,664      16.6%     7,772   1,712       10.2%      1,866
Revenue passenger miles
  (millions)(1)....................  1,564      37.4%     2,149      37.1%     2,947     610       20.2%        733
Available seat miles
  (millions)(2)....................  2,641      29.9%     3,431      38.0%     4,735   1,044       23.5%      1,289
Passenger load factor(3)...........   59.2%      3.4pts.   62.6%      0.4pts.   62.2%   58.4%      (1.5)pts.   56.9%
Operating cost per available seat
  mile (cents)(4) (5)..............  19.11      (3.3)%    18.48      (0.3)%    18.43   18.66       (9.3)%     16.93
Average price per gallon of fuel,
  excluding fuel taxes (cents).....  45.55       4.0%     47.39      83.4%     86.92   81.90       (1.0)%     80.92
Fuel gallons consumed (millions)...   66.5      31.1%      87.2      40.0%     122.1    26.7       28.5%       34.3
Average length of aircraft flight
  (miles)..........................    249      16.1%       289      18.3%       342     325       12.3%        365
Average daily utilization of each
  aircraft (hours)(6)..............   7:42       3.0%      7:56       6.1%      8:25    8:17        0.6%       8:20
Actual aircraft in fleet at end of
  period...........................    127      15.7%       147      12.9%       166     150       15.3%        173

---------------

(1) Revenue passenger miles is the number of scheduled miles flown by revenue passengers.

(2) Available seat miles is the number of seats available for passengers multiplied by the number of scheduled miles those seats are flown.

(3) Passenger load factor is revenue passenger miles divided by available seat miles.

(4) Amounts for the year ended December 31, 1998, 1999 and 2000 exclude fleet disposition charges totaling $21.6 million, $10.6 million and $6.2 million, respectively.

(5) The decrease in operating cost per available seat mile for the three months ended March 31, 2001 from the same period in 2000 was primarily due to the elimination of reservations and sales expense and commissions expense. Under the capacity purchase agreement, Continental Airlines is responsible for these costs.

(6) Average daily utilization of each aircraft is the average number of hours per day that an aircraft flown in revenue service is operated (from gate departure to gate arrival).

RESULTS OF OPERATIONS

     The following discussion provides an analysis of our historical results of operations and reasons for material changes therein.

  COMPARISON OF THE THREE MONTHS ENDED MARCH 31, 2001 TO THE THREE MONTHS ENDED MARCH 31, 2000

     We recorded net income of $13 million for the three months ended March 31, 2001 and a net loss of $11 million for the three months ended March 31, 2000.

     Operating revenue increased 33.2%, or $61 million, to $245 million during the three months ended March 31, 2001 from $184 million during the same period in 2000, due to growth in operations and the change from the revenue sharing arrangement to the capacity purchase agreement.

     Wages and salaries and related costs increased 48.5%, or $16 million, to $49 million during the three months ended March 31, 2001 from $33 million during the same period in 2000, primarily due to a 34.4% increase in average full-time equivalent employees to support increased flying and replacement of turboprop aircraft with regional jets, increased employee incentives and higher wage rates.

     Aircraft rentals increased 14.7%, or $5 million, to $39 million during the three months ended March 31, 2001 from $34 million during the same period in 2000, reflecting a 15.3% increase in our fleet size from March 31, 2000 to March 31, 2001.

     Maintenance, materials and repairs increased 28.0%, or $7 million, to $32 million during the three months ended March 31, 2001 from $25 million during the same period in 2000, due to an increase in fleet size, line maintenance and the volume and timing of airframe checks and engine overhauls as part of our ongoing maintenance program.

     Aircraft fuel expense increased 27.3%, or $6 million, to $28 million during the three months ended March 31, 2001 from $22 million during the same period in 2000. Jet fuel consumption increased 28.5% due to increased flight operations.

     We had no reservations and sales expense during the three months ended March 31, 2001 as compared to $14 million during the same period in 2000. Under the capacity purchase agreement, Continental Airlines is responsible for all of these costs.

     Other rentals and landing fees increased 46.2%, or $6 million, to $19 million during the three months ended March 31, 2001 from $13 million during the same period in 2000, primarily due to higher facilities rent and landing fees resulting from increased operations.

     Ground handling expenses increased 50.0%, or $6 million, to $18 million during the three months ended March 31, 2001 from $12 million during the same period in 2000, primarily due to an increase in departures.

     We had no commissions expense during the three months ended March 31, 2001 as compared to $9 million during the same period in 2000. Under the capacity purchase agreement, Continental Airlines is directly responsible for all of these costs.

     Passenger servicing expense decreased 13.6%, or $0.6 million, to $3.8 million during the three months ended March 31, 2001 from $4.4 million during the same period in 2000, primarily due to the elimination of catering expenses, which, under the capacity purchase agreement, are borne directly by Continental Airlines.

     Depreciation and amortization decreased 3.6%, or $0.2 million, to $5.3 million during the three months ended March 31, 2001 from $5.5 million during the same period in 2000, primarily due to a decrease in owned aircraft.

     Other operating expense increased 8.7%, or $2 million, to $25 million during the three months ended March 31, 2001 from $23 million during the same period in 2000, primarily due to increases in flight crew training, contracted services and travel and other incidental costs resulting from increases in flight operations. These increases were partially offset by the elimination of revenue-related expenses pursuant to the capacity purchase agreement, including advertising and passenger ticketing processing expenses.

     Interest expense, net, decreased 17.5%, or $1.1 million, to $5.2 million during the three months ended March 31, 2001 from $6.3 million during the same period in 2000. The majority of interest expense is related to the amounts due Continental Airlines/note payable to Continental Airlines, which carried an interest rate of 6% per annum in 2000 and 5% per annum in 2001. The decrease in interest expense due to the change in interest rate was partially offset by an increase in amounts due Continental Airlines/note payable to Continental Airlines. Effective March 31, 2001, amounts due Continental Airlines, net, were converted into a long-term note bearing interest at a rate equal to the three-month London interbank offered rate plus 1.25% per annum.

  COMPARISON OF 2000 TO 1999

     We recorded a net loss of $39 million and $13 million for the years ended December 31, 2000 and 1999, respectively. Our operating results in 2000 were significantly impacted by an 83.4% increase in the average price per gallon of aircraft fuel. The net loss in 2000 and 1999 included a $4 million and $7 million after-tax fleet disposition charge, respectively.

     Operating revenue increased 29.9%, or $194 million, to $844 million during 2000 from $650 million during 1999. The increase was principally due to new destinations served and an increase in the frequencies of flights to existing destinations. Available seat miles increased 38% primarily as a result of our addition of 34 regional jet aircraft with a 37- or 50-seat capacity to our fleet, which increase was partially offset by the retirement of 15 turboprop aircraft with a 19- to 46-seat capacity.

     Wages, salaries and related costs increased 31.1%, or $37 million, to $156 million during 2000 from $119 million during 1999, primarily due to a 26% increase in average full-time equivalent employees to support increased flying, increased employee incentives and higher wage rates resulting from the decision in 1997 to increase employee wages to industry standard by the year 2000.

     Aircraft rentals increased 38.7%, or $41 million, to $147 million during 2000 from $106 million during 1999, due to the addition of 34 new leased aircraft and the sale-leaseback of 25 turboprop aircraft consummated at the end of 1999.

     Maintenance, materials and repairs increased 38.1%, or $32 million, to $116 million during 2000 from $84 million during 1999, due to an increase in fleet size, line maintenance and the volume and timing of airframe checks and engine overhauls as part of our ongoing maintenance program.

     Aircraft fuel expense increased 158.5%, or $65 million, to $106 million during 2000 from $41 million during 1999. The average price per gallon increased 83.4% to 86.92 cents in 2000 from 47.39 cents in 1999. In addition, jet fuel consumption increased 40.0% due to increased flight operations. These increases were partially offset by gains of $4.3 million and $5.5 million in 2000 and 1999, respectively, related to our participation in Continental Airlines' fuel hedging program.

     Reservations and sales expense increased 21.2%, or $11 million, to $63 million during 2000 from $52 million during 1999, primarily due to higher credit card fees resulting from increased revenue.

     Other rentals and landing fees increased 31.8%, or $14 million, to $58 million during 2000 from $44 million during 1999, primarily due to higher facilities rent and landing fees resulting from increased operations.

     Ground handling expenses increased 34.2%, or $13 million, to $51 million during 2000 from $38 million during 1999, due to an increase in departures.

     Commissions expense decreased 2.5%, or $1 million, to $37 million during 2000 from $38 million during 1999, due to a lower volume of commissionable sales and lower overall commission rates.

     Passenger servicing expense increased 35.3%, or $6 million, to $23 million during 2000 from $17 million during 1999, primarily due to a rise in catering costs generally caused by an increase in passengers.

     Depreciation and amortization expense increased 4.6%, or $1 million, to $23 million during 2000 from $22 million during 1999, primarily due to an increase in depreciation of spare parts to support the new regional jets. Partially offsetting this increase was a decrease in depreciation resulting from the sale of 25 owned turboprop aircraft at the end of 1999.

     Other operating expense increased 22.2%, or $18 million, to $99 million during 2000 from $81 million during 1999. Included in this amount in 2000 and 1999 were fleet disposition charges of approximately $6.2 million and $10.6 million, respectively, associated with the impairment of certain owned turboprop aircraft. Other operating expense, excluding these fleet disposition charges, increased 32.9%, or $23 million, in 2000 as compared to 1999, primarily as a result of increases in flight crew training, contracted services and travel and other incidental costs resulting from increases in flight operations.

     Interest expense, net, increased 2.1%, or $0.5 million, to $23.8 million during 2000 from $23.3 million during 1999, due to an increase in amounts due Continental Airlines. The majority of interest expense is related to the amounts due Continental Airlines, which carried an interest rate of approximately 6% per annum.

  COMPARISON OF 1999 TO 1998

     We recorded a net loss of $13 million and $16 million for the years ended December 31, 1999 and 1998, respectively. The net loss in 1999 and 1998 included a $7 million and $14 million after-tax fleet disposition charge, respectively.

     Operating revenue increased 23.1%, or $122 million, to $650 million during 1999 from $528 million during 1998. The increase was principally due to new destinations served and an increase in the frequencies of flights to existing destinations. Available seat miles increased 29.9%, primarily as a result of our addition of 27 regional jet aircraft with a 37- or 50-seat capacity, which increase was partially offset by the retirement of seven turboprop aircraft with a 30- to 46-seat capacity.

     Wages, salaries and related costs increased 26.6%, or $25 million, to $119 million during 1999 from $94 million during 1998, primarily due to a 15% increase in average full-time equivalent employees to support increased flying, increased employee incentives and higher wage rates resulting from the decision in 1997 to increase employee wages to industry standard by the year 2000.

     Aircraft rentals increased 16.5%, or $15 million, to $106 million during 1999 from $91 million during 1998, due to the addition of 27 new leased aircraft.

     Maintenance, materials and repairs increased 20.0%, or $14 million, to $84 million during 1999 from $70 million during 1998, due to an increase in fleet size, line maintenance and the volume and timing of airframe checks and engine overhauls as part of the our ongoing maintenance program.

     Aircraft fuel expense increased 36.7%, or $11 million, to $41 million during 1999 from $30 million during 1998. Jet fuel consumption increased 31.1% due to increased flight operations. Also, the average price per gallon increased 4% to 47.39 cents in 1999 from 45.55 cents in 1998. These increases were partially offset by a gain of $5.5 million in 1999 related to our participation in Continental Airlines' fuel hedging program.

     Reservations and sales expense increased 18.2%, or $8 million, to $52 million during 1999 from $44 million during 1998, primarily due to higher credit card fees resulting from increased revenue.

     Other rentals and landing fees increased 37.5%, or $12 million, to $44 million during 1999 from $32 million during 1998, primarily due to higher facilities rent and landing fees resulting from increased operations and higher rates.

     Ground handling expenses increased 26.7%, or $8 million, to $38 million during 1999 from $30 million during 1998, primarily due to an increase in departures.

     Commissions expense increased 11.8%, or $4 million, to $38 million during 1999 from $34 million during 1998, primarily due to the increase in passenger revenue. This increase was partially offset by a lower volume of commissionable sales.

     Passenger servicing expense increased 13.3%, or $2 million, to $17 million during 1999 from $15 million during 1998, primarily due to a rise in catering costs generally caused by an increase in passengers.

     Depreciation and amortization expense increased 69.2%, or $9 million, to $22 million during 1999 from $13 million during 1998, primarily due to an increase in spare parts and flight equipment to support the new regional jets.

     Other operating expense increased 9.5%, or $7 million, to $81 million during 1999 from $74 million during 1998. Excluding fleet disposition charges of $10.6 million in 1999 and $21.6 million in 1998, other operating expense increased 34.6%, or $18 million, in 1999 as compared to 1998 as a result of increases in flight crew training, contracted services and travel and other incidental costs resulting from increases in flight operations.

LIQUIDITY AND CAPITAL RESOURCES

     As of March 31, 2001, we had $71 million in cash and cash equivalents. Net cash provided by operating activities decreased $28 million during the three months ended March 31, 2001 compared to the same period in the prior year primarily due to a decrease in payables. Net cash used by investing activities for the three months ended March 31, 2001 compared to the same period in the prior year decreased $27 million primarily due to a decrease in purchase deposits paid. Net cash provided by financing activities increased $71 million during the three months ended March 31, 2001 compared to the same period in the prior year due to an increase in borrowings from Continental Airlines.

     Prior to January 1, 2001, our cash and cash equivalents were held for us by Continental Airlines. Continental Airlines funded any negative cash positions and swept any surplus cash from our bank accounts. Intercompany transactions were immediately charged or credited to us. Effective January 1, 2001, we began maintaining a cash management system and cash and investment accounts separate from Continental Airlines. However, Continental Airlines performs cash management services for us under the administrative support and information services agreement that we entered into in connection with the capacity purchase agreement. Continental Airlines invests our cash in accordance with our Investment Policies and Procedures established effective January 1, 2001. Transactions with Continental Airlines are settled through intercompany billings, with payment due in 30 days. If necessary, adjustments are settled through intercompany billings and paid on a monthly basis.

  RELATIONSHIP WITH CONTINENTAL AIRLINES

     We are directly affected by the financial and operational strength of Continental Airlines. Passenger demand and fare levels have in the past been influenced by, among other things, the general state of the economy (both internationally and domestically), international events, airline capacity and pricing actions taken by carriers. Domestically, from 1990 to 1993, the weak U.S. economy, turbulent international events and extensive price discounting by carriers contributed to unprecedented losses for U.S. airlines. After 1993, the U.S. economy improved and excessive price discounting abated. The airline industry is currently experiencing a decline in traffic, particularly business traffic (which has a higher yield than leisure traffic), due to the recent slowing of growth in the economy. For example, Continental Airlines experienced a decline in both load factor and revenue per available seat mile in June 2001 as compared to June 2000, resulting in a decrease in system-wide passenger revenue per available seat mile of approximately 10 to 12%. We anticipate that softening economic conditions, domestically and globally, will continue to put pressure on the industry and Continental Airlines while those conditions continue. In the event of any decrease in Continental Airlines' financial or operational strength, Continental Airlines' ability to make payments to us under the capacity purchase agreement, and the amount of such payments, may be adversely affected. Continental Airlines could also reduce the level of its commitment under our capacity purchase agreement if its market share and growth were to decline.

     As of December 31, 2000, we had approximately $481.3 million of amounts due Continental Airlines, net, which accrued interest at 6% per annum in 2000 and 5% per annum in 2001. Effective March 31, 2001, the amounts due Continental Airlines, net, of $552.3 million were converted into a floating rate note, which bears interest at a rate fixed for each quarter at the three-month London interbank offered rate on the second business day prior to such quarter plus 1.25% per annum, which for the three months ended September 30, 2001 is 5.04% per annum. Installments of $12.5 million in principal plus accrued interest are due quarterly beginning March 31, 2003, with the entire unpaid balance due on September 30, 2005. We are also required to make quarterly principal payments if, at the end of a fiscal quarter, our cash exceeds specified levels. Within 45 days of the end of a fiscal quarter, we are obligated to pay to Continental Airlines the greater of our cash in excess of $75 million at the end of the quarter or $10 million, except where the payment would reduce our cash balance as of the date of payment below $75 million. In that event, the payment will be reduced by the amount necessary to keep our cash balance at a minimum of $75 million as of the payment date.

     As of March 31, 2001, we also had approximately $10.0 million (including current maturities) of capital lease obligations.

  PURCHASE COMMITMENTS

     We have substantial commitments for capital expenditures, including for the acquisition of new aircraft. As of June 30, 2001, the estimated aggregate cost of our firm commitments for 157 Embraer regional jets was approximately $2.5 billion. We also have options to purchase an additional 100 Embraer regional jets. Neither we nor Continental Airlines will have any obligation to take any such aircraft that are not financed by a third party and leased to Continental Airlines. Further, financing will be needed to satisfy our capital commitments for other aircraft and aircraft-related expenditures such as engines, spare parts, simulators and related items. There can be no assurance that sufficient financing will be available for all aircraft and other capital expenditures not covered by firm financing commitments. We expect cash outlays for 2001 fleet-related capital expenditures to be approximately $51.5 million.

     We expect cash outlays for 2001 capital expenditures, exclusive of fleet plan requirements, to aggregate approximately $31.0 million, primarily relating to software application and automation infrastructure projects, mandatory maintenance projects, passenger terminal facility improvements, maintenance and ground equipment.

     We expect to fund future capital commitments through internally generated funds together with general financings and aircraft financing transactions. However, there can be no assurance that sufficient financing at acceptable rates will be available for all aircraft and other capital expenditures not covered by firm financing commitments.

  AIRCRAFT LEASES

     We have significant lease and sublease obligations for aircraft that are classified as operating leases and therefore are not reflected as liabilities on our balance sheet. These leases expire between 2002 and 2017. As of December 31, 2000, our total minimum annual rental payments for 2001 under all noncancellable aircraft operating leases were approximately $147.6 million. A substantial portion of our aircraft are leased directly by Continental Airlines from third parties, and are in turn subleased to us. If Continental Airlines were to default under such leases, our ability to retain access to the subject aircraft would be adversely affected.

     Under the capacity purchase agreement, Continental Airlines is required to lease from Embraer or its designee all of our current firm order aircraft and sublease these aircraft to us. However, Continental Airlines is not required to provide any financing for our Embraer option aircraft or any other aircraft that we may acquire. In addition, Continental Airlines may require us to substitute aircraft subject to our existing Embraer options for aircraft that have been removed from the terms of the capacity purchase agreement but that we continue to sublease from Continental Airlines. If Continental Airlines elects to do this, it will be entitled to terminate our sublease and take possession of the replaced aircraft on the aircraft's scheduled delivery date. However, we will be required to finance the option aircraft independent of Continental Airlines, and even if we are unable to finance the option aircraft or the option aircraft is not delivered for any other reason, Continental Airlines will still be entitled to cancel the sublease and take possession of the replaced aircraft, resulting in a decrease in the size of our aircraft fleet. Since we will be subject to a continuing risk of losing aircraft removed from the terms of the capacity purchase agreement that are subject to subleases with Continental Airlines if we are not able to finance a replacement option aircraft, we may be unable to enter into contracts with other carriers to sell the capacity of that aircraft. In addition, Continental Airlines may terminate the sublease relating to, and take possession of, any of our aircraft that has been removed from the terms of the capacity purchase agreement to the extent that Continental Airlines provides us with an equivalent replacement aircraft. We will be required to use commercially reasonable efforts to finance the replacement aircraft. If we are unable to obtain financing after using commercially reasonable efforts, we will not be required to exchange our aircraft for the replacement aircraft. We cannot assure you that, if Continental Airlines exercises its rights to replace an aircraft, we will be able to obtain alternative financing or that the terms of any such alternative financing will be comparable to those in the subleases with Continental Airlines.

  DEFERRED INCOME TAX ASSETS

     We are a party to a tax agreement and are included in the consolidated federal income tax return of Continental Airlines. Our income tax expense is calculated on a separate-company basis. Tax payments to Continental Airlines are made on the basis of separate taxable income. However, utilization of our tax net operating losses and credits is based on utilization within the consolidated Continental Airlines group rather than on a stand-alone basis.

     At December 31, 2000, we had net operating loss carryforwards for tax purposes of approximately $167 million, which expire between 2007 and 2021. These tax loss carryovers represent the amount that we would have available if we separated from the Continental Airlines consolidated group. No valuation allowance has been established for the deferred tax assets related to these net operating loss carryovers because we believe it is likely that these assets will be realized with sufficient taxable income within the Continental Airlines consolidated group. Our tax agreement will cease to exist as a result of this offering. We do not believe that a valuation allowance will be required upon completion of this offering because current projections of taxable income are estimated to recover the net operating loss carryovers in approximately two years. However, there can be no assurance that we will generate taxable income under the capacity purchase agreement sufficient to realize the deferred tax assets.

  EMPLOYEES

     The following is a table of our principal collective bargaining agreements, and their respective amendable dates.

                            APPROXIMATE
                          NUMBER OF FULL-
                          TIME EQUIVALENT                                              CONTRACT
EMPLOYEE GROUP               EMPLOYEES      REPRESENTING UNION                         AMENDABLE DATE
--------------            ---------------   ----------------------------------------   --------------
Pilots..................       1,830        Air Line Pilots Association                October 2002
Mechanics...............         570        International Brotherhood of Teamsters     January 2004
Flight Attendants.......         700        International Association of Machinists    December 2004
                                            and Aerospace Workers
Dispatchers.............          50        Transport Workers Union of America         July 2004

     Our other employees are not covered by collective bargaining agreements. However, the International Association of Machinists and Aerospace Workers recently filed a request with the National Mediation Board, asking it to hold a representation election among ramp and related employees. The filing is a preliminary procedural step, and the National Mediation Board has not yet indicated whether an election will be held. On several occasions in the past, our ramp employees have overwhelmingly rejected the union's attempts to organize them.

  FUTURE COSTS

     We believe that our costs are likely to be affected in the future by:

     - higher aircraft ownership costs as new aircraft are delivered to the extent not covered by the capacity purchase agreement;

     - our capacity purchase agreement, which has eliminated revenue-related expenses (such as reservations, sales and commissions), food and beverage costs and certain administrative expenses and caps the cost of fuel at 80.92 cents per gallon;

     -  higher wages, salaries, benefits and related costs;

     -  changes in the costs of materials and services;

     - changes in governmental regulations and taxes affecting air transportation and the costs charged for airport access, including new security requirements;

     -  changes in our fleet and related capacity; and

     - our continuing efforts to reduce costs throughout our operations, including reduced maintenance costs for new aircraft.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

     We have been and are subject to market risks, including commodity price risk (such as, to a limited extent, aircraft fuel prices) and interest rate risk. See the notes to our historical financial statements for a description of our accounting policies and other information related to these financial instruments.

  AIRCRAFT FUEL

     Our results of operations have been significantly impacted by changes in the price of aircraft fuel. During 2000 and 1999, aircraft fuel accounted for 12.2% and 6.5%, respectively, of our operating expenses excluding fleet disposition/impairment losses. Although we have not been a party to derivative financial instruments, we have been covered under some of Continental Airlines' risk management programs. During 2000 and 1999, Continental Airlines entered into agreements such as petroleum call options, petroleum swap contracts and jet fuel purchase commitments to hedge against a sharp increase in jet fuel prices. Continental Airlines allocated to us a portion of the gains and losses on these contracts based on a relative proportion of jet fuel consumed. Effective January 1, 2001, we entered into the capacity purchase agreement, which expires December 31, 2010 (subject to extension by Continental Airlines through 2030 and its right to terminate without cause after January 1, 2006 upon 12 months' notice or for cause at any time), whereby fuel costs are capped at 80.92 cents per gallon.

  INTEREST RATES

     As of June 30, 2001, we have firm commitments to acquire 157 Embraer regional jets. Changes in interest rates may impact the actual cost to us for the related leasing transactions in the future. However, under our capacity purchase agreement, our block hour rates will be adjusted higher or lower to reflect any changes in our aircraft rental rates. We also have potential exposure with respect to our note payable to Continental Airlines, which bears interest at a floating rate. The interest rate applicable to this variable rate note may rise and increase the amount of interest expense. The impact of market risk is estimated using a hypothetical increase in interest rates of one percentage point for our variable rate long-term debt. Based on this hypothetical assumption, we would have incurred an additional $1.4 million in interest expense for the quarter ended March 31, 2001. We do not hold long-term interest sensitive assets and therefore we are not exposed to interest rate fluctuations for our assets. We do not purchase or hold any derivative financial instruments to protect against the effects of changes in interest rates.

                                    BUSINESS

OUR COMPANY

     Operating as Continental Express, we are the second-largest regional airline in the world based on available seat miles and the largest operator of regional jets in the world. We offer scheduled passenger service with approximately 1,000 daily departures to 113 cities in 34 states, the District of Columbia, Mexico and Canada, providing Continental Airlines all of its regional airline capacity at its hub airports in Houston, Cleveland and Newark. We believe our operations complement Continental Airlines' operations by allowing more frequent service to small cities than could be provided economically with conventional large jet aircraft and by carrying traffic that connects with Continental Airlines' mainline jets. Our available seat miles have grown at a compounded annual rate of 28% from 1996 to 2000 to 4.7 billion.

     Our focus on regional jet aircraft has been instrumental in our growth. Responding to our customers' preference for regional jets over turboprop aircraft, we were one of the first airlines to adopt an all-regional jet strategy, with all of our turboprop aircraft scheduled to be replaced with regional jets by 2004. We were the worldwide launch customer in 1996 for the highly successful Embraer line of regional jets. As of June 30, 2001, we had 117 of these aircraft in service and firm orders for an additional 157 aircraft through 2005. Over the next four years, we are scheduled to take delivery of approximately four new regional jet aircraft per month. Our regional jets' operational capabilities have allowed us to successfully add service to new markets that did not have enough passenger traffic to support Continental Airlines' mainline jet service, but were beyond the range of turboprop aircraft. We plan to use these aircraft to begin service to new markets, principally out of Houston, Cleveland and the Newark/New York area, to expand service in existing markets and to replace our turboprop aircraft. As a result, from 2001 to 2004 our available seat miles are expected to grow at a compounded annual rate of approximately 30%.

     We currently derive all of our revenues under a capacity purchase agreement with Continental Airlines. Under this agreement, we operate flights on behalf of Continental Airlines at a fixed rate for each scheduled block hour. Continental Airlines controls and is responsible for scheduling, pricing and seat inventories and is entitled to all revenues associated with the operation of the aircraft. We believe the capacity purchase business model (in which a major airline buys the capacity of aircraft operated by a regional airline at fixed rates) is preferable to a revenue-sharing model (in which a regional carrier and a major airline share the revenue from passengers who connect between the two carriers). We believe the benefits to regional airlines of the capacity purchase model over the revenue-sharing model include:

     - the major carrier typically assumes the risk of revenue volatility associated with fares and passenger traffic on each operated flight, allowing the regional airline to focus on executing its flight operations;

     - the major carrier often assumes price volatility for specified expense items such as fuel; and

     - the major carrier assumes the cost of all distribution and revenue-related costs, such as commissions, central reservation system fees and advertising.

     We believe that, as a result of the benefits they provide, the trend in the industry for publicly owned regional carriers is toward using capacity purchase agreements rather than revenue-sharing arrangements.

     We believe that our capacity purchase agreement with Continental Airlines can be differentiated from the capacity purchase agreements of one or more of our major competitors as it contains several provisions that reduce our financial risk, including:

     - Continental Airlines has substantially assumed the risk of weather and air traffic control cancellations;

     - the fixed rates for each scheduled block hour that we receive from Continental Airlines have been determined through December 31, 2004;

     - in addition to providing that specified costs, including fuel costs, costs associated with fluctuations in pilot training volumes, aircraft rentals, airport rent and landing fees will be "trued up" for differences between actual costs and expected costs, our capacity purchase agreement provides that our fixed rates may increase if certain other future costs exceed our expectations; and

     - Continental Airlines will cover all of the costs associated with the retirement of our turboprop aircraft.

     We believe that our capacity purchase agreement allows us to focus on our operations, flight completion rates, cost-effective maintenance, employee training, labor costs and employee relations.

     We anticipate that substantially all of our growth over the next several years will be attributable to our capacity purchase agreement with Continental Airlines. However, in the future, we also plan to seek opportunities to provide regional airline service to other major carriers.

OPPORTUNITIES RESULTING FROM OUR RELATIONSHIP WITH CONTINENTAL AIRLINES

     Continental Airlines is the fifth-largest air carrier in the United States as measured by 2000 revenue passenger miles, serving 225 airports worldwide as of June 30, 2001. Continental Airlines' total revenues in 2000 were $9.9 billion, of which $6.8 billion were domestic and $3.1 billion were international. Its domestic operations center around its hubs in Houston, Cleveland and Newark, where, including our flights, it accounted for 83%, 69% and 58%, respectively, of each hub airport's daily departures as of June 30, 2001. We believe that we have provided significant support to Continental Airlines' growth in mainline available seat miles, which has exceeded that of every other major U.S. airline over the past five years.

     As of June 30, 2001, Continental Airlines flew to 133 domestic and 92 international destinations and offered additional connecting service through alliances with domestic and foreign carriers. Continental Airlines directly serves 17 European cities, eight South American cities, Tel Aviv, Tokyo and Hong Kong, and is one of the leading airlines providing service to Mexico and Central America, serving more destinations there than any other U.S. airline. From its Guam hub, Continental Airlines, through its wholly owned subsidiary Continental Micronesia, Inc., provides extensive service in the western Pacific, including service to more Japanese cities than any other U.S. carrier.

     We believe our long established relationship with Continental Airlines provides us with a competitive advantage and significant opportunities for growth. Continental Airlines' substantial presence at its three major hubs provides us with opportunities to expand service to existing markets and serve new markets from these locations. From these hubs, we operate a route network that spans the East Coast and reaches as far north as Quebec City, Canada, as far south as Ixtapa, Mexico and as far west as Colorado Springs, Colorado. We anticipate further expanding our route network from these hubs with the introduction of longer range Embraer ERJ-145XR aircraft. Also, the proximity of Continental Airlines' Houston hub to Mexico provides us with access to numerous growing markets in Mexico. Additionally, our status as a carrier for Continental Airlines allows us to capitalize on the high level of consumer awareness and positive public perception of Continental Airlines. For example, Continental Airlines ranked No. 1 for domestic on-time performance in 2000 among major U.S. air carriers and was named the 2001 Airline of the Year by Air Transport World. Our ability to offer passengers participation in the frequent flyer program of Continental Airlines, which was recently recognized as the best program in the industry by OAG, is also an attractive incentive for people to fly on our airline.

OUR INDUSTRY

  MAJOR, LOW-FARE AND REGIONAL AIRLINES

     The airline industry in the United States has traditionally been led by "major airlines," including United Airlines, American Airlines, Delta Air Lines, Northwest Airlines, Continental Airlines and US Airways. The major airlines offer scheduled flights to most major cities within the United States and throughout all or part of the world and also serve numerous smaller cities. The major airlines benefit from wide name recognition, long operating histories and substantial financial resources.

     Most major air carriers have adopted the "hub and spoke" system. This system concentrates most of an airline's operations at a limited number of hub cities, serving most other destinations in the system by providing one-stop or connecting service through the hub between destinations on the spokes. Such an arrangement permits travelers to fly from a point of origin to more destinations without switching air carriers. Hub airports permit carriers to transport passengers between large numbers of destinations with substantially more frequent service than if each route were served directly. The hub and spoke system also allows the carrier to add service to new destinations from a large number of cities using only one or a limited number of aircraft.

     "Low-fare" airlines, such as Southwest Airlines, AirTran Airways and Frontier Airlines, generally offer fewer conveniences to travelers and have lower cost structures than major airlines, which permits them to offer flights to many of the same markets, but at lower prices. Some low-fare airlines utilize a hub and spoke strategy, while others, including Southwest Airlines, have offered predominately point-to-point service between designated city pairs. The reduction, withdrawal or historical absence of service on certain shorter haul routes by both major and low-fare carriers has provided increased opportunities for regional airlines to develop these markets.

     Regional airlines, including our company, SkyWest Airlines, Atlantic Coast Airlines, American Eagle, Atlantic Southeast Airlines, Comair, Mesa Airlines, Mesaba Airlines and Horizon Airlines, typically operate smaller aircraft on lower-volume routes than major airlines. Several regional airlines, including American Eagle, Comair, Atlantic Southeast Airlines and Horizon Airlines, are wholly owned subsidiaries of major airlines. In contrast to low-fare airlines, regional airlines generally do not try to establish an independent route system to compete with the major airlines. Rather, regional airlines typically enter into relationships with one or more major airlines, under which the regional airline agrees to use its smaller aircraft to carry passengers booked and ticketed by the major airline between a hub of the major airline and a smaller outlying city. In exchange for these services, the regional airline is either paid a fixed per-flight fee by the major airline or receives a percentage of applicable ticket revenues.

  GROWTH OF THE REGIONAL AIRLINE INDUSTRY

     According to the Regional Airline Association, the regional airline sector of the airline industry experienced growth in available seat miles of 10.2% between 1989 and 1999. We believe that the growth in the number of passengers using regional airlines and the revenues of regional airlines during the past decade is attributable to a number of factors, including:

     - Regional airlines are replacing turboprop planes with regional jets, which passengers prefer.

     - Regional airlines work with, and often benefit from the strength of, the major airlines. Since many major airlines are increasingly using regional airlines as part of their growth strategies, many regional airlines have expanded, and may continue to expand, with the major airlines they serve.

     - Regional airlines tend to have a more favorable cost structure and leaner corporate culture than many major airlines. Many regional airlines were founded in the midst of the highly competitive market that developed following deregulation of the airline industry in 1978.

     - Many major airlines have determined that an effective method for retaining customer loyalty and maximizing system revenue, while lowering costs, is to utilize more cost-efficient regional airlines flying under the major airline's flight designator code and name to serve shorter, low-volume routes.

  GROWTH IN THE USE OF REGIONAL JETS

     We believe that the emergence of the regional jet in the mid-1990's was, and will continue to be, a significant factor in the growth of the regional airline industry. Part of the reason for the regional jets' importance to the growth of the regional airline industry stems from the high level of customer acceptance of the aircraft. Regional jets feature cabin class comfort and low noise levels, and we believe they are perceived by customers to be a safer means of transportation than turboprops. In addition, regional jets travel at high speed and have a traveling range that is similar to the 120-seat plus aircraft operated by major airlines. Regional jets can be used effectively on routes of up to approximately 1,500 miles, compared to approximately 400 miles for turboprops. The extended range, speed and greater comfort of regional jets allow regional airlines to operate on more and longer routes than they could with turboprops.

     In addition, for many routes, regional jets are more economical than larger jets. As a result, regional jets are often used to fly on what are called "long and thin" routes, which are routes between cities that are too distant to use turboprops (500 to 1,500 miles) but have too little customer demand (either overall or during certain times of the day) to justify flying larger jet aircraft. The ability of regional jets to fly profitably to smaller markets has allowed the major carriers, in conjunction with their regional partners, to enhance greatly the utility of their hubs by adding spoke cities and increasing the frequency of flights, especially in off-peak periods.

  RELATIONSHIP OF REGIONAL AND MAJOR AIRLINES

     Regional airlines generally enter into code-sharing agreements with major airlines, under which the regional airline is authorized to use the major airline's two-letter flight designator code to identify the regional airline's flights and fares in the central reservation systems, to paint its aircraft with the colors and/or logos of its code-sharing partner and to market and advertise its status as a carrier for the code-sharing partner. In addition, the major airline generally provides reservation services, ticket stock, certain ticketing services, ground support services and gate access to the regional airline, and both partners often coordinate marketing, advertising and other promotional efforts. In exchange, the regional airline provides a designated number of low-capacity (usually between 30 and 80 seats) flights between larger airports served by the major airline and surrounding cities, usually in lower-volume markets.

     The financial arrangements between the regional airlines and their code-sharing partners usually involve either a per-flight fixed-fee arrangement or a revenue-sharing arrangement. We believe that, as a result of the differences between fixed-fee arrangements and revenue-sharing arrangements, the trend in the industry for publicly owned regional carriers is toward using fixed-fee arrangements similar to the one that exists between us and Continental Airlines.

     Fixed-Fee Capacity Purchase Arrangements. Under a fixed-fee arrangement, the major airline generally pays the regional airline a fixed rate per flight, with additional incentives based on such factors as completion of flights, on-time performance and satisfactory baggage handling. In addition, the major and regional airlines often enter into an arrangement under which the major airline bears the risk of changes in the price of fuel. Under these arrangements, the major airline is responsible for scheduling and pricing the flights and controlling inventory. Regional airlines can benefit from a fixed-fee capacity purchase arrangement because they are sheltered to some degree from many of the elements that cause volatility in airline earnings -- variations in ticket prices, passenger loads and fuel prices. However, regional airlines in fixed-fee capacity purchase arrangements generally do not benefit from a positive trend in ticket prices, passenger loads or fuel prices and, because the major airlines absorb most of the risks, the margin between the per-block hour fixed rate and expected per-block hour costs tends to be smaller than the margins that can be achieved by revenue-sharing arrangements. The major airline can benefit from fixed-fee capacity purchase arrangements because under such arrangements it is better able to control its entire network of flights and to serve strategic routes that otherwise might be uneconomical to a regional carrier under a revenue-sharing arrangement.

     Revenue-Sharing Arrangements. Under a revenue-sharing arrangement, the major airline and regional airline negotiate a proration formula, under which the regional airline receives a percentage of the ticket revenues for those passengers traveling for one portion of their trip on the regional airline and the other portion of their trip on the major airline. Substantially all costs associated with the regional airline flight are borne by the regional airline. In such a revenue-sharing arrangement, the regional airline realizes increased profits as ticket prices and passenger loads increase or fuel prices decrease and, correspondingly, realizes decreased profits as ticket prices and passenger loads decrease or fuel prices increase. Under this arrangement, the regional airline typically has more control over its flights and inventory.

OUR BUSINESS STRATEGY

     Our goal is to strengthen our position as one of the leading regional airlines and to grow our regional jet fleet, revenues, earnings and cash flow by seeking to:

     -  OPERATE A MODERN, EFFICIENT AIRCRAFT FLEET, FOCUSING ON REGIONAL
        JETS. By the year 2004, we intend to operate an all-jet fleet comprised of ERJ-145XR, ERJ-145 and ERJ-135 aircraft. We believe that our new regional jets provide greater comfort and enjoy better customer acceptance than turboprop aircraft. Further, we believe the elimination of the turboprop aircraft, and the focus on a single regional jet type will simplify our operations and lower our cost structure. By simplifying our fleet, we expect to gain efficiencies in training, maintenance and flight operations. In addition, the regional jets allow us to serve certain routes that cannot be served by our turboprop aircraft. Beginning in 2002, we expect to receive a longer range version of the ERJ-145 aircraft, the ERJ-145XR, which is anticipated to be able to fly approximately 1,500 miles (approximately 40% farther than the current ERJ-145 aircraft). The ERJ-145XR aircraft will expand our ability to serve markets that our current aircraft are unable to serve.

     - MINIMIZE OPERATING COSTS. We strive to maintain low operating costs by operating modern and efficient aircraft and maintaining high utilization rates. We seek to reduce aircraft maintenance costs by using a combination of certified maintenance vendors and our own personnel and facilities and by fixing costs for engine maintenance through "power-by-the-hour" agreements with manufacturers.

     -  MAINTAIN OUR LONG ESTABLISHED RELATIONSHIP WITH CONTINENTAL
        AIRLINES. We believe our long established relationship with Continental Airlines has provided and will provide us with significant growth opportunities. Flying solely on behalf of Continental Airlines from January 1, 1996 to December 31, 2000, our available seat miles have grown at a compounded annual rate of 28%. Continental Airlines has agreed to purchase, subject to the terms of our capacity purchase agreement, all of our existing capacity and all capacity relating to the 157 Embraer regional jets for which we have firm orders as of June 30, 2001. As a result, we expect that from January 1, 2001 to December 31, 2004, our available seat miles will grow at a compounded annual rate of 30%. We intend to work closely with Continental Airlines to expand service to existing markets, open new markets and schedule convenient and frequent flights.

     - CONTINUE GROWTH OUT OF THE HOUSTON, CLEVELAND AND NEWARK/NEW YORK MARKETS. As of June 30, 2001, we held the largest market share of regional airline traffic at Houston's Bush Intercontinental (95% of regional flights), Cleveland's Hopkins International (80% of regional flights) and Newark International (62% of regional flights). We believe these markets, particularly the Houston market, offer attractive opportunities for long-term, profitable growth of regional jet operations for Continental Airlines. Houston, Cleveland and the Newark/New York area are each large business and population centers, which contributes to a high volume of traffic through their respective airports. Our operations out of Houston, Cleveland and the Newark/New York area provide our passengers access to the entire East Coast, Midwest and southern United States as well as portions of Mexico and Canada.

     - CAPITALIZE ON FIXED-FEE CAPACITY PURCHASE ARRANGEMENTS. Our capacity purchase agreement requires Continental Airlines to pay us a fixed rate for our scheduled regional jet and turboprop capacity. We believe that fixed-fee arrangements provide more predictable results by reducing our exposure to fluctuations in significant components of airline profitability, namely fuel prices, fare competition and passenger volumes. In some circumstances, fixed-fee arrangements also enable us to operate routes selected by Continental Airlines, even though those routes might not offer margins attractive enough to motivate us to offer services based on revenue-sharing. In the future, to the extent that we have available capacity, we intend to seek additional fixed-fee capacity purchase arrangements with Continental Airlines or other airlines.

     - FOCUS ON CUSTOMER SERVICE. Customer service is a principal focus of our company. We believe our on-time performance is crucial to our other operational objectives and, together with our initiatives to improve baggage handling and customer satisfaction, is critical to attracting travelers.

     - PROMOTE EMPLOYEE PARTICIPATION AND ACHIEVEMENT. We believe that our employees are our greatest asset and the cornerstone of improved reliability and customer service. Management has introduced a variety of programs to increase employee awareness and morale and foster a sense of shared community. These initiatives include, among others, significant efforts to communicate openly and honestly with all employees through daily news bulletins, weekly voicemail updates from our chief executive officer, monthly and quarterly publications from us and Continental Airlines, videotapes mailed to employees reporting on our growth and progress, hundreds of bulletin boards system-wide and daily news electronic display signs in many of our employee locations worldwide.

MARKETS AND ROUTES

     Operating in conjunction with Continental Airlines out of its three main hubs in Houston, Cleveland and Newark, we operate a route network that spans the East Coast and reaches as far north as Quebec City, Canada, as far south as Ixtapa, Mexico, and as far west as Colorado Springs, Colorado. We serve 113 cities in 34 states, the District of Columbia, Mexico and Canada from Continental Airlines' three main hubs, each of which is located in a large business and population center, which contributes to a high volume of local traffic.

  HOUSTON'S GEORGE BUSH INTERCONTINENTAL AIRPORT

     Bush Intercontinental is the home of our operations and the operations of Continental Airlines. As of June 30, 2001, we operated 206 daily departures from Bush Intercontinental serving 54 cities in 19 states and 10 cities in Mexico. We serve more destinations in Mexico than any other U.S. carrier. Of these departures, approximately 53% were served by regional jets. We operated approximately 95% of all daily departures of regional jets and turboprops from Bush Intercontinental Airport and approximately 85% of all daily departures of regional jets and turboprops from Houston's two major airports (Bush Intercontinental and Houston Hobby).

     The following map illustrates our routes out of Bush Intercontinental:

                                     [MAP]

     As of June 30, 2001, Continental Airlines operated 357 daily departures from Bush Intercontinental. We and Continental Airlines together operated approximately 83% of all daily departures from Bush Intercontinental and approximately 65% of all daily departures from Houston's two major airports. Bush Intercontinental is also the focus of Continental Airlines' operations in Mexico and Central America. In addition to its 301 average daily domestic departures, Continental Airlines also flies to Mexico, Central America, South America, the Caribbean, Canada, Europe and Tokyo from Bush Intercontinental.

  CLEVELAND'S HOPKINS INTERNATIONAL AIRPORT

     As of June 30, 2001, we operated 190 daily departures from Hopkins International serving 57 cities in 27 states and two cities in Canada. Of these departures, approximately 65% were served by regional jets. We operated approximately 80% of all daily departures of regional jets and turboprops from Hopkins International.

     The following map illustrates our routes out of Hopkins International:

                                     [MAP]

     As of June 30, 2001, Continental Airlines operated 79 daily departures from Hopkins International. We and Continental Airlines together operated approximately 69% of all daily departures from Hopkins International. In addition to its 76 average daily domestic departures, Continental Airlines also flies to London and Cancun from Hopkins International.

  NEWARK INTERNATIONAL AIRPORT

     As of June 30, 2001, we operated 102 daily departures from Newark International serving 35 cities in 21 states and five cities in Canada. Of these departures, approximately 70% were served by regional jets. We operated approximately 62% of all daily departures of regional jets and turboprops from Newark International and approximately 24% of all daily departures of regional jets and turboprops from New York City's three major airports (Newark, LaGuardia and John F. Kennedy).

     The following map illustrates our routes out of Newark International:

                                     [MAP]

     Continental Airlines operates the largest hub in the New York metropolitan area, which is the largest aviation market in the world based on weekly departures. As of June 30, 2001, Continental Airlines operated

271 daily departures from Newark International. We and Continental Airlines together operated approximately 58% of all daily departures from Newark International and approximately 24% of all daily departures from New York City's three major airports. In addition to its 224 average daily domestic departures, Continental Airlines also flies to Europe, the Caribbean, Mexico, Canada, South America, Central America, Tel Aviv, Tokyo and Hong Kong from Newark International.

  OTHER ROUTES

     We also provide service to markets outside of Continental Airlines' hubs. We currently provide service between New York's LaGuardia Airport and several cities. We recently added service from White Plains, New York to Boston, Massachusetts and Toronto, Ontario. We will be adding service from White Plains to Ronald Reagan Washington National Airport in September 2001.

  AIRCRAFT FLEET

     As shown in the following table, our aircraft fleet consisted of 117 regional jets and 63 turboprop aircraft at June 30, 2001. Our purchase commitments as of June 30, 2001 are also shown below.

                                                                                                    SEATS IN
                                      TOTAL                      AVERAGE AGE    FIRM                STANDARD
TYPE                                 AIRCRAFT   OWNED   LEASED   (IN YEARS)    ORDERS   OPTIONS   CONFIGURATION
----                                 --------   -----   ------   -----------   ------   -------   -------------
REGIONAL JETS:
ERJ-145XR..........................     --        --      --          --         86       100          50
ERJ-145............................     90        --      90         2.1         68        --          50
ERJ-135............................     27        --      27         0.9          3        --          37
                                       ---       ---     ---        ----        ---       ---
                                       117        --     117         1.8        157       100
                                       ---       ---     ---        ----        ---       ---
TURBOPROP:
ATR-42-320.........................     31         5      26        11.3         --        --          46
EMB-120............................     19        --      19        11.5         --        --          30
Beech 1900-D.......................     13        --      13         5.1         --        --          19
                                       ---       ---     ---        ----        ---       ---
                                        63         5      58        10.1         --        --
                                       ---       ---     ---        ----        ---       ---
     Total.........................    180         5     175         4.7        157       100
                                       ===       ===     ===        ====        ===       ===

     We lease or sublease 26 ATR-42-320, 19 EMB-120, 27 ERJ-135 and 90 ERJ-145 aircraft from Continental Airlines under long-term operating leases expiring between 2002 and 2017. We lease all of our Beech 1900-D turboprop aircraft from Gulfstream under long-term operating leases, which may be terminated at any time upon notice by us.

     As of June 30, 2001, we had firm orders for an additional 68 Embraer 50-seat ERJ-145 regional jets, 86 Embraer 50-seat ERJ-145XR regional jets and 3 Embraer 37-seat ERJ-135 regional jets. We believe that this aircraft order is the largest existing firm order of regional jets. The following table outlines the number of Embraer regional jets we are scheduled to receive during each of the next five years.

                                                             DURING THE YEAR ENDED DECEMBER 31,
                                                            ------------------------------------
                                                            2001    2002    2003    2004    2005
                                                            ----    ----    ----    ----    ----
ERJ-145XR.................................................   --       9      39      36       2
ERJ-145...................................................   29      42       9      --      --
ERJ-135...................................................   12      --      --      --      --
                                                            ---     ---     ---     ---     ---
     Total................................................   41(1)   51      48      36       2
                                                            ===     ===     ===     ===     ===

---------------

(1) Includes 12 ERJ-145 and nine ERJ-135 aircraft delivered to us through June 30, 2001.

     The information presented in the table above is based on our firm orders and does not include any aircraft subject to options. We have options for an additional 100 ERJ-145XR aircraft exercisable through 2007.

Continental Airlines has the ability to include any or all of the aircraft subject to options in the capacity purchase agreement. In addition, as described under "-- Our Capacity Purchase Agreement with Continental Airlines", Continental Airlines has the ability to reduce the number of aircraft subject to the capacity purchase agreement below the number in the table shown above.

     As of June 30, 2001, the estimated aggregate cost of our remaining firm orders for ERJ-145XR, ERJ-145 and ERJ-135 aircraft was approximately $2.5 billion. We will not have any obligation to take any of the aircraft under firm commitments if they are not financed by a third party and leased to us or Continental Airlines. The capacity purchase agreement provides that all of the Embraer regional jets subject to our existing firm orders will be leased by Continental Airlines and then subleased to us. Under the capacity purchase agreement, we are responsible for obtaining financing for the aircraft subject to our options. We have no orders for additional aircraft other than the Embraer regional jets.

     The Embraer regional jets are among the quietest commercial jets currently available and offer many of the amenities of larger commercial jet aircraft, including a stand-up cabin, overhead and underseat storage, lavatories, in-flight snack and beverage service, and, in many cases, more leg room than larger jets. The speed of Embraer regional jets is comparable to that of larger aircraft operated by the major airlines, and the ERJ-145 and ERJ-135 aircraft have a range of up to approximately 1,100 miles, while the ERJ-145XR is anticipated to be able to fly approximately 1,500 miles.

     We intend to retire all of our turboprop aircraft and to operate an all-jet fleet by the end of 2004. The move to eliminate the turboprop aircraft, while greatly expanding the use of regional jets, is designed to upgrade our aircraft to be more uniform and customer-friendly. Further, the elimination of the turboprop aircraft and the focus on a single regional jet type will simplify our operations and lower our cost structure. Our 19-seat Beech 1900-D aircraft will be among the first to be phased out. We currently plan to stop using these aircraft by the end of 2001. We believe that our new regional jets provide greater comfort and enjoy better customer acceptance than turboprop aircraft. The regional jets also allow us to serve certain routes for Continental Airlines that cannot be served by our turboprop aircraft. Continental Airlines will cover all of the costs associated with the retirement of our turboprop aircraft.

OUR CAPACITY PURCHASE AGREEMENT WITH CONTINENTAL AIRLINES

  OVERVIEW OF AGREEMENT

     Under our capacity purchase agreement with Continental Airlines, we currently fly all of our aircraft on behalf of Continental Airlines. Continental Airlines controls scheduling, ticket prices and seat inventories for these flights. In exchange for providing the flights and performing other obligations under the agreement, we receive from Continental Airlines fixed rates for each scheduled block hour (with adjustments for fluctuations in certain costs). The fixed rates vary from flight to flight and aircraft to aircraft based on the length of the flight, the number of flights that an aircraft flies per day and the type of aircraft provided. We also are entitled to receive a per-passenger fee and revenue incentives based on our performance relative to several operational benchmarks, including the percentage of flights we complete, on-time performance and baggage handling. The per-passenger fee and incentive payments are a relatively small component of the total compensation that we are entitled to receive for each of our flights. Under the agreement, Continental Airlines retains all passenger, cargo and other revenues associated with each flight, and is responsible for all revenue-related expenses.

  PRICE ADJUSTMENTS AND RENEGOTIATIONS

     The fixed rates for each scheduled block hour that we receive from Continental Airlines under the capacity purchase agreement have been determined through December 31, 2004. The initial block hour rates were set with a goal of providing us with an operating margin that we believe is comparable to the existing margins provided by capacity purchase agreements entered into by other publicly traded regional airlines. Certain costs, including fuel costs, aircraft ownership and financing costs, engine maintenance costs, landing fees and de-icing and snow removal costs, are "trued-up" for differences between actual costs and the expected costs included in our fixed rates. In addition, a reconciliation payment will be made by Continental

Airlines to us or by us to Continental Airlines, as applicable, if our operating margin in any fiscal quarter, excluding the effects of certain labor costs, our receipt of any performance incentives and the effects of controllable cancellations, is not within a specified range of the targeted operating margin. As a result, if our operating margin (excluding the items mentioned above) exceeds the ceiling of the specified range, our operating margin (excluding the items mentioned above) will be reduced to equal the ceiling of the specified range and if it is less than the floor of the specified range, it will be increased to equal the floor of the specified range.

     We have agreed with Continental Airlines to review and renegotiate the fixed rates annually starting in 2004 for the rates to take effect on January 1 of each subsequent year, in each case based on the methodology used to set the original block hour rates, subject to some exceptions. If we and Continental Airlines cannot come to an agreement on the annual adjustments to the fixed rates, we have agreed to submit our disagreement to arbitration, based on this methodology.

  SCOPE OF AGREEMENT

     The agreement covers all of our existing fleet as well as the 157 Embraer regional jets subject to firm orders at June 30, 2001. However, beginning January 1, 2004, Continental Airlines has the right to reduce the number of our regional jets covered by the agreement, provided that we have received at least 12 months' notice. Under the agreement, Continental Airlines is entitled to decline capacity with respect to:

     - any regional jets subject to our firm orders that Embraer has not delivered to us before the effective date of the reduction in capacity; and

     - up to 25%, over any rolling three-year period, of our regional jets that have been delivered.

     If Continental Airlines removes aircraft from the terms of the agreement, we would have the option to:

     - fly the released aircraft for another airline, subject to our ability to obtain facilities, such as gates and slots, and our exclusive arrangement with Continental Airlines in its hub airports;

     -  fly these aircraft under our own flight designator code; or

     - decline to fly these aircraft and cancel the related subleases with Continental Airlines.

     In addition, Continental Airlines has the right to reduce the number of turboprop aircraft covered by the agreement at any time. We are not entitled to retain any of our turboprop aircraft removed from the terms of the agreement without the consent of Continental Airlines.

     If we elect to fly one or more of the aircraft released from the capacity purchase agreement either for another party or for our own benefit, the interest rate implicit in calculating the scheduled lease payments will increase by 200 basis points to compensate Continental Airlines for its continued participation in our lease financing arrangements. See "-- Aircraft Financing." If we elect not to fly these aircraft, the sublease between us and Continental Airlines for these aircraft will be canceled and Continental Airlines will take possession of the aircraft. In that event, Continental Airlines will be responsible for all direct reasonable costs we incur associated with the removal of those aircraft from our fleet. In addition, upon a reduction in capacity, we will be entitled to meet and confer with Continental Airlines regarding the impact of the reduction on our cash flow and to negotiate, in good faith, a credit facility with Continental Airlines for up to $75 million for a term of up to two years and at an interest rate equal to the London interbank offered rate plus 200 basis points to help cover any potential cash needs as a result of the reduction in capacity. However, Continental Airlines has no obligation to provide this facility.

     Additionally, Continental Airlines has the right to require us to exercise any of the aircraft options we hold to purchase 100 Embraer regional jets, and include these aircraft under the capacity purchase agreement. If Continental Airlines elects to do this, Continental Airlines may either lease or sublease the aircraft to us, or substitute these aircraft for aircraft in our possession that have been removed from the terms of the capacity purchase agreement and that we sublease from Continental Airlines, in which case we will be required to finance the option aircraft ourselves. See "-- Aircraft Financing." If Continental Airlines does not require us to exercise these aircraft options, we will retain the right to exercise the options and fly these aircraft for other airlines or for other purposes, subject to certain restrictions; however, we will have to finance our acquisition of these aircraft independently.

     So long as scheduled flights under the capacity purchase agreement represent at least 50% of all of our scheduled flights, we are required to allocate our crews, maintenance personnel and other resources on a priority basis to scheduled flights under the capacity purchase agreement above all of our other flights and aircraft.

  CODE-SHARING AND MARKETING

     Our capacity purchase agreement with Continental Airlines authorizes us to use its two-letter flight designator code (CO*) to identify our flights in the central reservation system, to paint our aircraft with its colors and/or logos and to market and advertise our status as being a part of the Continental Airlines route system. The agreement also gives us a non-exclusive license to fly under the Continental Express name. Under the capacity purchase agreement, passengers on our aircraft participate in the frequent flyer program of Continental Airlines (OnePass). We do not pay fees with respect to these services.

  CANCELLATIONS

     Under the agreement, we are compensated for scheduled block hours, including block hours associated with certain cancelled flights. If cancellations outside of our control, such as those due to weather or air traffic control, exceed the historical average of cancellations for the applicable period, we will be paid for the cancelled flight at a reduced rate, calculated to cover our fixed costs. We will generally not be entitled to any payment for controllable cancellations, such as those due to maintenance or crew shortages, above historical rates of cancellations, and in the event of a union-authorized labor strike we will not be entitled to payment for any controllable cancellations.

  AIRCRAFT FINANCING

     We currently lease or sublease all of our existing regional jets from Continental Airlines. We also lease or sublease from Continental Airlines a majority of our turboprops, which we expect to retire by the end of 2004. Under the capacity purchase agreement, Continental Airlines is required to lease from Embraer or its designee all of our current firm order aircraft and sublease these aircraft to us. However, Continental Airlines is not required to provide any financing for our Embraer option aircraft or any other aircraft that we may acquire.

     In addition, Continental Airlines may require us to substitute aircraft subject to our existing Embraer options for aircraft that have been removed from the terms of the capacity purchase agreement and that we sublease from Continental Airlines. If Continental Airlines elects to do this, it will be entitled to terminate our sublease and take possession of the replaced aircraft on the option aircraft's scheduled delivery date. However, we will be required to finance the option aircraft independent of Continental Airlines, and even if we are unable to finance the option aircraft or the option aircraft is not delivered for any other reason, Continental Airlines will be entitled to cancel the sublease and take possession of the replaced aircraft on the option aircraft's scheduled delivery date. If we are unable to obtain alternative financing on terms that we find acceptable or at all or the option aircraft is not delivered for any other reason and Continental Airlines exercises its right to consummate the exchange, the size of our aircraft fleet will be reduced. Since we will be subject to a continuing risk of losing aircraft removed from the terms of the capacity purchase agreement that we sublease from Continental Airlines if we are not able to finance a replacement option aircraft, we may be unable to enter into contracts with other carriers to sell the capacity of those aircraft.

     Continental Airlines may also terminate the sublease relating to, and take possession of, any of our aircraft that have been removed from the terms of the capacity purchase agreement to the extent that Continental Airlines provides us with an equivalent replacement aircraft. We will be required to use commercially reasonable efforts to finance the replacement aircraft. We cannot assure you that, if Continental Airlines exercises its rights to replace an aircraft, we will be able to obtain alternative financing or that the terms of any alternative financing will be comparable to those in the subleases with Continental Airlines. If we are unable to obtain financing after using commercially reasonable efforts, we will not be required to exchange our aircraft for the replacement aircraft.

  AIRPORT FACILITIES, SLOTS AND ROUTE AUTHORITIES

     Most of the airport facilities that we use are leased from airport authorities by Continental Airlines. Under our master facility sublease with Continental Airlines, we are entitled to use these facilities to fulfill our obligations under the capacity purchase agreement but not to service other carriers or operate flights under our own code without the approval of Continental Airlines. We are generally charged on a per-flight basis for our allocated portion of airport rental expenses associated with our flight activity. Continental Airlines is responsible for all capital and start-up costs at its hub airports and at any other facilities where it elects to provide baggage handling services to us. We are responsible for any capital and start-up costs associated with any facilities at other airports to which we fly. If we exit a market at the direction of Continental Airlines, it will reimburse us for any losses incurred in connection with the closure of the related facility. If the capacity purchase agreement is terminated, we are required to vacate space subleased to us by Continental Airlines. In addition, at any airport to which we fly scheduled flights on behalf of Continental Airlines, subject to some exceptions, Continental Airlines can require us, at any time including upon cessation of these scheduled flights to this airport, to use commercially reasonable efforts to assign any lease for these facilities that is in our name to Continental Airlines or its designee (or to sublease the space to it or its designee). However, we would retain our maintenance facilities in Houston and Knoxville and our training center in Houston. We would also be entitled to continue to lease our Cleveland maintenance hangar for three years following termination of the agreement. See "-- Facilities."

     In addition, Continental Airlines can require us, at any time, to use commercially reasonable efforts to transfer, subject to applicable laws, to Continental Airlines or its designee any of our airport takeoff or landing slots, route authorities or other regulatory authorizations used for our scheduled flights under the capacity purchase agreement.

  RETIREMENT OF TURBOPROPS

     The capacity purchase agreements provides for the retirement of all of our turboprop aircraft by the end of 2004. Continental Airlines has agreed to cover the costs of this retirement by paying all of our direct costs, if any, associated with terminating our turboprop aircraft leases and purchasing from us at book value any turboprop aircraft that we own. Continental Airlines has the right to accelerate the retirement of any or all of our turboprop aircraft upon at least 14 days' notice.

  GROUND HANDLING

     We and Continental Airlines provide baggage handling and other support services, including ground handling, station operations, ticketing, gate access and other passenger, aircraft and traffic servicing functions, to each other at the cost of providing the service.

  OTHER SERVICES

     In connection with the capacity purchase agreement, we also entered into an administrative support and information services agreement, under which Continental Airlines provides us with corporate accounting, insurance, purchasing, payroll, human resources, legal, tax and treasury administrative services, and a fuel purchasing agreement, under which we purchase from Continental Airlines all of our fuel requirements. Continental Airlines reimburses us for the costs of all of these services through the fixed rate block hour pricing arrangement in the capacity purchase agreement. We have the right to terminate most of these services at our election. Otherwise, some of these services will continue, subject to some exceptions, only for a limited period of time following the distribution of the shares of common stock in our company held by Continental Airlines.

  EXCLUSIVE ARRANGEMENT

     The capacity purchase agreement provides that, during its term, we will provide regional airline services exclusively for Continental Airlines at its existing hubs and any other airport from which it, together with its subsidiaries and all other regional jets operating under its code as their primary code, operates an average of more than 50 flights per day (although currently there are no such airports). This means that, without Continental Airlines' consent, we are prohibited from operating flights under our own code or on behalf of any other carrier in or out of these airports. In addition, during the term of the agreement, we are prohibited from operating any of our aircraft subject to the capacity purchase agreement on behalf of any other carrier. Otherwise, the agreement does not prohibit us from flying aircraft on behalf of other airlines utilizing the airport facilities of those airlines or other airport facilities that we may obtain in the future.

     The capacity purchase agreement provides that we will be Continental Airlines' exclusive provider of regional jets flying in or out of Bush Intercontinental, Hopkins International or Newark International through December 31, 2004. However, the agreement permits up to 10 regional jet flights per day from Continental Airlines' existing hub airports by regional airlines that have arrangements with Continental Airlines' major airline code-share partners. This exclusivity automatically and permanently terminates upon the occurrence of a union-authorized strike. Otherwise, the agreement does not prohibit Continental Airlines from competing, or from entering into agreements with other airlines that would compete, with routes we serve. In addition, if the Embraer XRJ-145 aircraft does not meet its design or performance specifications and its delivery to us is cancelled or delayed by more than six months, unless we obtain regional jet aircraft with comparable performance specifications and offer to fly these aircraft for Continental Airlines at competitive rates, then Continental Airlines may fly or contract with other regional airlines to fly such aircraft to and from its existing hubs.

     Continental Airlines currently has code-sharing agreements with several regional airlines where Continental Airlines acts as the primary code-share partner. These relationships provided Continental Airlines approximately 6% of its regional feed on an available seat miles basis in 2000. Continental Airlines owns a 28% equity stake in Gulfstream, one of these carriers. In addition, some of Continental Airlines' major airline code-share partners have arrangements with regional airlines that operate a few regional jet flights in and out of Continental Airlines' existing hub airports. We cannot assure you that Continental Airlines will not expand these relationships in competition with us including through the use of aircraft released from the capacity purchase agreement, or that Continental Airlines will not add regional jet capacity in competition with us, subject to our exclusive arrangement at Continental Airlines' three existing hubs.

     Because our license from Continental Airlines to use the Continental Express name and other trademarks is non-exclusive, Continental Airlines is not prohibited from permitting any of these other regional airlines from operating under the Continental Express name.

  MOST FAVORED NATIONS

     So long as Continental Airlines is our largest customer, if we enter into an agreement with another major airline to provide regional airline services on a capacity purchase or other similar economic basis for 10 or more aircraft on terms and conditions that are in the aggregate less favorable to our company than the terms and conditions of the capacity purchase agreement, Continental Airlines will be entitled to amend our capacity purchase agreement to conform the terms and condition of the capacity purchase agreement to the terms and conditions of the agreement with the other major airline.

  CHANGE OF CONTROL

     So long as Continental Airlines is our largest customer, if a change of control of our company occurs without Continental Airlines' consent, our block hour rates under the capacity purchase agreement will be reduced by an amount approximately equal to the operating margin built into those rates. Under the capacity purchase agreement, a change of control of our company is defined as:

     - our merger or consolidation with a major airline, other than Continental Airlines or its subsidiaries;

     - the acquisition by a major airline or group of major airlines acting in concert of more than 10% of our capital stock or voting rights;

     - the acquisition by any other entity or group of entities acting in concert, other than Continental Airlines and its subsidiaries and certain passive investors, of more than 25% of our capital stock or voting rights, unless such entity or group reduces its ownership to below this threshold within 30 days of the acquisition;

     - our acquisition of more than 10% of the capital stock of a major airline, or airline assets that generated more than $1.0 billion of revenues over the four fiscal quarters immediately preceding the acquisition;

     - our merger or consolidation with another entity following which our stockholders own less than a majority of the voting securities of the surviving entity;

     - the sale or other disposition of all or substantially all of our airline assets to a major airline;

     - the liquidation or dissolution of our company in connection with which we cease operations as an air carrier; or

     - our entering into definitive agreements relating to the foregoing matters.

  LABOR DISRUPTION

     Upon the occurrence of a union-authorized labor strike, the capacity purchase agreement provides that:

     - the provision that we will be Continental Airlines' exclusive provider of regional jets in or out of its hubs in Houston, Cleveland and Newark prior to January 1, 2005 will no longer apply for the remainder of the term of the agreement regardless of the length of the strike;

     -  we will be compensated only in respect of the flights we complete;

     - on each of the 2nd, 15th, 30th, 45th, 60th and 75th days of the strike, Continental Airlines will be entitled to terminate our subleases for, and take immediate possession of, up to 20 of our aircraft that are covered by the capacity purchase agreement, to a maximum of 120 aircraft if the strike extends to the 75th day;

     - we will be required to provide to Continental Airlines or its designee, at market rates, access to all of our flight simulators, hangars, training and other facilities and inventory to the extent necessary to enable Continental Airlines or its designee to operate any aircraft of which Continental Airlines takes possession as a result of the strike; and

     - if the strike continues for 90 days or more, Continental Airlines is entitled to terminate the capacity purchase agreement for cause, cancel our subleases and take immediate possession of all of the aircraft covered by the capacity purchase agreement.

     In addition, a labor disruption other than a union-authorized strike may cause us to be in material breach of the capacity purchase agreement. Under the capacity purchase agreement, whenever we fail to complete at least 90% of our aggregate scheduled flights (based on available seat miles) in three consecutive calendar months or at least 75% of our aggregate scheduled flights (based on available seat miles) in any 45-day period (in each case, excluding flights cancelled due to union-authorized labor strikes, weather, air traffic control or non-carrier specific airworthiness directives or regulatory orders), we will be deemed to be in material breach of the capacity purchase agreement. A labor disruption other than a union-authorized strike could cause us to fail to meet these completion requirements and, as a result, cause us to be in material breach of the capacity purchase agreement. If Continental Airlines gives us notice of a material breach and we fail to cure the breach within 60 days, we will have to pay Continental Airlines an amount equal to the expected margin contained in the block hour rates for scheduled flights from the 60th day until the breach is cured. In addition, if we fail to cure the breach within 90 days after notice of the breach, Continental Airlines may terminate the capacity purchase agreement.

  TERM AND TERMINATION OF AGREEMENT AND REMEDIES FOR BREACH

     The agreement expires on December 31, 2010. Continental Airlines has the option to extend the term of the agreement with 24 months' notice for up to four additional five-year terms through December 31, 2030.

     Continental Airlines may terminate the agreement at any time after January 1, 2006 upon 12 months' notice, or at any time without notice for cause, which is defined as:

     -  bankruptcy of our company;

     - suspension or revocation of our authority to operate as a scheduled airline;

     - cessation of our operations as a scheduled airline, other than as a result of a union-authorized labor strike or any temporary cessation not to exceed 14 days;

     -  a union-authorized labor strike that continues for 90 days; or

     - an intentional or willful material breach by our company that substantially deprives Continental Airlines of the benefits of the agreement, that is not cured within 90 days of notice of the breach.

     Continental Airlines may also terminate the agreement at any time upon a material breach by us that does not constitute cause and continues for 90 days after we receive notice of the breach. If we materially breach the agreement and fail to cure the breach within 60 days after we receive notice of the breach, we will have to pay Continental Airlines an amount equal to the expected margin contained in the block hour rates for scheduled flights from the 60th day until the breach is cured. In addition, Continental Airlines may terminate the agreement immediately without notice or giving us an opportunity to cure if it determines in good faith that there is a material safety concern regarding our operation of any flights under the capacity purchase agreement.

     If Continental Airlines materially breaches the agreement and fails to cure the breach within 60 days after we notify Continental Airlines of the breach, we will be entitled to obtain our payments directly from Airline Clearing House, Inc. from the 60th day for the duration of the default.

     In addition, we and Continental Airlines are each entitled to seek damages in arbitration and to all available equitable remedies.

  DISPOSITION OF AIRCRAFT UPON TERMINATION

     If Continental Airlines terminates the capacity purchase agreement for cause, it also will have the right to terminate our subleases with it for aircraft covered by the agreement at the time of termination and take possession of these aircraft. In that event, Continental Airlines also has the right to purchase from us for book value any of the turboprop aircraft that we own and are covered by the agreement at the time of termination. If Continental Airlines terminates the capacity purchase agreement for any reason other than for cause, we have the option to cancel all or any number of our subleases with Continental Airlines for aircraft covered by the agreement at the time of termination. However, if we terminate any of these subleases, we will lose access to the subject aircraft, which would reduce the size of our fleet and our future ability to generate revenues. If we elect not to terminate these subleases, the interest rate implicit in calculating the scheduled lease payments will automatically increase by 200 basis points to compensate Continental Airlines for its continued participation in our lease financing arrangements.

  AMENDMENT TO EMBRAER CONTRACT

     We are prohibited, without Continental Airlines' consent, from amending our aircraft purchase agreements with Embraer to change the pricing, number or delivery schedule of firm order or option aircraft subject to the agreements, or to make any other changes that may be expected to adversely affect Continental Airlines' rights under the capacity purchase agreement or our ability to perform our obligations under the capacity purchase agreement. We have also agreed to consent to any amendment of our Embraer aircraft purchase agreements that reduces the financing or other obligations of Continental Airlines under these agreements, provided that such amendment does not increase our obligations under these agreements.

  INDEMNIFICATION

     In general, we have agreed to indemnify Continental Airlines and Continental Airlines has agreed to indemnify us for any damages caused by any breaches of our respective obligations under the agreement or caused by our respective actions or inactions under the capacity purchase agreement.

  BOARD DESIGNEE

     Under the capacity purchase agreement, we have agreed to endeavor to ensure that an individual designated from time to time by Continental Airlines (who will not be a director, officer or employee of Continental Airlines) will be a member of the board of directors of our company and our subsidiary, ExpressJet Airlines, Inc.

FACILITIES

     We have the following dedicated facilities:

     - Bush Intercontinental -- Terminal B has approximately 155,000 square feet with 23 regional jet gates and 22 turboprop parking positions. We have the ability to add 11 additional regional jet gates to the existing terminal.

     - Houston Maintenance Hangar -- We have four maintenance bays occupying approximately 70,000 square feet and approximately 45,000 square feet of administrative space.

     - Houston Training Center -- We have a 33,000 square foot facility containing a regional jet simulator and corresponding training and administrative space. See "-- Maintenance of Aircraft and Training."

     - Hopkins International -- Terminal D has approximately 104,000 square feet with 12 regional jet gates and 24 turboprop gates. We have the ability to add 12 to 24 regional jet gates and four turboprop parking positions if the existing 24 turboprop gates are eliminated.

     - Cleveland Maintenance Hangar -- We utilize approximately 98,000 square feet of the facility for eight lines of maintenance.

     - Newark International -- We have a remote park operation for both the regional jets and the turboprops. In December 2001, we plan to transition the regional jets into Continental Airlines' Terminal C operation. We will maintain a remote park operation for the turboprops.

     - Knoxville Hangar -- We have a four-bay heavy maintenance facility of approximately 82,000 square feet located in Knoxville, Tennessee.

     - Satellite Maintenance Stations -- We have line maintenance facilities in Burlington, Vermont and Richmond, Virginia.

     All of these facilities are leased on a long-term, net-rental basis, and we are responsible for maintenance, taxes, insurance and other facility-related expenses and services. Continental Airlines is the primary lessor for these facilities, except the Houston maintenance hangar, the Knoxville hangar and the satellite maintenance stations, which we lease directly. In addition, at each of Continental Airlines' three domestic hub cities and most other locations, our passenger and baggage handling space is leased from Continental Airlines on varying terms dependent on the prevailing practice at each airport.

EMPLOYEES

     As of March 31, 2001, we had approximately 4,780 employees, including approximately 1,830 pilots, 700 flight attendants, 1,030 customer service personnel, 570 mechanics and other maintenance personnel, 50 dispatchers and 600 management and support personnel. As is customary in the airline industry, we also use third parties to provide ground handling personnel in certain stations. Currently, a majority of these ground handling personnel are provided by Continental Airlines.

     Labor costs are a significant component of airline expenses and can substantially impact our results. While there can be no assurance that what we regard as our generally good labor relations and high labor productivity will continue, an important component of our business strategy is the preservation of good relations with our employees, approximately 65% of whom are represented by unions.

     The following table, as of March 31, 2001, reflects our principal collective bargaining agreements and their respective amendable dates.

                            APPROXIMATE
                          NUMBER OF FULL-
                          TIME EQUIVALENT                                              CONTRACT
EMPLOYEE GROUP               EMPLOYEES      REPRESENTING UNION                         AMENDABLE DATE
--------------            ---------------   ----------------------------------------   --------------
Pilots..................       1,830        Air Line Pilots Association                October 2002
Mechanics...............         570        International Brotherhood of Teamsters     January 2004
Flight Attendants.......         700        International Association of Machinists    December 2004
                                            and Aerospace Workers
Dispatchers.............          50        Transport Workers Union of America         July 2004

     Our other employees are not covered by collective bargaining agreements. However, the International Association of Machinists and Aerospace Workers recently filed a request with the National Mediation Board, asking it to hold a representation election among ramp and related employees. The filing is a preliminary procedural step, and the National Mediation Board has not yet indicated whether an election will be held. On several occasions in the past, our ramp employees have overwhelmingly rejected the union's attempts to organize them.

MAINTENANCE OF AIRCRAFT AND TRAINING

     Using a combination of FAA certified maintenance vendors and our own personnel and facilities, we maintain our aircraft on a scheduled and "as-needed" basis. We emphasize preventive maintenance and inspect our aircraft engines and airframes as required. We have a "power-by-the-hour" agreement with Rolls-Royce Allison to maintain the engines on our ERJ-145 and ERJ-135 aircraft through April 2010. Under the agreement, we are charged for covered services based on a fixed rate for each flight hour accumulated by the engines in our service during a month. The rates are subject to annual revisions based on the Bureau of Labor Statistics labor and material indices. In addition, the operating assumptions used to determine the rates will be reviewed every other year beginning January 1, 2002 based on our actual operation of the aircraft and engines and projections for future operations. We believe this agreement, coupled with our ongoing maintenance program, reduces the likelihood of unexpected levels of engine maintenance expense during its term. We have also developed an inventory of aircraft spare parts and have instituted a computerized tracking system to increase maintenance efficiency and to avoid excess inventories of spare parts.

     We perform our line and heavy maintenance projects at our facilities in Knoxville and Houston as well as our satellite maintenance stations.

     All mechanics and avionics specialists employed by us have appropriate training and experience and hold required licenses issued by the FAA. We provide periodic in-house and outside training for our maintenance and flight personnel and also take advantage of manufacturer's training programs that are offered when acquiring new aircraft.

     We lease from Continental Airlines a flight training facility at Bush Intercontinental equipped with two aircraft simulators, which we use for approximately 50% of our jet training requirements. We have contracts with third-party providers for the remainder of our training requirements. However, we expect delivery of a third simulator for our facility in the first quarter of 2002 and have plans to add a fourth simulator by the third quarter of 2002. Once the additional simulators are in place, we expect to handle all of our simulator training requirements in-house.

COMPETITION

     The airline industry is highly competitive. We compete not only with other regional airlines, some of which are owned by or are operated as code-sharing partners of major airlines including Continental Airlines, but also with low-fare airlines and major airlines on many of our routes. Certain of these airlines are larger and have significantly greater financial and other resources than we do. The principal competitive factors in the regional airline industry are fare pricing, customer service, routes served, flight schedules, aircraft types and code-sharing relationships. Competitors may rapidly enter markets we serve for Continental Airlines and quickly discount fares. The airline industry is particularly susceptible to price discounting because airlines incur only nominal variable costs to provide service to passengers occupying otherwise unsold seats.

     We are the leading regional airline operating out of Bush Intercontinental, Hopkins International and Newark International. We believe that our capacity purchase agreement with Continental Airlines combined with Continental Airlines' significant market share at those airports provides us with a significant competitive advantage at these airports over other regional carriers. However, we face substantial competition from a number of regional airlines, including American Eagle and Atlantic Coast Airlines, that serve the New York metropolitan area. We also face limited competition from low-fare airlines, although they tend to serve different city pairs than we do.

     Continental Airlines currently has code-sharing agreements with several regional airlines where Continental Airlines acts as the primary code-share partner. These relationships provided Continental Airlines approximately 6% of its regional feed on an available seat miles basis in 2000. Continental Airlines owns a 28% equity stake in Gulfstream, one of these carriers. In addition, some of Continental Airlines' major airline code-share partners have arrangements with regional airlines that operate a few regional jet flights in and out of Continental Airlines' existing hub airports. We cannot assure you that Continental Airlines will not expand these relationships in competition with us, including through the use of aircraft released from the capacity purchase agreement, nor that Continental Airlines will not add regional jet capacity in competition with us, subject to our exclusive arrangement at Continental Airlines' three existing hub airports. Because our license from Continental Airlines to use the Continental Express name and other trademarks is non-exclusive, Continental Airlines is not prohibited from permitting any of these other regional airlines from operating under the Continental Express name.

REGULATION

     We operate under certificates of public convenience and necessity issued by the Department of Transportation, or DOT. These certificates may be altered, amended, modified or suspended by the DOT if public convenience and necessity so require, or may be revoked for intentional failure to comply with the terms and conditions of a certificate.

     The airlines are also regulated by the FAA, primarily in the areas of flight operations, maintenance, ground facilities and other technical matters. Under these regulations, we have established, and the FAA has approved, a maintenance program for each type of aircraft operated by us that provides for the ongoing maintenance of these aircraft, ranging from frequent routine inspections to major overhauls.

     The DOT allows local airport authorities to implement procedures designed to abate special noise problems, provided such procedures do not unreasonably interfere with interstate or foreign commerce or the national transportation system. Certain airports, including the major airports at Boston, Washington, D.C., Chicago, Los Angeles, San Diego, Orange County (California) and San Francisco, have established airport restrictions to limit noise, including restrictions on aircraft types to be used and limits on the number of hourly or daily operations or the time of such operations. In some instances, these restrictions have caused curtailments in services or increases in operating costs, and such restrictions could limit our ability to commence or expand our operations at affected airports. Local authorities at other airports are considering adopting similar noise regulations.

     The FAA has designated John F. Kennedy International Airport and LaGuardia Airport in New York, O'Hare International Airport in Chicago and Ronald Reagan Washington National Airport in Washing-ton, D.C. as "high density traffic airports" and had limited the number of departure and arrival slots at those airports. In April 2000, legislation was signed eliminating slot restrictions beginning in 2001 at O'Hare and in 2007 at LaGuardia and Kennedy. Elimination of slot restrictions at O'Hare, LaGuardia and Kennedy has already begun through exemptions for new entrants and small aircraft serving small and non-hub airports. Continental Airlines has been awarded slot exemptions at LaGuardia for the use of regional jets, which we currently utilize. The Borough of Queens, the City of New York and the Mayor of New York have asked the United States Court of Appeals for the Second Circuit to review and reverse the DOT's decisions awarding slot exemptions at LaGuardia and Kennedy to us and other carriers. Subsequent to the award of slot exemptions at LaGuardia, the FAA reduced the number of slot exemptions available there effective January 31, 2001, to ameliorate congestion and delays, and we now have only a limited number of slot exemptions available at LaGuardia.

     Many aspects of our operations are subject to increasingly stringent federal, state and local laws. Future regulatory developments could adversely affect operations and increase operating costs in the airline industry.

ENVIRONMENTAL PROCEEDINGS

     We are and may from time to time become involved in environmental matters, including the investigation and/or remediation of environmental conditions at properties used or previously used by us. We are not, however, currently subject to any environmental cleanup orders imposed by regulatory authorities, nor do we have any active investigations or remediations at this time.

INSURANCE

     We are currently covered by insurance policies for public liability, passenger liability, baggage and cargo liability and property damage, including coverage for loss or damage to our flight equipment, and workers' compensation insurance. Currently, property damage, workers' compensation and general liability coverages are included within Continental Airlines' policies, while our aircraft hull and liability coverage is obtained through a combined placement with Continental Airlines. If Continental Airlines significantly reduces or eliminates its ownership in our company, such as will happen upon the distribution, we will be required to purchase our own property damage, workers' compensation, and certain other liability policies. In addition, under the capacity purchase agreement, we or Continental Airlines may elect not to participate in the combined placement upon notice at least 120 days prior to the date for renewal of our existing insurance policy.

     We believe that these policies are of types customary in the industry and in amounts we believe are adequate to protect us against material loss. There is no assurance, however, that the amount of insurance we carry will be sufficient to protect us from material loss. In addition, we may incur increased costs if we are required to obtain our own coverage or we elect not to participate in the combined placement with Continental Airlines.

LEGAL PROCEEDINGS

     We are a defendant in various lawsuits arising in the ordinary course of our business. While the outcome of these lawsuits and proceedings cannot be predicted with certainty and could have a material adverse effect on our financial position, results of operations or cash flows, it is the opinion of our management that the ultimate disposition of such suits will not have a material adverse effect on our financial position, results of operations or cash flows.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

     The following table provides information regarding our directors, executive officers and key employees:

NAME                                   AGE   POSITION(S)
----                                   ---   -----------
Gordon M. Bethune....................  59    Chairman of the Board
James B. Ream........................  45    President, Chief Executive Officer and Director
Frederick S. Cromer..................  37    Vice President and Chief Financial Officer
Jerry E. Losness.....................  61    Vice President and Chief Operating Officer
Charles R. Coble.....................  47    Vice President-Airport Services/Properties and
                                             Facilities -- ExpressJet Airlines, Inc.
Fred H. Junek, Jr....................  53    Vice President-Safety and Regulatory
                                             Compliance -- ExpressJet Airlines, Inc.
James E. Nides.......................  50    Vice President-Flight Operations -- ExpressJet Airlines,
                                             Inc.
John Prestifilippo...................  43    Vice President-Maintenance and Technical Support --
                                                  ExpressJet Airlines, Inc.
J. David Grizzle.....................  47    Director
Lawrence W. Kellner..................  42    Director
C.D. McLean..........................  60    Director
Jeffery A. Smisek....................  46    Director

     We describe briefly below the business experience of our directors, executive officers and key employees.

     GORDON M. BETHUNE has been the Chairman of the Board of ExpressJet Holdings, Inc. since July 2001. Mr. Bethune has been the Chairman of the Board of ExpressJet Airlines, Inc. since October 1994 and was also Chief Executive Officer until July 2001. Mr. Bethune has been the Chairman of the Board and Chief Executive Officer of Continental Airlines since September 1996. Mr. Bethune was President and Chief Executive Officer of Continental Airlines from November 1994 to September 1996, and President and Chief Operating Officer of Continental Airlines from February 1994 to November 1994. Previously, Mr. Bethune held various positions with The Boeing Company commencing in 1988, including Vice President and General Manager of the Commercial Airplane Group Renton Division, Vice President and General Manager of the Customer Services Division and Vice President of Airline Logistics Support. Mr. Bethune is also a director of Honeywell International, Inc. and ANC Rental Corporation.

     JAMES B. REAM has been Chief Executive Officer and a director of ExpressJet Holdings, Inc. since July 2001. Mr. Ream was named Chief Executive Officer of ExpressJet Airlines, Inc. in July 2001 and has been President and a director since October 1999. Mr. Ream joined Continental Airlines in 1994 as Vice President-Finance, responsible for accounting, financial planning and analysis. Since that time, Mr. Ream relocated to Continental Airlines' hub in Guam where he was Executive Vice President and Chief Operating Officer in 1996 and President and Chief Operating Officer from October 1996 to April 1998 of Continental Micronesia, Inc. Prior to joining our company, he was Senior Vice President-Asia for Continental Airlines from April 1998 to October 1999, based in Houston. Prior to joining Continental Airlines, Mr. Ream held various positions within the finance department of American Airlines, Inc., including Managing Director -- Financial Planning.

     FREDERICK S. CROMER has been Vice President and Chief Financial Officer of ExpressJet Holdings, Inc. since July 2001 and Vice President and Chief Financial Officer of ExpressJet Airlines, Inc. since July 1997. Mr. Cromer was Staff Vice President-Fleet Planning for Continental Airlines from 1995 to 1997. Prior to joining Continental Airlines, Mr. Cromer held various finance and fleet planning positions within Northwest Airlines.

     JERRY E. LOSNESS has been Vice President and Chief Operating Officer of ExpressJet Holdings, Inc. since July 2001 and Vice President and Chief Operating Officer of ExpressJet Airlines, Inc. since February

1996. Previously, Mr. Losness was Senior Vice President and General Manager from 1993 to 1995, Regional Vice President of the Houston hub from 1992 to 1993 and Chief Financial Officer from October 1990 to 1992. Prior to joining our company, Mr. Losness held various financial and operations positions within Eastern Airlines, including Vice President of Financial Planning and Analysis and Executive Assistant to the Chairman.

     CHARLES R. COBLE has been Vice President-Airport Services/Properties and Facilities of ExpressJet Airlines, Inc. since November 1996. Mr. Coble joined Continental Airlines in June 1975 and held Director level positions within the Field Services Division in Denver, San Francisco and, most recently, Newark/New York.

     FRED H. JUNEK has been Vice President-Safety and Regulatory Compliance of ExpressJet Airlines, Inc. since January 1998. Previously, Mr. Junek served as Manager of Flight Safety and Quality Assurance for Northwest Airlines from 1995 to December 1997.

     JAMES E. NIDES has been Vice President-Flight Operations of ExpressJet Airlines, Inc. since July 2001 and was Senior Director of Flight Operations from July 1998 to June 2001. Prior to joining our company, Mr. Nides was Vice President of Flight Operations for Express I Airlines, Inc. d.b.a. Northwest Airlink in Memphis, Tennessee from May 1995 to June 1998. Previously, Mr. Nides also held various positions in flight operations and maintenance at Comair, Inc. beginning in 1978, including Chief Pilot, Director of Technical Services and Director of Operations.

     JOHN PRESTIFILIPPO has been Vice President-Maintenance and Technical Support of ExpressJet Airlines, Inc. since February 1996 and was Senior Director of Maintenance from 1993 to 1995. Prior to joining our company, Mr. Prestifilippo was Director of Base Maintenance for Continental Airlines at Houston's Hobby airport and El Paso. Previously, Mr. Prestifilippo worked at People Express.

     J. DAVID GRIZZLE has been a director of ExpressJet Holdings, Inc. since July 2001. Mr. Grizzle has been Senior Vice President -- Corporate Development of Continental Airlines since November 1996. From 1995 to November 1996, Mr. Grizzle was Vice President -- Alliance Development of Continental Airlines.

     LAWRENCE W. KELLNER has been a director of ExpressJet Holdings, Inc. since July 2001 and a director of ExpressJet Airlines, Inc. since July 1995. Mr. Kellner was named President of Continental Airlines in May 2001. Mr. Kellner was Executive Vice President and Chief Financial Officer of Continental Airlines from November 1996 to May 2001, and was Senior Vice President and Chief Financial Officer of Continental Airlines from 1995 to November 1996. Previously, Mr. Kellner was Executive Vice President and Chief Financial Officer of American Savings Bank, F.A. from 1992 to 1995. Mr. Kellner is also a director of Belden & Blake Corporation and Continental Airlines.

     C.D. MCLEAN has been a director of ExpressJet Holdings, Inc. since July 2001 and a director of ExpressJet Airlines, Inc. since May 1995. Mr. McLean was named Executive Vice President and Chief Operating Officer of Continental Airlines in May 2001. Mr. McLean was Executive Vice President-Operations of Continental Airlines from November 1996 to May 2001. Previously, Mr. McLean was Senior Vice President-Operations of Continental Airlines from 1994 to November 1996.

     JEFFERY A. SMISEK has been a director of ExpressJet Holdings, Inc. since July 2001 and a director of ExpressJet Airlines, Inc. since April 1995. Mr. Smisek was named Executive Vice President -- Corporate and Secretary of Continental Airlines in May 2001. Mr. Smisek was Executive Vice President, General Counsel and Secretary of Continental Airlines from November 1996 to May 2001. Previously, Mr. Smisek was Senior Vice President, General Counsel and Secretary of Continental Airlines from 1995 to November 1996. Mr. Smisek is also a director of Varco International, Inc.

BOARD STRUCTURE AND COMPENSATION

     Our board of directors is currently comprised of six directors. The number of directors is fixed from time to time by resolution of our board of directors. In connection with this offering, we expect to increase the size of our board of directors to a total of nine directors, three of whom will be independent directors in accordance with NASDAQ requirements. At the time of the distribution of Continental Airlines' shares of our common stock, all five directors affiliated with Continental Airlines will resign, and our board of directors is expected to consist of seven directors, comprised of the four continuing directors, two additional independent directors and one director designated by Continental Airlines (who will not be an officer, director or employee of Continental Airlines).

     Prior to the completion of this offering, our directors will be divided into three classes serving staggered three-year terms. At each annual meeting, directors will be elected to succeed the class of directors whose terms have expired. The classification of our board of directors could have the effect of increasing the length of time necessary to change the composition of a majority of the board of directors. In general, at least two annual meetings of stockholders will be necessary for stockholders to effect a change in a majority of the members of the board of directors.

     Our independent directors will be paid $20,000 per year, $2,000 (or $3,000 for the chairperson) for each board and committee meeting physically attended, $1,000 for each board meeting attended by telephone, and $500 for each committee
meeting attended by telephone. Stock options relating to           shares of our
Class A common stock will be granted to independent directors following each annual meeting of stockholders and will bear exercise prices equal to the fair market value of the stock on that date. A grant of options to purchase shares of our Class A common stock will also be made to independent directors who are first elected to the board other than at an annual meeting of stockholders. In addition, each independent director will receive flight benefits during his term as a director, comprising space-available personal and family flight passes from us and Continental Airlines and a travel card from us and Continental Airlines permitting positive space travel by the director, the director's family and certain other individuals (which is taxable to the director, subject to the reimbursement of certain of such taxes by us).

     Our and Continental Airlines' full-time employees who serve as directors will receive reimbursement of expenses incurred in attending meetings, in addition to flight and other benefits provided in their employment agreements or shared generally by other employees of our company.

COMMITTEES OF THE BOARD

     Upon completion of this offering, our board of directors will establish an audit committee and a human resources committee, each of which will consist solely of independent directors.

     The functions of the audit committee will be to:

     - recommend annually to our board of directors the appointment of our independent auditors;

     - discuss and review in advance the scope and the fees of our annual audit and review the results of the annual audit with our independent auditors;

     - discuss with the independent auditors the nature and scope of any disclosed relationships and professional services and take, or recommend the board take, appropriate action to ensure the continuing independence of the auditors;

     - review the adequacy of and compliance with our major accounting and financial reporting policies;

     - review our management's procedures and policies relating to the adequacy of our internal accounting controls and compliance with applicable laws relating to accounting practices;

     -  review our risk management policies and activities; and

     - review the annual financial statements of the company, and the related management's discussion and analysis of financial condition and results of operations, prior to the filing thereof with the Securities and Exchange Commission.

     The functions of the human resources committee will be to:

     -  approve annual salaries and benefits;

     -  approve incentives;

     -  review and approve employment contracts; and

     - administer our stock option and other employee benefit and incentive programs.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     All of our common stock is owned by Continental Airlines and thus none of our officers or directors currently owns any of our common stock. To the extent our directors and officers own Continental Airlines' common stock at the time of a distribution of our common stock to Continental Airlines' stockholders, they will participate in the distribution on the same terms as other holders of Continental Airlines common stock.

     The following table sets forth the number of shares of Continental Airlines common stock and currently exercisable options to purchase such stock beneficially owned as of June 30, 2001 by each director and each of the executive officers named in the summary compensation table in the "-- Executive Compensation" section below, and all of our directors and executive officers as a group. Except as otherwise noted, the individual director or executive officer or his or her family members had sole voting and investment power with respect to the identified securities.

                                                              CONTINENTAL AIRLINES COMMON STOCK
                                                                     BENEFICIALLY OWNED
                                                              ---------------------------------
                                                              NUMBER OF          PERCENTAGE OF
NAME                                                          SHARES(1)              CLASS
----                                                          ----------         --------------
Gordon M. Bethune...........................................   413,131(2)            *
James B. Ream...............................................    92,500               *
Frederick S. Cromer.........................................    14,376               *
Jerry E. Losness............................................    25,902               *
J. David Grizzle............................................    96,535               *
Lawrence W. Kellner.........................................   180,955(2)(3)         *
C. D. McLean................................................   155,125(2)            *
Jeffery A. Smisek...........................................   160,221(2)            *
All directors and executive officers as a group.............  1,138,745                2.0

---------------

* Less than one percent.

(1) Includes shares subject to vested options or options exercisable within 60 days of June 30, 2001 as follows: Mr. Bethune -- 381,250 shares; Mr.
    Ream -- 92,500 shares; Mr. Cromer -- 14,376 shares; Mr. Losness -- 24,376 shares; Mr. Grizzle -- 91,500 shares; Mr. Kellner -- 147,500 shares; Mr. McLean -- 122,500 shares; and Mr. Smisek -- 122,500 shares.

(2) Includes 30,000 restricted shares scheduled to vest in 33 1/3% increments on each of July 25, 2001, 2002 and 2003.

(3) Includes 200 shares owned by a relative of Mr. Kellner, as to which shares Mr. Kellner shares dispositive power but disclaims beneficial ownership.

EXECUTIVE COMPENSATION

     The following table presents information regarding the aggregate compensation paid to our Chief Executive Officer and our two other executive officers during 2000. These three persons are collectively referred to in this prospectus as the "named executive officers."

                                                                                         LONG-TERM
                                                                                       COMPENSATION
                                                                                   ---------------------
                                                                                     AWARDS     PAYOUTS
                                                 ANNUAL COMPENSATION               ----------   --------
                                     -------------------------------------------   SECURITIES
                                                     BONUS        OTHER ANNUAL     UNDERLYING     LTIP      ALL OTHER
NAME AND PRINCIPAL POSITION          SALARY ($)      ($)(1)      COMPENSATION(2)    OPTIONS     PAYOUTS    COMPENSATION
---------------------------          ----------   ------------   ---------------   ----------   --------   ------------
James B. Ream, President and Chief
  Executive Officer................   $333,763      $513,750         $ 6,420         20,000     $118,125        $0
Frederick S. Cromer, Vice President
  and Chief Financial Officer......   $200,954      $ 77,917         $19,965          5,000     $ 34,833        $0
Jerry E. Losness, Vice President
  and Chief Operating Officer......   $195,950      $ 76,042         $11,508          5,000     $ 33,917        $0

---------------

(1) Includes stay bonus amounts paid to Mr. Ream, Mr. Cromer and Mr. Losness of $120,000, $6,667, and $6,667, respectively, in connection with the acquisition by Northwest Airlines Corporation and its affiliates of certain capital stock of Continental Airlines in November 1998.

(2) Represents a tax adjustment relating to certain travel benefits provided to the executives.

     The bonuses in the table above were determined under Continental Airlines' management bonus programs, which provide incentive compensation in the form of cash bonuses based on the financial performance of Continental Airlines and the performance of the participant. We will continue to participate in Continental Airlines' management bonus programs, at our expense, through December 31, 2001. Effective as of January 1, 2002, we will adopt a management bonus program for our executive officers and other key employees. Eligible participants will be entitled to receive an annual cash bonus of a specified percentage of their annual base salary if our actual operating income margin is at least 90% of the target margin approved by the board. Bonuses will be payable on a sliding scale of 90% to 110% of targeted bonus depending on our financial performance, with targeted bonuses ranging from 20% to 60% of annual base salary based upon the participant's level of responsibility.

EMPLOYMENT AGREEMENTS

     In connection with this offering, we will enter into an employment agreement with Mr. Ream providing for an annual base salary, which may be adjusted from time to time by agreement of the parties, and participation in any cash bonus program maintained by us at the maximum level available for his position. Following the completion of this offering until the distribution by Continental Airlines of its shares of our common stock, Mr. Ream will continue to receive the supplemental retirement benefits provided in his current employment agreement with Continental Airlines. These benefits provide that after Mr. Ream attains age 60 or retires from employment, he will be entitled to supplemental retirement benefits in the form of an annual straight life annuity equal to 2.5% of his final average compensation multiplied by the number of credited years of service (not to exceed 24 years). The supplemental retirement benefits are reduced by the actuarial equivalent of the pension benefit, if any, paid to Mr. Ream from the Continental Retirement Plan and are subject to adjustment for early retirement. At the time of the distribution, we will pay Mr. Ream an amount in cash equal to the actuarial equivalent of his supplemental retirement benefits, assuming retirement at the age of 60 and that no termination payment is made under his current employment agreement with Continental Airlines.

     If Mr. Ream terminates his employment with us for any reason, he is entitled to flight and health benefits for the remainder of his lifetime. Mr. Ream is also entitled to immediate vesting of and the ability to exercise for 30 days following such termination all stock options and any shares of restricted stock, a termination payment, outplacement services for a period of 12 months and any amounts owed but unpaid under the terms of any of our plans or programs if Mr. Ream's employment is terminated:

     - by us delivering written notice that the term of the agreement will not be automatically extended;

     -  by us without cause;

     - by Mr. Ream due to the assignment of duties materially inconsistent with the duties associated with his position or a material diminution in the nature or scope of his authority, responsibilities or title;

     - by Mr. Ream due to the occurrence of material conduct by us, which prevents him from performing his duties and responsibilities;

     - by Mr. Ream as a result of our requiring him to be permanently based anywhere outside a major urban center in Texas;

     - by Mr. Ream as a result of action by us that materially adversely affects the corporate amenities enjoyed by him on the effective date of the agreement; or

     - by Mr. Ream as a result of a material breach of the agreement by us, which remains uncorrected for 30 days following notice of the breach.

     Any termination payment owed to Mr. Ream is equal to the product of his annualized compensation and a fraction, the numerator of which is the number of months in the severance period and the denominator of which is twelve. The severance period is two years, except in the case of a termination of employment that occurs within two years after a change in control, in which case the severance period is three years.

     The employment agreement with Mr. Ream will have a term of three years and automatically renew for additional three-year periods.

     We also will enter into employment agreements with our other executive officers. These agreements will provide for an annual base salary, which may be adjusted from time to time by agreement of the parties, and participation in all benefits, plans and programs. If the officer's employment is terminated involuntarily, the officer is entitled to flight benefits for the remainder of his lifetime and his monthly salary for 18 months. In addition, upon retirement, the officer is entitled to flight benefits for the remainder of the officer's lifetime. The employment relationship with the respective officer is at-will and either the officer or we may terminate the relationship at any time.

GRANTS OF CONTINENTAL AIRLINES STOCK OPTIONS

     All of our common stock is owned by Continental Airlines and thus there are no outstanding options to acquire shares of our common stock. In connection with this offering, we anticipate making grants of stock options to purchase shares of our Class A common stock as set forth below under "-- Stock Incentive
Plan -- Awards in Connection with the Offering." The following table shows all grants of options to acquire shares of Continental Airlines common stock to the named executive officers in the year ended December 31, 2000. All options to acquire shares of Continental Airlines common stock held by our employees will continue in accordance with the plans under which they were granted. Accordingly, on the date Continental Airlines distributes all of its shares of our common stock, all options to acquire shares of Continental Airlines common stock held by our employees will be exercisable for only up to 30 days from that date, and the options will be exercisable only to the extent that they are vested as of that date. In addition, any options to acquire Continental Airlines common stock held by our employees will be adjusted to reflect the distribution. This adjustment will generally result in a reduction of the purchase price per share of Continental Airlines common stock and an increase in the number of shares of Continental Airlines common stock subject to the option. The adjustment will not give the option holders the right to acquire shares of our common stock. The following table does not reflect the adjustments that will be made if the distribution occurs.

                                        SECURITIES
                                        UNDERLYING     % OF 2000      EXERCISE/BASE                 GRANT DATE
                                         OPTIONS       EMPLOYEE      PURCHASE PRICE    EXPIRATION    PRESENT
NAME                                    GRANTED(1)   OPTION GRANTS      PER SHARE         DATE       VALUE(2)
----                                    ----------   -------------   ---------------   ----------   ----------
James B. Ream.........................    20,000         1.3%           $42.0625        5/23/05      $352,400
Frederick S. Cromer...................     5,000         0.3%           $42.0625        5/23/05      $ 88,100
Jerry E. Losness......................     5,000         0.3%           $42.0625        5/23/05      $ 88,100

---------------

(1) The options vest in annual 25% increments commencing May 23, 2001.

(2) Estimated using the Black-Scholes option pricing model, which requires the input of highly subjective assumptions, including expected stock price volatility. The model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable, unlike Continental Airlines' employee stock options. These differences and changes in the subjective input assumptions can materially affect the estimated values shown. Consequently, the model does not necessarily provide a reliable estimate of the options' value. The estimated values shown are based on the following input assumptions: risk-free interest rate of 6.5%; dividend yield of 0%; volatility factor of the expected market price of Continental Airlines' common stock of 47%; and a weighted average expected life of the options of 3.6 years.

OPTION EXERCISES IN 2000 AND 2000 YEAR-END CONTINENTAL AIRLINES OPTION VALUES

     The following table shows the number and value of exercisable and unexercisable options to acquire Continental Airlines common stock held by the named executive officers as of December 31, 2000.

                                                                      NUMBER OF
                                                                SECURITIES UNDERLYING         VOLUME OF UNEXERCISED
                                  SHARES                         UNEXERCISED OPTIONS         IN-THE-MONEY OPTIONS(1)
                                ACQUIRED ON       VALUE      ---------------------------   ---------------------------
NAME                             EXERCISE        REALIZED    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                          ---------------   ----------   -----------   -------------   -----------   -------------
James B. Ream...............       42,400       $1,217,931     125,000        95,000       $1,981,250     $1,022,500
Frederick S. Cromer.........        6,566       $  190,743      30,626        20,624       $  597,077     $  376,345
Jerry E. Losness............           --               --      33,225        20,624       $  810,984     $  376,345

---------------

(1) Determined based on the closing price of Continental Airlines' Class B common stock on December 29, 2000 of $51.625.

STOCK INCENTIVE PLAN

     Prior to the completion of this offering, Continental Airlines, as our sole stockholder, and our board of directors are expected to approve our 2001 Stock Incentive Plan. The plan will be administered by our human resources committee (or another committee appointed by our board that is comprised of two or more of our independent directors) with respect to persons subject to Section 16 of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Our chief executive officer will administer the plan with respect to any person not subject to Section 16 of the Exchange Act, unless the plan specifies that the committee referred to in the preceding sentence will take specific action or such committee specifies that it will serve as the administrator with respect to such persons. The following is a description of the material provisions of the plan.

     The plan is intended to enable us to attract and retain capable persons to serve as directors and employees and to provide a means whereby those individuals upon whom the responsibilities of the successful administration and management of our company rest, and whose present and potential contributions to the welfare of our company are of importance, can acquire and maintain stock ownership, thereby strengthening their concern for the welfare of our company. In addition, the plan provides such individuals with additional incentive and reward opportunities designed to attract and retain those individuals and enhance the profitable growth of our company. Accordingly, our directors, employees and the employees of our subsidiaries are eligible to receive awards under the plan.

     Awards may be in the form of options to purchase our Class A common stock or restricted grants of our Class A common stock. The vesting of such awards may be made subject to the attainment of one or more performance goals, the continued employment or service as a director by the recipient of the award, or any combination of the foregoing.

     The administrator of the plan will determine the terms and conditions of awards, designate the recipients and administer the plan. Awards may be granted on more than one occasion to the same person, and awards may consist of any combination of stock options and restricted stock awards. We do not anticipate that independent directors will receive awards under the plan, other than normal stock option grants.

     We have reserved           shares of our Class A common stock for purposes
of the plan (subject to adjustment to reflect stock dividends, stock splits, recapitalizations, and similar transactions or events). No more than of such shares (subject to similar adjustments) may be granted as restricted stock awards under the plan. We anticipate granting options to our officers and management employees for 1.22% of our outstanding shares of common
stock in connection with this offering, and will grant options for      shares
of our Class A common stock to each of our independent directors upon their initial election to our board of directors. Shares subject to awards that are forfeited or terminated, expire unexercised, are settled in cash in lieu of common stock or otherwise such that the shares covered thereby are not issued, will again become available for awards.

     Options granted under the plan will not constitute "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, or the Code. An option will entitle the recipient to purchase shares of our Class A common stock at a price equal to or greater than market value on the date of grant. An option may provide for the payment of the option price, in whole or in part, by delivery of a number of shares of our Class A common stock (plus cash if necessary) having a market value equal to the option price. Moreover, an option may provide for a "cashless exercise" by establishing procedures satisfactory to the plan administrator. The terms and conditions of the respective options need not be identical.

     A restricted stock award under the plan constitutes an immediate transfer to the recipient of record and beneficial ownership of the shares. The recipient is entitled immediately to voting and other rights in the shares, subject to certain restrictions referred to in the plan or the document evidencing the grant of the restricted stock. Restricted stock awards will be subject, for a period or periods determined by the plan administrator, to one or more restrictions that, if not satisfied, could result in the forfeiture of the shares to our company by the recipient. For example, a restricted stock award could provide that the shares will be forfeited to our company if the recipient terminates employment with our company during a specified period. In order to enforce these forfeiture provisions, the transferability of the shares during the applicable forfeiture period will be prohibited or restricted in the manner determined by the plan administrator. It is anticipated that restricted stock awards will vest over at least a three-year period, or over at least a one-year period if vesting is performance-based (or as otherwise provided in the plan or award agreement, such as upon a change in control).

     Upon the occurrence of a change in control of our company (as defined in the plan), all options then outstanding will vest and become exercisable in full, and all restrictions applicable to restricted stock awards then outstanding will be deemed to have been satisfied and such restricted stock awards will immediately vest in full. In addition, provision is made for payment under the plan (except as otherwise provided in the document evidencing an award) of any excise taxes due under Section 4999 of the Code with respect to amounts that are vested due to a change in control (plus any taxes due on the payment of such excise taxes).

  AWARDS IN CONNECTION WITH THE OFFERING

     Effective upon and subject to completion of the offering, we anticipate making the following grants of stock options to purchase shares of our Class A common stock to the named executive officers as shown in the following table. These options will have a maximum term of five years and vest in annual, 25% increments over a four-year period commencing on the date of the offering. The exercise price will be equal to the initial public offering price per share of our Class A common stock as set forth on the cover page of this prospectus.

                                                                SECURITIES       % OF EMPLOYEE
                                                                UNDERLYING       INITIAL OPTION
NAME                                                          OPTIONS GRANTED        GRANTS
----                                                          ---------------    --------------
James B. Ream...............................................                            %
Frederick S. Cromer.........................................
Jerry E. Losness............................................
                                                                  ------              ---
          Total.............................................
                                                                  ======              ===

                 OUR RELATIONSHIP WITH CONTINENTAL AIRLINES AND
                        OTHER RELATED PARTY TRANSACTIONS

     We are currently a wholly owned subsidiary of Continental Airlines. After the completion of this offering, assuming the exchange described in
"Underwriting" occurs, Continental Airlines will own      % of our Class A
common stock and will own 100% of our Class B common stock, which will represent
     % of the combined voting power of all classes of our voting stock, or % of the combined voting power of all classes of our voting stock if the over-allotment option is exercised in full. Unless and until Continental Airlines holds less than 50% of the voting power of our stock, Continental Airlines will be able to control the vote on all matters submitted to stockholders, including the election of directors and the approval of extraordinary corporate transactions, such as mergers.

     Continental Airlines has advised us that it intends to distribute its remaining ownership interest in us to its stockholders soon after the six-month anniversary of the closing of this offering. The distribution is expected to take the form of a tax-free spin-off in which Continental Airlines will distribute all of our common stock that it owns to its common stockholders. If Continental Airlines does not receive a favorable tax ruling from the Internal Revenue Service as to the tax-free nature of the distribution for U.S. federal income tax purposes, it may not complete the distribution.

     Continental Airlines has the sole discretion to determine the timing, structure and all terms of this distribution. Continental Airlines has also advised us that it will not complete a divestiture if its board of directors determines that this distribution is not in the best interests of Continental Airlines and its stockholders.

     Continental Airlines controls scheduling, ticket prices and seat inventories with respect to our operations. In connection with this activity, Continental Airlines performs all sales and ticketing functions for us on Continental Airlines ticket stock, and receives cash directly for the sale of our tickets.

     Historically, Continental Airlines purchased or provided payment of certain items on our behalf, including fuel, certain payroll expenditures (including related benefits) and catering, and charged us the actual amounts incurred. Transfers or sales of assets between Continental Airlines and us were recorded at net book value.

     Continental Airlines also provided various services to us and charged us amounts that were either directly attributable to our operations or allocations that management believed were representative of the costs to provide the services. The services provided to us by Continental Airlines were as follows:

     - Certain customer services such as ground handling. Charges related to these services were approximately $11.8 million for the three months ended March 31, 2001 and $34.9 million, $26.9 million and $20.0 million for the years ended December 31, 2000, 1999 and 1998, respectively.

     - Centralized services and infrastructure costs, including technology, legal, treasury, human resources and risk management. Charges related to these services were $6.5 million for the three months ended March 31, 2001 and $24.8 million, $20.9 million and $22.6 million for the years ended December 31, 2000, 1999 and 1998, respectively.

     - Revenue-related services and infrastructure costs, including reservations and accounting. Charges related to these services were $45.3 million, $36.8 million and $30.0 million for the years ended December 31, 2000, 1999 and 1998, respectively. Under the capacity purchase agreement, Continental Airlines is responsible for all of these costs so there were no charges for these services for the three months ended March 31, 2001.

     As of March 31, 2001, we subleased 152 of our aircraft under long-term operating leases from Continental Airlines. Our sublease agreements with Continental Airlines expire between 2002 and 2017. We also lease or sublease, under various operating leases, ground equipment and substantially all of our ground facilities, including facilities at public airports, from Continental Airlines. Our total rent expense for non-aircraft operating leases with Continental Airlines was approximately $2.1 million for the three months ended March 31, 2001 and $8.4 million, $5.2 million and $1.4 million for the years ended December 31, 2000, 1999 and 1998, respectively. Our total operating lease expense related to leases with Continental Airlines was approximately $38.0 million for the three months ended March 31, 2001 and $132.9 million, $94.9 million and $78.9 million for the years ended December 31, 2000, 1999 and 1998, respectively.

     The net advances from Continental Airlines related to the intercompany activity described above totaled $552.3 million, $481.3 million and $406.6 million at March 31, 2001, December 31, 2000 and December 31, 1999, respectively. These amounts accrued interest at 5% per annum in 2001 and 6% per annum in 2000 and 1999. Effective March 31, 2001, the amounts due Continental Airlines, net, were converted into a floating rate note, which bears interest at a rate equal to the three-month London interbank offered rate plus 1.25% per annum. Total interest charges due Continental Airlines were $5.9 million for the three months ended March 31, 2001 and $26.1 million, $18.6 million and $18.3 million for the years ended December 31, 2000, 1999 and 1998, respectively. We intend to use the net proceeds of this offering to repay a portion of our note payable Continental Airlines. See "Use of Proceeds."

                    OUR AGREEMENTS WITH CONTINENTAL AIRLINES

     In connection with the capacity purchase agreement, we have entered into, or will continue, various agreements for purposes of governing ongoing relationships between us and Continental Airlines. These agreements include provisions relating to this offering and a distribution to Continental Airlines stockholders, the registration of Continental Airlines' shares of our Class A and Class B common stock, the provision of services by Continental Airlines and the allocation of federal, state and local tax liabilities between us and Continental Airlines. All of the agreements were made in the context of a parent-subsidiary relationship in which we were not advised by separate legal or financial advisors, and their terms may be more or less favorable to us than if they had been negotiated with unaffiliated third parties.

     We have set forth below a summary description of the agreements described in the previous paragraph. This description, which summarizes the material terms of these agreements, does not purport to be complete and is qualified in its entirety by reference to the full text of these agreements. These agreements, including the Initial Public Offering and Distribution Agreement, the Capacity Purchase Agreement, the Registration Rights Agreement, the Employee Benefits Agreement and the Tax Agreement, have been filed with the SEC as exhibits to the registration statement of which this prospectus is a part. See "Where You Can Find More Information."

INITIAL PUBLIC OFFERING AND DISTRIBUTION AGREEMENT

  GENERAL

     We have entered into an Initial Public Offering and Distribution Agreement with Continental Airlines that governs our respective rights and duties with respect to this offering and a future distribution to Continental Airlines stockholders of Continental Airlines' shares of our common stock, and contains covenants designed to facilitate a distribution and to protect its intended tax-free nature. However, we cannot assure you whether or when a distribution will occur. See "Risk Factors -- Risks Related to Our Relationship with Continental Airlines."

  THE DISTRIBUTION

     We have agreed that we will cooperate with Continental Airlines in all respects to accomplish and, at its direction, promptly take all actions necessary or desirable to effect, the distribution to its stockholders, including the registration under the Securities Act of its shares of our capital stock. Continental Airlines has the sole discretion to determine whether to proceed with all or part of the distribution to its stockholders and all terms of any distribution, including the form, structure and terms of any transaction(s) and/or offering(s) to effect a distribution and the timing of and conditions to the consummation of the distribution.

  PRESERVATION OF THE TAX-FREE STATUS OF A DISTRIBUTION

     Continental Airlines intends for the distribution to qualify as a tax-free distribution under Section 355 of the Code to itself and its stockholders. We have agreed to covenants in the Initial Public Offering and Distribution Agreement that are intended to preserve the tax-free status of the distribution to Continental Airlines stockholders. We may take any action otherwise prohibited by these covenants only if Continental Airlines has determined, in its sole and absolute discretion, that the action would not jeopardize the tax-free status of a distribution. See "-- Cooperation on Tax Matters." These covenants include:

     - Stock Issuance. Prior to the completion of the distribution to Continental Airlines stockholders, we have agreed not to issue or agree to issue shares of our capital stock in an amount that would result in Continental Airlines ceasing to own an amount of our capital stock that constitutes "control" for purposes of Section 368(c) of the Code or any successor statute or provision, as such definition may be amended from time to time. This covenant will not prohibit us from issuing stock options and restricted stock awards to our employees so long as Continental Airlines continues to have control of us. In certain cases, this could require that we repurchase sufficient shares of our capital stock prior to the date when such options become exercisable or the awards are vested to ensure our compliance.

     - Acquisition Transactions. Until two years after the last date on which Continental Airlines distributes any of our common stock in connection with the distribution, we have agreed not to solicit, enter into or permit any transaction or series of transactions (including a sale of our capital stock to the public), which would result in a person or persons acquiring or having the right to acquire shares of our capital stock that would comprise 50% or more of either the value of all outstanding shares of our capital stock or the total combined voting power of our outstanding voting stock.

     - Continuation of Active Trade or Business. Until two years after the last date on which Continental Airlines distributes any of our common stock in connection with the distribution, we have agreed to continue to conduct the active trade or business, within the meaning of Section 355 of the Code, of our company as we conducted it immediately prior to the completion of a distribution.

     - Continuity of Business. Until two years after the last date on which Continental Airlines distributes any of our common stock in connection with the distribution, we have agreed that:

       -  we will not voluntarily dissolve or liquidate; and

       - except in the ordinary course of business, neither we nor any of our direct or indirect subsidiaries will sell, transfer, or otherwise dispose of or agree to dispose of assets, including any shares of capital stock of our subsidiaries, that, in the aggregate, constitute more than:

         (x) 60% of our gross assets; or

         (y) 60% of our consolidated gross assets and those of our subsidiaries.

     For this purpose, we are not deemed to control a subsidiary directly or indirectly unless we own, directly or indirectly, shares constituting control for tax purposes.

     In the event that Continental Airlines notifies us that it no longer intends to proceed with or complete the distribution to its stockholders and it has not yet distributed any of its shares of our common stock, these covenants to preserve the tax-free status of the distribution will terminate.

  COOPERATION ON TAX MATTERS

     We have agreed in the Initial Public Offering and Distribution Agreement to notify Continental Airlines if we desire to take any action prohibited by the tax-related covenants described above. Upon this notification, if Continental Airlines determines that the proposed action might jeopardize the tax-free status of the distribution to its stockholders, Continental Airlines will elect either to:

     - use all commercially reasonable efforts to obtain a private letter ruling from the IRS or a tax opinion that would permit us to take the desired action, and we have agreed to cooperate in connection with such efforts; or

     - provide all reasonable cooperation to us in connection with our seeking an IRS ruling that would permit us to take the desired action.

     In addition, in the event that Continental Airlines, at any time prior to the distribution, ceases to own our common stock in an amount constituting control for tax purposes, we have agreed to cooperate and take (or refrain from taking) all actions reasonably requested by Continental Airlines so as to permit it to regain ownership of that amount of our common stock which constitutes control for tax purposes in a manner that will not jeopardize the tax-free status of the distribution.

  INDEMNIFICATION FOR TAX LIABILITIES

     We have generally agreed to indemnify Continental Airlines and its affiliates against any and all tax-related losses incurred by Continental Airlines, including any reduction in Continental Airlines' tax attributes, in connection with any proposed tax assessment or tax controversy with respect to the distribution to its stockholders to the extent caused by a breach by us of any representations, warranties or covenants we made in the Initial Public Offering and Distribution Agreement.

  OTHER COVENANTS

     After the offering, Continental Airlines will continue to own a significant portion of our common stock. As a result, it will continue to include us as a "subsidiary" for various financial reporting, accounting and other purposes. Accordingly, we have agreed to additional covenants in the Initial Public Offering and Distribution Agreement. These covenants include:

     - Financial Information. We have agreed that, for so long as Continental Airlines is required to consolidate our results of operations and financial position or account for its investment in our company under the equity method of accounting (in accordance with generally accepted accounting principles), we will:

       - maintain a system of internal accounting controls that will provide reasonable assurance that the books and records of our company and our subsidiaries fairly reflect all transactions and dispositions of assets, and the specific objectives of accounting control are achieved;

       - maintain a fiscal year commencing on January 1 and ending on December 31 of each calendar year;

       - provide Continental Airlines with financial information regarding our company and our subsidiaries;

       - provide Continental Airlines copies of all quarterly and annual financial information and other reports and documents we intend to file with the SEC prior to such filings, as well as final copies upon filing;

       - provide Continental Airlines with copies of our budgets and financial projections, as well as the opportunity to meet with our management to discuss such budgets and projections;

       - consult with Continental Airlines regarding the timing and content of earnings and other press releases; and

       - cooperate fully, and cause our accountants to cooperate fully, with Continental Airlines in connection with any of its public filings.

     - Auditors and Audits; Annual Statements and Accounting. We have agreed that, for so long as Continental Airlines is required to consolidate our results of operations and financial position or account for its investment in our company under the equity method of accounting (in accordance with generally accepted accounting principles), we will:

       - not change our auditors without Continental Airlines' prior written consent, which will not be unreasonably withheld;

       - use our best efforts to enable our auditors to complete their audit of our financial statements such that they will date their opinion on the same date that Continental Airlines' auditors date their opinion on Continental Airlines' financial statements;

       - provide to Continental Airlines and its auditors all information required for Continental Airlines to meet its schedule for the preparation, filing and dissemination of its financial statements;

       - authorize our auditors to make available to Continental Airlines' auditors work papers related to the annual audit of our company as well as access to the personnel who perform the annual audit of our company, all within sufficient time to meet Continental Airlines' schedule for the printing, filing and dissemination of its financial statements;

       - provide to Continental Airlines' internal auditors access to the books and records of our company and our subsidiaries so that Continental Airlines may conduct reasonable audits relating to our financial statements, internal accounting controls and operations;

       - notify and consult with Continental Airlines regarding any changes to our accounting estimates and accounting principles; and

       - make any changes to our accounting estimates and accounting principles requested by Continental Airlines.

     - Other. For so long as Continental Airlines continues to own at least 50% of the total number or voting power of our outstanding common stock, we have agreed that:

       - we will not, without Continental Airlines' prior written consent, which it may withhold in its sole and absolute discretion, take any action which has the effect of limiting its ability to freely sell, transfer, assign, pledge or otherwise dispose of shares of our common stock, limiting the rights of any of its transferees as holders of our common stock, or limiting the legal rights of or denying any benefit to Continental Airlines as a stockholder of our company in a manner not applicable to our stockholders generally;

       - we will not, without Continental Airlines' prior written consent, which it may withhold in its sole and absolute discretion, issue any shares of common stock or any rights, warrants or options to acquire our common stock, if, after giving effect to such issuance, Continental Airlines would own less than 50% of the then-outstanding number of shares or voting power of our common stock; and

       - to the extent that Continental Airlines is a party to any agreements that provide that actions of its subsidiaries may result in its being in breach or default under any agreement, and we have been advised of the existence of these agreements, we will not take any actions that could result in Continental Airlines being in breach or default.

     We have generally agreed to indemnify Continental Airlines and its affiliates against all liability arising out of any incorrect, inaccurate or incomplete financial or other information we provide to Continental Airlines pursuant to the terms of the Initial Public Offering and Distribution Agreement.

  INDEMNIFICATION RELATING TO THE OFFERING AND THE DISTRIBUTION

     We have generally agreed to indemnify Continental Airlines and its affiliates against all liabilities arising out of any material untrue statements and omissions in the registration statement of which this prospectus is a part and any and all registration statements, information statements and/or other documents filed with the SEC in connection with the distribution. However, our indemnification obligations to Continental Airlines do not apply to information relating exclusively to Continental Airlines. Continental Airlines has agreed to indemnify us for this information.

  EXPENSES

     In general, unless otherwise provided for in the Initial Public Offering and Distribution Agreement or any other agreement, we and Continental Airlines will pay our own respective costs and expenses incurred in connection with the offering and any distribution to Continental Airlines stockholders.

     - Expenses Relating to the Offering. We will be responsible for the payment of all costs, fees and expenses relating to this offering, including, but not limited to, the payment of (a) the costs, fees and expenses of all of Continental Airlines' financial, legal, accounting and other advisors incurred in connection with this offering and (b) any internal fees, costs and expenses incurred by Continental Airlines or any if its affiliates in connection with this offering. Continental Airlines will be entitled to any and all amounts received from the underwriters as reimbursement for any costs, fees and expenses relating to this offering. We will pay any underwriting discounts and commissions.

     - Expenses Relating to the Distribution. Continental Airlines will generally be responsible for the payment of all costs, fees and expenses relating to the distribution to its stockholders; provided that we will be responsible for the payment of (a) the costs, fees and expenses of all of our financial, legal, accounting and other advisors incurred in connection with a distribution and (b) any internal fees, costs and expenses incurred by us or any of our affiliates in connection with a distribution.

CAPACITY PURCHASE AGREEMENT

     We and Continental Airlines have entered into the Capacity Purchase Agreement described under "Business -- Our Capacity Purchase Agreement with Continental Airlines." The description of our Capacity Purchase Agreement also includes descriptions of our aircraft leases and subleases, master facility agreement, ground handling agreement, administrative support and information services agreement and fuel purchasing agreement with Continental Airlines. Each of these agreements has been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part. See "Where You Can Find More Information."

REGISTRATION RIGHTS AGREEMENT

     The Registration Rights Agreement provides Continental Airlines and its permitted transferees, subject to a 180-day lock-up period, with registration rights relating to the shares of our common stock still held after this offering allowing them to require us to register under the Securities Act all or any portion of these shares. In addition, the Registration Rights Agreement provides for various piggyback registration rights for Continental Airlines and its permitted transferees. Whenever we propose to register any of our securities under the Securities Act for ourselves or others, subject to market cut-back exceptions, we are required to provide prompt notice to Continental Airlines and its permitted transferees and to include in that registration all shares of our stock that those persons own and request to be included.

     The Registration Rights Agreement sets forth customary registration procedures, including an agreement by us to make our employees and personnel available for roadshow presentations. We will pay all registration expenses incurred in connection with any registration, other than underwriting discounts and commissions. In addition, we are required to reimburse Continental Airlines and its permitted transferees for the fees and disbursements of their outside counsel retained in connection with any such registration. The Registration Rights Agreement also imposes customary indemnification and contribution obligations on us for the benefit of Continental Airlines and its permitted transferees with respect to liabilities resulting from untrue statements or omissions in any registration statement used in any such registration, although Continental Airlines and its permitted transferees must indemnify us for any liabilities resulting from information provided by them.

     The rights of Continental Airlines and its permitted transferees under the Registration Rights Agreement remain in effect with respect to the shares covered by the agreement until:

     - those shares have been sold pursuant to an effective registration statement under the Securities Act;

     - those shares have been sold to the public pursuant to Rule 144 under the Securities Act;

     - those shares have been transferred in a transaction where a subsequent public distribution of those shares would not require registration under the Securities Act;

     -  those shares are no longer outstanding; or

     - in the case of shares held by a permitted transferee, those shares are eligible for sale pursuant to Rule 144(k) under the Securities Act.

EMPLOYEE BENEFITS AGREEMENT

     We have an Employee Benefits Agreement with Continental Airlines that governs a number of our employee benefit obligations, including both compensation and benefits, with respect to our active employees and retirees and other terminated employees who perform services for our business before or after the completion of this offering. Under the Employee Benefits Agreement, we have generally assumed and agreed to pay, perform, fulfill and discharge, in accordance with their respective terms, all obligations to, or relating to, our current and former employees and individuals who were formerly employed by Continental Airlines and its affiliates (including retirees) who will be employed by us and our affiliates unless such obligations are payable from a trust established to fund such benefits.

     Under the Employee Benefits Agreement, with agreed exceptions, Continental Airlines will continue to administer compensation programs for our employees, and our employees will continue to participate in

Continental Airlines' employee benefit plans, in each case on and following the offering. In turn we will pay Continental Airlines for providing these administrative services for these benefits. As of the distribution, and in some cases prior to the distribution, we will establish our own benefit plans and compensation programs.

  WELFARE BENEFIT PLANS

     Until the distribution, our eligible employees and former employees will continue to participate in Continental Airlines' welfare benefit plans. As of the time of the distribution, we will establish our own welfare plans. The material terms of our welfare plans will generally mirror the Continental Airlines' welfare plans as in effect at that time. However, the Employee Benefits Agreement does not preclude us from discontinuing or changing our plans at any time. Our welfare plans generally will assume all obligations arising on or after the distribution associated with our current and former employees. Our long-term disability plan for pilots, however, will assume the long-term disability obligations for our pilots who are currently disabled and Continental Airlines will transfer a proportionate amount of assets in the trust that funds the long-term disability benefits for our pilots. Our welfare plans will generally provide that any current or former employee will receive full recognition and credit under these plans for all service, all compensation, and all other benefit-affecting determinations that would have been recognized under the corresponding Continental Airlines welfare plan. However, there will be no duplication of benefits payable by us.

  401(K) SAVINGS PLAN AND CONTINENTAL RETIREMENT PLAN

     Until the distribution, our eligible employees will continue to participate in Continental Airlines' 401(k) Savings Plan. As of the time of the distribution, we will establish our own 401(k) Savings Plan. While we anticipate that our 401(k) Savings Plan will provide the same types of contributions as we provide as a participating employer in the Continental Airlines plan, the Employee Benefits Agreement allows us to establish our 401(k) Savings Plan under terms and conditions that are suitable to our business and workforce. As soon as reasonably practicable after the distribution, Continental Airlines' 401(k) Savings Plan will transfer assets attributable to our current and former employees to our plan.

     Until the distribution, certain of our employees who are currently eligible to participate in the Continental Retirement Plan will continue to participate in it. From and after the time of the distribution, none of our employees will actively participate in the Continental Retirement Plan. We do not currently intend to establish or maintain a defined benefit plan for our employees after the distribution.

  EXECUTIVE BENEFITS

     Generally, our executives who are participating in Continental Airlines' executive incentive programs (the Continental Airlines Executive Bonus Performance Award Program, the Continental Airlines Management Bonus Program and the Continental Airlines Long Term Incentive Performance Award Program) will continue such participation at our expense through December 31, 2001. Our executives will not be eligible to receive awards or otherwise participate in the Continental Airlines Officer Retention and Incentive Award Program after December 31, 2001 (except with respect to awards made before that date, to the extent vested, and related follow-up awards). Further, our executives will continue to participate in the Continental Airlines Deferred Compensation Plan until the distribution. Following the distribution, the Continental Airlines Deferred Compensation Plan will distribute the value of our executives' benefits in one lump sum directly to the participating executives who are not eligible for retirement under that plan. Our executives who, at the time of the distribution, are eligible for retirement under the Continental Airlines Deferred Compensation Plan will receive retirement benefits under that plan. In each case, we will bear the cost of any benefits provided under the Continental Airlines Deferred Compensation Plan to the extent such benefits are not paid from a trust.

  INCENTIVE PROGRAMS

     Through the end of the quarter before the distribution, our eligible employees will continue to participate in Continental Airlines' 1997 Employee Stock Purchase Plan. Our eligible employees will also continue to participate in the Continental Airlines Profit Sharing Plan through the end of the calendar year before the distribution. Further, our eligible employees will continue to participate in Continental Airlines' on-time bonus program until the distribution. At the time of the distribution, we will establish our own on-time bonus program which will provide credit for performance prior to the distribution and have a payment schedule similar to that of Continental Airlines. Finally, our eligible employees will continue to participate in the Continental Airlines perfect attendance program until the distribution. As of such time we will establish our own perfect attendance program for the benefit of our eligible employees.

  STOCK AWARDS

     Under the Employee Benefits Agreement, we have agreed to adopt a 2001 Stock Incentive Plan effective upon completion of this offering. Under that plan, we anticipate granting options to our officers and management employees for 1.22% of our outstanding shares of common stock in connection with this offering, and
will grant options for           shares of our Class A common stock to each of
our independent directors upon their initial election to our board of directors. The exercise price of the options will equal the initial offering price. All options to acquire shares of Continental Airlines' common stock held by our employees will be exercisable for only up to 30 days after the distribution, and only to the extent that they are vested as of such date.

  FLIGHT BENEFITS

     Until January 1, 2005 and so long as our exclusive arrangement with Continental Airlines in its hubs continues during that time, our employees and retirees will have flight pass benefits on Continental Airlines' flights on the same terms and conditions as similarly situated employees and retirees of Continental Airlines. Similarly, the employees and retirees of Continental Airlines will have flight pass benefits on our flights on the same terms and conditions as our employees and retirees. Flight pass benefits after that date will be subject to negotiation between us and Continental Airlines. The Employee Benefits Agreement also addresses Universal Air Travel Plan benefits and other flight passes allocated to our executives, officers and directors and those of Continental Airlines.

TAX AGREEMENT

     We are currently a member of the Continental Airlines consolidated tax group and are included in the consolidated federal income tax return filed by Continental Airlines, as well as various consolidated or combined state and local tax returns filed by Continental Airlines. As a result of the closing of the offering, we will cease to be a member of the Continental Airlines consolidated tax group. Accordingly, following the offering, we will be responsible for the preparation and filing of all tax returns for periods beginning after the closing date of the offering and for the payment of all taxes due with respect to such periods.

     In addition, we have entered into a Tax Agreement with Continental Airlines governing Continental Airlines' and our respective rights, responsibilities and obligations after the offering with respect to taxes for the periods ending on or before the offering. Under this agreement, we are responsible for and are required to pay to Continental Airlines an amount equal to the taxes that we would have incurred during such periods if we were a separate group of corporations unrelated to Continental Airlines, provided that in determining such amount we will only be entitled to utilize our net operating losses and tax credits to the extent such items are actually utilized by the Continental Airlines consolidated tax group.

     As a result of our departure from the Continental Airlines consolidated tax group, certain specified net operating losses, net capital losses, unused tax credits and other deductible or creditable tax attributes of the Continental Airlines consolidated tax group, which we refer to as "tax attributes," will be allocated to us. Under the Tax Agreement, we will be compensated by Continental Airlines if certain of our tax attributes were utilized by other members of the Continental Airlines consolidated tax group and as a result the tax attributes allocated to us at the time of deconsolidation are reduced. In addition, under the Tax Agreement we waive any rights we have to carryback any of our tax attributes into the periods for which we were included in the Continental Airlines consolidated tax group.

     For all periods during which we were a member of the Continental Airlines consolidated tax group, Continental Airlines has the sole right to control all matters relating to the filing and amending of tax returns for the group, including for matters relating to our company, and to control all tax audits, litigation or appeals that involve those periods. In addition, we and Continental Airlines have agreed to provide each other with the cooperation and information reasonably requested by the other in connection with tax planning, the preparation or filing of any tax return, the determination and payment of estimated tax and in the conduct of any tax audits, litigation or appeals.

     We and Continental Airlines have agreed to indemnify each other for tax or other liabilities resulting from the failure to pay any taxes required to be paid under the Tax Agreement and tax or other liabilities resulting from negligence in supplying inaccurate or incomplete information in connection with the preparation of any tax return or the conduct of any tax audits, litigation or appeals. The Tax Agreement requires us to retain records, documents and other information necessary for the preparation of tax returns or for the audit thereof and to provide reasonable access to Continental Airlines with respect to such records, documents and information.

                       PRINCIPAL AND SELLING STOCKHOLDER

     Prior to the offering of Class A common stock, all of the outstanding shares of our common stock will be owned by Continental Airlines, a publicly held company that is listed on the New York Stock Exchange under the symbol "CAL". As of the date of this prospectus, none of our officers or directors owns any shares of our common stock. After the completion of this offering, and assuming the exchange described in "Underwriting" occurs, Continental Airlines
will own           shares of our Class A common stock and           shares of
our Class B common stock representing about      % of the voting power of the
outstanding shares of our common stock, or about      % if the over-allotment
option from Continental Airlines described in "Underwriting" is exercised in full. Except for Continental Airlines, we are not aware of any person or group that will beneficially own more than 5% of the outstanding shares of our common stock following the completion of this offering. The address of Continental Airlines' principal executive office is 1600 Smith Street, Houston, Texas 77002.

     Under federal securities laws, Continental Airlines is the selling
stockholder of           shares of our Class A common stock, which Salomon Smith
Barney plans to acquire from Continental Airlines in exchange for Continental Airlines indebtedness held by Salomon Smith Barney, as described in "Underwriting -- The Exchange," and sell in this offering. Salomon Smith Barney, in its capacity as owner of the shares it acquires in the exchange, will own
these           shares of our Class A common stock, all of which it will be selling in this offering.

                          DESCRIPTION OF CAPITAL STOCK

     After this offering, our authorized capital stock will consist of shares of Class A common stock, par value $.01 per share,
shares of Class B common stock, par value $.01 per share, and           shares
of preferred stock, par value $.01 per share.

     Of the authorized shares of Class A common stock,           shares are
being offered hereby, or           shares if the over-allotment option from
Continental Airlines is exercised in full. Continental Airlines will hold shares of Class A common stock upon completion of this offering, or shares if the over-allotment option from Continental Airlines is
exercised in full. Of the           authorized shares of Class B common stock,
          shares will be outstanding and held by Continental Airlines upon completion of this offering. No shares of our preferred stock will be outstanding.

COMMON STOCK

  VOTING

     The holders of Class A common stock and Class B common stock generally have identical rights, except that holders of Class A common stock are entitled to one vote per share while holders of Class B common stock, subject to the Class B common stock voting limitation described below, are entitled to four votes per share. Voting rights of non-U.S. citizens are limited as described under "-- Limitation on Voting by Foreign Owners."

     Our restated certificate of incorporation provides that, if any person (together with its affiliates and associates) other than certain of our affiliates, certain passive institutional investors, Continental Airlines, certain of its affiliates, and certain other persons, beneficially owns capital stock representing 15% or more of the combined voting power of our outstanding capital stock (without giving effect to any voting limitations), then shares of the Class B common stock that can be voted by such person will be limited to the higher of (i) 25% of the number of shares of Class A common stock beneficially owned by such person and (ii) the number of shares of Class B common stock which, combined with the number of shares of Class A common stock beneficially owned by such person, would result in the combined voting power of 14.99% of our outstanding capital stock.

  RIGHTS TO DIVIDENDS AND ON LIQUIDATION, DISSOLUTION OR WINDING UP

     Common stockholders participate ratably in any dividends or distributions on the common stock. In the event of any liquidation, dissolution or winding up of our company, common stockholders are entitled to share ratably in our assets available for distribution to the stockholders, subject to the prior rights of holders of any outstanding preferred stock. Dividends payable in shares of common stock may be paid only as follows:

     - shares of Class A common stock may be paid only to holders of Class A common stock, and shares of Class B common stock may be paid only to holders of Class B common stock; and

     - the number of shares so paid will be equal on a per share basis with respect to each outstanding share of Class A common stock and Class B common stock.

     We may not reclassify, subdivide or combine shares of either class of common stock without at the same time proportionally reclassifying, subdividing or combining shares of the other class.

  PREEMPTIVE AND OTHER SUBSCRIPTION RIGHTS

     Common stockholders do not have preemptive, subscription, or redemption rights, and are not subject to further calls or assessments.

  NO CUMULATIVE VOTING RIGHTS

     Common stockholders do not have the right to cumulate their votes in the election of directors.

  LIMITATION ON VOTING BY FOREIGN OWNERS

     Our restated certificate of incorporation provides that shares of capital stock may not be voted by, or at the direction of, persons who are not citizens of the United States unless the shares are registered on a separate stock record. Applicable restrictions currently require that no more than 25% of our voting stock be owned or controlled, directly or indirectly, by persons who are not U.S. citizens, and that our president and at least two-thirds of our directors or other managing officers be U.S. citizens. For purposes of the certificate of incorporation, "U.S. citizen" means:

     -  an individual who is a citizen of the United States;

     - a partnership each of whose partners is an individual who is a citizen of the United States; or

     - a corporation or association organized under the laws of the United States or a State, the District of Columbia, or a territory or possession of the United States, of which the president and at least two-thirds of the board of directors and other managing officers are citizens of the United States, and in which at least 75% of the voting interest is owned or controlled by persons that are citizens of the United States.

     Our restated bylaws provide that no shares will be registered on the foreign stock record if the amount so registered would exceed the restrictions described above or adversely affect our operating certificates or authorities. Registration on the foreign stock record is made in chronological order based on the date we receive a written request for registration.

  CONVERSION

     Each share of Class B common stock is convertible while held by Continental Airlines or any of its controlled affiliates, excluding us, at the option of the holder into one share of Class A common stock. Other than in a distribution or similar transaction, any shares of Class B common stock transferred to a person other than Continental Airlines or any of its controlled affiliates will automatically be converted into shares of Class A common stock upon such transfer. Upon the effectiveness of any distribution of Class B common stock to stockholders of Continental Airlines, shares of Class B common stock will no longer be convertible into shares of Class A common stock. Shares of Class B common stock transferred to stockholders of Continental Airlines in a distribution will be transferable as such, subject to applicable laws.

PREFERRED STOCK

     Subject to the provisions of our restated certificate of incorporation and legal limitations, our board of directors has the authority, without further vote or action by the stockholders:

     -  to provide for the issuance of shares of preferred stock in series;

     - to establish from time to time the number of shares to be included in each such series; and

     - to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions of each such series, including provisions related to dividends, conversion, voting, redemption and liquidation, which may be superior to those of the common stock.

     The number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of a majority of our common stock, without a vote of the holders of preferred stock unless required by the terms of any series of preferred stock.

     The issuance of shares of preferred stock by our board of directors as described above may adversely affect the rights of the holders of our common stock. For example, preferred stock may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. The issuance of shares of preferred stock may discourage third-party bids for our common stock or may otherwise adversely affect the market price of the common stock. In addition, the preferred stock may enable our board of directors to make more difficult or to discourage attempts to obtain control of our company through a hostile tender offer, proxy contest, merger or otherwise, or to make changes in our management.

PREFERRED STOCK PURCHASE RIGHTS

  GENERAL

     Under the rights agreement we plan to adopt in connection with this offering, one preferred stock purchase right will attach to each share of our Class A common stock and Class B common stock outstanding. Each of these preferred stock purchase rights will entitle the registered holder to purchase from us one one-thousandth of a share of our Series A Junior participating
preferred stock, par value $.01 per share, at a purchase price of $     per one
one-thousandth of a share, subject to adjustment.

     The preferred stock purchase rights will have anti-takeover effects. The preferred stock purchase rights could cause substantial dilution to a person or group that attempts to acquire us and effect a change in the composition of our board of directors on terms not approved by our board of directors, including by means of a tender offer at a premium to the market price. The preferred stock purchase rights should not interfere with any merger or business combination approved by our board of directors because we may redeem the preferred stock purchase rights at the redemption price prior to the time that a person has become an acquiring person or amend the preferred stock purchase rights to make them inapplicable to the approved transaction.

  EVIDENCE AND TRANSFERABILITY OF PREFERRED STOCK PURCHASE RIGHTS

     The preferred stock purchase rights will be evidenced by the certificates representing shares of common stock until the earlier to occur of:

     - ten days following the earlier of the date of a public announcement made by us or an acquiring person or the public disclosure of facts by us or an acquiring person indicating that a person or group of affiliated or associated persons has become an acquiring person, which occurs when that person or group has acquired beneficial ownership of shares of common stock representing 15% or more, or if such person is a passive institutional investor, 20% or more, of the total voting power of the common stock then outstanding; and

     - ten business days, or a later date established by our board of directors before the time any person or group becomes an acquiring person, following the commencement of, or the first public announce-
       ment of an intention of any person or group to make, a tender offer or exchange offer that, if completed, could result in the beneficial ownership by a person or group of shares of common stock representing 15% or more, or if such person is a passive institutional investor, 20% or more, of such number of votes.

     The preferred stock purchase rights will be distributed on the date upon which one of the events described above occurs. Until the rights distribution date or the earlier redemption or expiration of the preferred stock purchase rights:

     - the preferred stock purchase rights can be transferred only with the transfer of shares of common stock;

     - certificates representing shares of common stock that become outstanding after the record date for the initial distribution of the rights will contain a notation incorporating the terms of the preferred stock purchase rights by reference; and

     - the surrender for transfer of any certificate representing shares of common stock will also constitute the transfer of the preferred stock purchase rights associated with the shares of common stock represented by that certificate.

     As soon as practicable following the rights distribution date, separate certificates evidencing the preferred stock purchase rights will be mailed to holders of record of the shares of common stock as of the close of business on the rights distribution date, and thereafter those separate preferred stock purchase rights certificates alone will evidence the rights.

  EXEMPT PERSONS

     The rights agreement will provide that certain persons are exempt from the definition of acquiring person, including:

     -  our company and certain persons affiliated with us;

     - Continental Airlines and certain persons affiliated with Continental Airlines for so long as Continental Airlines continues to be the beneficial owner of shares of common stock representing 15% or more of the total voting power of the common stock then outstanding;

     - any person who becomes the beneficial owner of shares of common stock representing 15% or more of such number of votes as a result of any action by or transaction with Continental Airlines with respect to common stock of which Continental Airlines is the beneficial owner, provided, that if such person becomes the beneficial owner of an additional 1% of the voting power of the common stock then outstanding, such person will no longer be exempt from the definition of acquiring person; and

     -  certain other persons.

     In addition, the rights agreement will provide for an exception to the definition of acquiring person that permits a person to beneficially own shares of common stock representing 15% or more of the total voting power of the common stock then outstanding if such ownership has resulted from an acquisition by us of shares of our common stock or from the conversion of shares of Class B common stock into Class A common stock. Likewise, if a person becomes the beneficial owner of shares of common stock representing 15% or more, or if such person is a passive institutional investor, 20% or more, of the total voting power of the common stock then outstanding solely as the result of an adjustment to the voting power of the shares of common stock beneficially owned by that person due to the application of the limitation on voting by foreign owners or the limitation on voting shares of Class B common stock discussed above, that person will be excluded from the definition of an acquiring person. However, if, after crossing that threshold, these persons purchase or otherwise take action to cause them to be the beneficial owner of shares of common stock representing an additional 1% of the total voting power of the common stock then outstanding, they will be considered acquiring persons.

     If our board of directors determines that a person who would otherwise be an acquiring person has become so inadvertently and that person as promptly as practicable divests itself of a sufficient number of shares of common stock so that it beneficially owns less than 15%, or if such person is a passive institutional investor, 20%, of the total voting power of the common stock then outstanding, that person will not be considered an acquiring person.

  EXERCISABILITY OF RIGHTS.

     The preferred stock purchase rights will not be exercisable until the rights distribution date. The preferred stock purchase rights will expire on
          , 2011, unless the expiration date is extended or unless the preferred stock purchase rights are earlier redeemed or exchanged by us, in each case, as described below.

     Each holder of a preferred stock purchase right (other than preferred stock purchase rights beneficially owned by an acquiring person, which will be void as described below) will after the date that any person became an acquiring person have the right to receive upon exercise of such preferred stock purchase right at the then-current exercise price that number of shares of our Class A common stock or cash or other securities or assets in certain circumstances equal to:

     - the then-current exercise price multiplied by the number of one one-thousandths of a share of junior participating preferred stock for which the right was or would have been exercisable immediately prior to the person becoming an acquiring person, divided by

     - 50% of the current per share market price of our Class A or Class B common stock on the date the person became an acquiring person, as the case may be.

     If, at any time on or after the date that any person has become an acquiring person, we are acquired in a merger or other business combination transaction or 50% or more of our assets or earning power are sold, each holder of a preferred stock purchase right will after the date of that transaction have the right to receive, upon the exercise of those preferred stock purchase rights at the then-current exercise price of the preferred stock purchase right, that number of shares of common stock of the acquiring company equal to:

     - the then-current exercise price multiplied by the number of one one-thousandths of a share of junior participating preferred stock for which the right is exercisable, divided by

     - 50% of the current per share market price of the common stock of the acquiring company on the date of the merger or other business combination.

     The purchase price payable, and the number of shares of junior participating preferred stock or other securities or property issuable, upon exercise of the preferred stock purchase rights are subject to adjustment from time to time to prevent dilution in some circumstances.

     No rights as a stockholder of our company, including the right to vote or to receive dividends, will be associated with the preferred stock purchase rights themselves.

     From and after the occurrence of an event described in Section 11(a)(ii) of the rights agreement, if rights are or were at any time on or after the earlier of (1) the date of such event and (2) the distribution date, acquired or beneficially owned by an acquiring person or an associate or affiliate of an acquiring person, these rights will become void, and any holder of these rights will thereafter have no right to exercise these rights.

  TERMS OF JUNIOR PARTICIPATING PREFERRED STOCK

     Shares of junior participating preferred stock, which may be purchased upon exercise of the preferred stock purchase rights, will not be redeemable. Each share of junior participating preferred stock will be entitled to receive, when, as and if declared by the board of directors out of funds legally available for the purpose, an amount per share equal to 1,000 times the cash or non-cash dividend declared per share of common stock. In the event of liquidation, the holders of the junior participating preferred stock will be entitled to receive an aggregate payment equal to 1,000 times the payment made per share of common stock. Each share of junior participating preferred stock will have 1,000 votes on all matters submitted to a vote of the stockholders of our company. Finally, in the event of any merger, consolidation or other transaction in which the common stock is exchanged, each share of junior participating preferred stock will be entitled to receive an amount equal to 1,000 times the amount received per share of common stock. These rights are protected by customary antidilution provisions.

  EXCHANGE OR REDEMPTION

     At any time after any person becomes an acquiring person, and prior to the acquisition by any person or group of a majority of the voting power, our board of directors may exchange the rights (other than rights owned by such acquiring person which have become void), in whole or in part, at an exchange ratio of one share of our Class A common stock per right (subject to adjustment). We may, at our option, substitute preferred shares or common stock equivalents for our Class A common stock, at the rate of one one-thousandth of a preferred share for each share of our Class A common stock (subject to adjustment). No fractional share of our Class A common stock will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the share of our Class A common stock on the last trading day prior to the date of exchange.

     At any time prior to any person becoming an acquiring person, our board of directors, by the required board vote, may redeem the rights in whole, but not in part, at a redemption price of $.001 per right. We may pay the redemption price in cash, shares of our Class A common stock or other form of consideration deemed appropriate by our board of directors. The redemption of the rights may be made effective at the time, on any basis and subject to the conditions which our board of directors may establish. Immediately upon any redemption of the rights (or upon a later date specified by our board of directors in the resolution approving a redemption), the right to exercise the rights will terminate and the only right of the holders of rights will be to receive the redemption price.

     The terms of the rights may be amended by our board of directors, by the required board vote, without the consent of the holders of the rights, except that from the time any person becomes an acquiring person no amendment may adversely affect the interests of the holders of the rights (other than the interests of the acquiring person and its affiliates and associates).

ELECTION AND REMOVAL OF DIRECTORS

     Our restated certificate of incorporation provides that the board of directors be divided into three classes of directors. One class will be originally elected for a term expiring at the annual meeting of stockholders to be held in 2002. The second class will be originally elected for a term expiring at the annual meeting of stockholders to be held in 2003. The third class will be originally elected for a term expiring at the annual meeting of stockholders to be held in 2004. Each director is to hold office until his or her successor is duly elected and qualified. Commencing with the 2002 annual meeting of stockholders, directors elected to succeed directors whose terms then expire will be elected for a term that will expire at the third succeeding annual meeting of stockholders after their election.

     Subject to the rights of the holders of any series of preferred stock, our restated certificate of incorporation provides that the number of directors shall be fixed from time to time exclusively by the board of directors pursuant to a resolution adopted by a majority of our whole board of directors. In addition, subject to the rights of the holders of any series of preferred stock, our restated certificate of incorporation provides that any vacancies will be filled by the vote of a majority of the remaining directors, even if less than a quorum (and not by stockholders). However, if authorized by a resolution of the board of directors, directors may be elected in any manner, including at an annual meeting of stockholders, to fill any vacancy, regardless of how the vacancy was created.

     Our restated certificate of incorporation provides that, except as provided below, directors may be removed, with or without cause, by the affirmative vote of the holders of a majority of the voting power of all then-outstanding shares of our capital stock entitled to vote in the election of directors, voting together as a single class. However, from and after the date when Continental Airlines and its controlled affiliates, excluding us, cease to own more than 50% of the voting power of all then-outstanding shares of our capital stock, directors may be removed only for cause by the affirmative vote of the holders of at least 80% of the voting power of all then-outstanding shares of our capital stock entitled to vote in the election of directors, voting together as a single class.

AMENDMENT OF BYLAWS

     Our board of directors may amend or repeal our restated bylaws and adopt new bylaws. Our stockholders may also amend or repeal our restated bylaws and adopt new bylaws by the affirmative vote of the holders of majority of the voting power of all then-outstanding shares of our capital stock entitled to vote in the election of directors, voting together as a single class. However, from and after the date when Continental Airlines and its controlled affiliates, excluding us, cease to own more than 50% of the voting power of all then-outstanding shares of our capital stock, the affirmative vote of the holders of at least 80% of the voting power of all then-outstanding shares of our capital stock entitled to vote in the election of directors, voting together as a single class, is required to amend, repeal or adopt any provision of the bylaws.

OTHER ANTI-TAKEOVER PROVISIONS OF OUR CERTIFICATE OF INCORPORATION AND BYLAWS

     Our restated certificate of incorporation and restated bylaws contain several provisions in addition to those pertaining to the preferred stock purchase rights, classification of the board and amendment of the bylaws that could delay or make more difficult the acquisition of our company through a hostile tender offer, open market purchases, proxy contest, merger or other takeover attempt that a stockholder might consider in his or her best interest, including those attempts that might result in a premium over the market price of our common stock.

  WRITTEN CONSENT OF STOCKHOLDERS

     Our restated certificate of incorporation provides that, on and after the date when Continental Airlines and its controlled affiliates, excluding us, cease to own more than 50% of the voting power of all then-outstanding shares of our capital stock entitled to vote in the election of directors, stockholders cannot act by written consent and any action required or permitted to be taken by our stockholders must be taken at an annual or special meeting. Until that date, any action required or permitted to be taken by our stockholders may be taken at a duly called meeting of stockholders or by the written consent of stockholders owning the minimum number of shares required to approve the action.

  SPECIAL MEETINGS OF STOCKHOLDERS

     Our restated certificate of incorporation provides that special meetings of the stockholders may be called only by the chairman of our board of directors, our president or a majority of our whole board of directors and may not be called by the holders of common stock.

  ADVANCE NOTICE PROCEDURE FOR DIRECTOR NOMINATIONS AND STOCKHOLDER PROPOSALS

     Our restated bylaws provide that adequate notice must be given to nominate candidates for election as directors or to make proposals for consideration at annual meetings of stockholders. Notice of a stockholder's intent to nominate a director or propose business to be considered by the stockholders must be delivered to our principal executive offices as follows:

     - nominations or other business to be brought before an annual meeting of stockholders, not less than 45 days nor more than 75 days prior to the first anniversary of the date on which we first mailed our proxy materials for the preceding year's annual meeting of stockholders; and

     - nominations to be brought before a special meeting of stockholders, not earlier than 90 days prior to the special meeting and not later than the later of (1) 70 days prior to the special meeting or (2) 10 days following the public announcement of the special meeting.

LIMITATION OF DIRECTOR LIABILITY AND INDEMNIFICATION

     Our restated certificate of incorporation provides, to the full extent permitted by Delaware law, that directors will not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. As required under current Delaware law, our restated certificate of incorporation currently provides that this waiver may not apply to liability:

     - for any breach of the director's duty of loyalty to us or our stockholders;

     - for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

     - under Section 174 of the Delaware General Corporation Law (governing distributions to stockholders); or

     - for any transaction from which the director derived any improper personal benefit.

     However, in the event the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Our restated certificate of incorporation and restated bylaws further provide that we will indemnify each of our directors and officers to the full extent permitted by Delaware law and may indemnify certain other persons as authorized by the Delaware General Corporation Law. These provisions do not eliminate any monetary liability of directors under the federal securities laws.

DELAWARE TAKEOVER STATUTE

     Under the terms of our restated certificate of incorporation and as permitted under Delaware law, we have elected not to be subject to Delaware's anti-takeover law. This law provides that an "interested stockholder," defined as a person who owns 15% or more of the outstanding voting stock of a corporation or a person who is an associate or affiliate of the corporation and, within the preceding three-year period, owned 15% or more of the outstanding voting stock, may not engage in specified business combinations with the corporation for a period of three years after the date on which the person became an interested stockholder. The law defines the term "business combination" to encompass a wide variety of transactions with or caused by an interested stockholder, including mergers, asset sales and other transactions in which the interested stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders. With the affirmative vote of 80% of the voting power of all then-outstanding shares of our capital stock entitled to vote in the election of directors, voting together as a single class, we may amend our restated certificate of incorporation in the future to become governed by the anti-takeover law. This provision would then have an anti-takeover effect for transactions not approved in advance by our board of directors, including discouraging takeover attempts that might result in a premium over the market price for the shares of our common stock. Because we have opted out of the Delaware anti-takeover law, a transferee of Continental Airlines could pursue a takeover transaction that was not approved by our board of directors.

CORPORATE OPPORTUNITIES

     Under our restated certificate of incorporation, we have renounced any interest or expectancy in being offered any business opportunities presented to Continental Airlines or any of its affiliates from whatever source other than us. Therefore, if Continental Airlines becomes aware of a potential transaction that may be a corporate opportunity for both Continental Airlines and us, Continental Airlines will have no duty to communicate or present this corporate opportunity to us and will not be liable to us or our stockholders for breach of any fiduciary duty as a stockholder by reason of the fact that Continental Airlines pursues or acquires the corporate opportunity for itself, directs the corporate opportunity to another person or does not communicate information regarding such corporate opportunity to us.

     Similarly, in the event that one of our directors or officers who is also a director, officer or employee of Continental Airlines acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both us and Continental Airlines, that director or officer will have no duty to communicate or present this corporate opportunity to us and will not be liable to us or our stockholders for breach of any fiduciary duty as one of our directors or officers by reason of the fact that Continental Airlines pursues or acquires the corporate opportunity for itself, directs the corporate opportunity to another person or does not communicate information regarding such corporate opportunity to us.

LISTING

     We intend to file an application to have our Class A common stock included for quotation on the Nasdaq National Market under the symbol "XJET."

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our Class A common stock is Mellon Investor Services LLC, and its telephone number is (888) 711-6201.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no market for our Class A common stock. Future sales in the public market of substantial amounts of our Class A common stock, including shares issued upon exercise of outstanding options after any restrictions on sale lapse, or of our Class B common stock, could adversely affect prevailing market prices and impair our ability to raise equity capital in the future.

     After this offering,           shares of our Class A common stock will be
outstanding. The shares sold in the offering, plus any shares sold upon exercise of the over-allotment option described in "Underwriting", will be freely tradable without restriction under the Securities Act, unless purchased by our "affiliates," as that term is defined in Rule 144 under the Securities Act, or by a person who is subject to a lock-up agreement as described below.

     Assuming the exchange described in "Underwriting" occurs, the
shares of our Class A common stock and           shares of our Class B common
stock held by Continental Airlines before a distribution are "restricted securities" within the meaning of Rule 144. Restricted securities may be sold in the public market only if the sale is registered or if the securities or the transaction qualifies for an exemption from registration, such as under Rule 144 under the Securities Act, which is summarized below. Sales of restricted securities in the public market, or the availability of such shares for sale, could adversely affect the market price of our common stock.

     Under Rule 144, beginning 90 days after the date of this prospectus, a person, or persons whose shares are aggregated, who has beneficially owned restricted securities for at least one year will be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

     -  1% of the number of shares of common stock then outstanding; and

     - the average weekly trading volume of the common stock during the four weeks preceding the filing of the stockholder's required notice of sale with the SEC.

     Sales under Rule 144 are also subject to other requirements regarding the manner of sale, notice and availability of current public information about us.

     Under Rule 144(k), a person who is not deemed to have been one of our "affiliates" at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner other than an affiliate), is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

     Because Continental Airlines is among our affiliates, subject to exercise of its registration rights described under "Our Agreements with Continental Airlines -- Registration Rights Agreement," the Rule 144 restrictions and requirements would be applicable to Continental Airlines' shares for as long as it retains affiliate status.

     Continental Airlines plans to complete the distribution of our common stock soon after the six-month anniversary of completion of this offering. Shares of our Class A and Class B common stock distributed to Continental Airlines stockholders in the distribution generally will be freely transferable, except for shares of Class A and Class B common stock received by persons who may be deemed to be our affiliates. Persons who are affiliates will be permitted to sell shares of Class A common stock that are issued in this offering or Class A and Class B common stock that they receive in the distribution only through their registration under the Securities Act, or under an exemption from registration, such as the one provided by Rule 144.

     We, our officers and directors and Continental Airlines have agreed with the underwriters not to dispose of or pledge any of our common stock or securities convertible into or exchangeable for shares of our common stock for a period of 180 days after the date of this prospectus without the prior written consent of Salomon Smith Barney Inc.

     We intend to file a registration statement on Form S-8 under the Securities Act as soon as practicable after completion of this offering to register shares of Class A common stock reserved for issuance under our

2001 Stock Incentive Plan. This registration will permit the resale of these shares by nonaffiliates in the public market without restriction under the Securities Act, upon completion of the lock-up period described above. Shares of Class A common stock registered under the Form S-8 registration statement held by affiliates will be subject to Rule 144 volume limitations.

         MATERIAL U.S. FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS
                              OF OUR COMMON STOCK

     The following is a general discussion of material U.S. federal income and estate tax considerations with respect to the ownership and disposition of shares of our common stock applicable to non-U.S. holders. In general, a "non-U.S. holder" is any holder other than:

     -  a citizen or resident of the United States;

     - a corporation created or organized in the United States or under the laws of the United States or of any state;

     - an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

     - a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and (b) one or more U.S. persons have the authority to control all substantial decisions of the trust.

     This discussion is based on current provisions of the Code, Treasury Regulations promulgated thereunder, judicial opinions, published positions of the Internal Revenue Service, and all other applicable authorities, all of which are subject to change (possibly with retroactive effect). We assume in this discussion that a non-U.S. holder holds shares of our common stock as a capital asset (generally property held for investment). This discussion does not address all aspects of U.S. federal income and estate taxation that may be important to a particular non-U.S. holder in light of that non-U.S. holder's individual circumstances nor does it address any aspects of U.S. state, local or non-U.S. taxes. This discussion also does not consider any specific facts or circumstances that may apply to a non-U.S. holder subject to special treatment under the U.S. federal income tax laws (such as insurance companies, tax-exempt organizations, financial institutions, brokers, dealers in securities, partnerships, owners of more than 5% of our common stock and certain U.S. expatriates). Accordingly, we urge prospective investors to consult with their own tax advisor regarding the U.S. federal, state, local and non-U.S. income and other tax considerations of acquiring, holding and disposing of shares of our common stock.

DIVIDENDS

     Subject to the discussion below under "-- Income or Gains Effectively Connected with a U.S. Trade or Business," any dividends we pay to a non-U.S. holder generally would be subject to U.S. withholding tax at a 30% rate of the gross amount (or a lower rate prescribed by an applicable income tax treaty). A non-U.S. holder (including, in certain cases of non-U.S. holders that are entities, the owner or owners of such entities) would be required to satisfy certain certification requirements in order to claim a reduced rate of withholding pursuant to an applicable income tax treaty.

GAIN ON SALE OR OTHER DISPOSITION OF COMMON STOCK

     In general, a non-U.S. holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of the holder's shares of our common stock unless:

     - the gain is effectively connected with a trade or business carried on by the non-U.S. holder within the United States, and the gain is attributable to a permanent establishment of the non-U.S. holder maintained in the United States if that is required by an applicable income tax treaty as a condition to subjecting a non-U.S. holder to United States income tax on a net basis; or

     - the non-U.S. holder is an individual and is present in the United States for 183 days or more in the taxable year of disposition and certain other tests are met.

INCOME OR GAIN EFFECTIVELY CONNECTED WITH A U.S. TRADE OR BUSINESS

     If a non-U.S. holder of our common stock is engaged in a trade or business in the U.S. and if dividends on the common stock or gain realized on the sale, exchange or other disposition of the common stock is effectively connected with the non-U.S. holder's conduct of such trade or business (and, if an applicable tax treaty requires, is attributable to a U.S. permanent establishment maintained by the non-U.S. holder in the U.S.), the non-U.S. holder, although exempt from withholding tax (provided that the certification requirements discussed in the next sentence are met), will generally be subject to U.S. federal income tax on such dividends or gain on a net income basis in the same manner as if it were a resident of the United States. The non-U.S. holder will be required, under currently effective Treasury Regulations, to provide a properly executed Internal Revenue Service form W-8ECI or successor form in order to claim an exemption from U.S. withholding tax. In addition, if such non-U.S. holder is a foreign corporation, it may be subject to a branch profits tax equal to 30 percent (or such lower rate provided by an applicable U.S. income tax treaty) of a portion of its effectively connected earnings and profits for the taxable year.

ESTATE TAX

     Shares of our common stock that are owned or treated as owned by an individual non-U.S. holder at the time of death will be includible in the individual's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and therefore may be subject to U.S. federal estate tax.

BACKUP WITHHOLDING, INFORMATION REPORTING AND OTHER REPORTING REQUIREMENTS

     A non-U.S. holder may have to comply with specific certification procedures to establish that the holder is not a U.S. person in order to avoid backup withholding tax requirements with respect to our payments of dividends on the common stock. We must report annually to the IRS and to each non-U.S. holder the amount of any dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of this information also may be made available under the provisions of a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established.

     The payment of proceeds from the disposition of shares of our common stock to or through a U.S. office of a broker will be subject to information reporting and backup withholding, unless the non-U.S. holder, under penalties of perjury, certifies, among other things, its status as a non-U.S. holder or otherwise establishes an exemption. The payment of proceeds from the disposition of shares of our common stock to or through a foreign office of a foreign broker generally will not be subject to backup withholding and information reporting. However, information reporting (but not backup withholding) will apply to the payment of proceeds from a disposition of shares of our common stock effected outside the United States by a foreign office of a broker if the broker is:

     -  a U.S. person;

     -  a "controlled foreign corporation" for U.S. federal income tax purposes;

     - a foreign person 50% or more of whose gross income from certain periods is effectively connected with a U.S. trade or business; or

     - a foreign partnership if at any time during its tax year (a) one or more of its partners are U.S. persons who, in the aggregate, hold more than 50% of the income or capital interests of the partnership or (b) the foreign partnership is engaged in a U.S. trade or business, unless the broker has documentary evidence in its files that the owner is a non-U.S. holder and certain other conditions are satisfied, or the non-U.S. holder otherwise establishes an exemption (and the broker has no actual knowledge to the contrary).

     Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder can be refunded or credited against the non-U.S. holder's U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS in a timely manner.

     The foregoing discussion of certain U.S. federal income tax considerations is for general information only and is not tax advice. Accordingly, all prospective non-U.S. holders of our common stock should consult their own tax advisors with respect to the federal, state, local and foreign tax consequences of the acquisition, ownership and disposition of our common stock.

                                  UNDERWRITING

SHARES OF CLASS A COMMON STOCK BEING OFFERED BY US

     Salomon Smith Barney Inc., Morgan Stanley & Co. Incorporated, Credit Suisse First Boston Corporation, Goldman, Sachs & Co. and Raymond James & Associates are acting as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the number of shares of Class A common stock set forth opposite the underwriter's name.

                                                               NUMBER
                        UNDERWRITER                           OF SHARES
                        -----------                           ---------
Salomon Smith Barney Inc....................................
Morgan Stanley & Co. Incorporated...........................
Credit Suisse First Boston Corporation......................
Goldman, Sachs & Co.........................................
Raymond James & Associates..................................
                                                               ------
     Total..................................................
                                                               ======

     The underwriting agreement provides that the obligations of the underwriters to purchase the shares of Class A common stock included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares (other than those covered by the over-allotment option described below) if they purchase any of the shares.

     The underwriters propose to offer some of the shares of Class A common stock directly to the public at the public offering price set forth on the cover page of this prospectus and some of the shares to dealers at the public offering
price less a concession not to exceed $     per share. The underwriters may
allow, and dealers may reallow, a concession not to exceed $          per share
on sales to other dealers. If all of the shares are not sold at the initial offering price, the representatives may change the public offering price and the other selling terms. The representatives have advised us that the underwriters do not intend to confirm any sales to any accounts over which they exercise discretionary authority.

SHARES OF CLASS A COMMON STOCK BEING OFFERED BY THE SELLING STOCKHOLDER

     Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus, Salomon Smith Barney Inc., in its capacity as sole underwriter, has agreed to purchase, and Salomon Smith Barney, in its capacity as owner of the shares it acquires in the exchange described below, has agreed to sell the number of shares of our Class A common stock set forth below. Continental Airlines is not a party to this underwriting agreement. Under federal securities laws, however, Continental Airlines is the selling stockholder of the shares of our Class A common stock that Salomon Smith Barney acquires from Continental Airlines pursuant to the exchange agreement described below and sells in this offering. Salomon Smith Barney, not Continental Airlines, will receive the cash proceeds from the sale of these shares of our Class A common stock in this offering.

     Continental Airlines has advised us that Continental Airlines and Salomon Smith Barney expect to enter into a binding exchange agreement dated the date of this prospectus in which Salomon Smith Barney would exchange debt obligations of Continental Airlines held by Salomon Smith Barney for shares of our Class A common stock held by Continental Airlines. The terms of the exchange agreement are more fully described under "-- The Exchange." It is expected that the underwriting agreement discussed above will be entered into after the binding exchange agreement is signed. If Continental Airlines and Salomon Smith Barney enter into a binding exchange agreement, Salomon Smith Barney will be the owner of our shares of Class A common stock it acquires in the exchange, regardless of whether the underwriting agreement is entered into or this offering is completed. Under federal securities laws, Salomon Smith Barney is the underwriter of the shares that it acquires from Continental Airlines under the exchange agreement.

                                                                 NUMBER
                        UNDERWRITER                             OF SHARES
                        -----------                             ---------
Salomon Smith Barney Inc....................................
                                                                 ------
     Total..................................................
                                                                 ======

     The underwriting agreement provides that the obligations of Salomon Smith Barney Inc., as sole underwriter, to purchase these shares of Class A common stock are subject to approval of legal matters by counsel and to other conditions. Salomon Smith Barney Inc., as sole underwriter, is obligated to purchase all of these shares (other than those covered by the over-allotment option described below) if it purchases any of these shares.

     Salomon Smith Barney Inc. proposes to offer some of these shares of Class A common stock directly to the public at the public offering price set forth on the cover page of this prospectus and some of these shares to dealers at the
public offering price less a concession not to exceed $     per share. Salomon
Smith Barney Inc. may allow, and dealers may reallow, a concession not to exceed
$     per share on sales to other dealers. If all of the shares are not sold at the initial offering price, Salomon Smith Barney Inc. may change the public offering price and the other selling terms. Salomon Smith Barney Inc. has advised us that it does not intend to confirm any sales to any accounts over which it exercises discretionary authority.

THE EXCHANGE

     Salomon Smith Barney Inc., our lead underwriter, plans to acquire as a
principal for its own account an aggregate of up to           shares of our
Class A common stock from Continental Airlines prior to the closing of this offering. Salomon Smith Barney and Continental Airlines have advised us of the expected terms of the exchange, as described below. Salomon Smith Barney expects to exchange debt obligations of Continental Airlines held by Salomon Smith Barney for shares of our Class A common stock held by Continental Airlines. For purposes of determining the number of shares of our Class A common stock Salomon Smith Barney would receive in any exchange, Salomon Smith Barney and Continental Airlines expect that the debt obligations Salomon Smith Barney would hold would be valued at fair market value on the date any exchange agreement is signed. The Class A common stock Salomon Smith Barney would receive would be valued at a price expected to be the initial public offering price per share of our Class A common stock minus the underwriting discounts and commissions set forth on the front cover of this prospectus. The purpose of the exchange, if it occurs, will be to retire a portion of Continental Airlines' outstanding indebtedness in a tax-efficient manner.

     Under federal securities laws, Continental Airlines is the selling stockholder of any shares of our Class A common stock that Salomon Smith Barney acquires from Continental Airlines in the exchange and sells in this offering. Similarly, under the federal securities laws, Salomon Smith Barney Inc. is the underwriter with respect to any shares of our Class A common stock that it acquires in the exchange and sells in this offering. Salomon Smith Barney, however, will acquire and sell our Class A common stock as a principal for its own account, rather than on Continental Airlines' behalf. If Continental Airlines and Salomon Smith Barney enter into a binding exchange agreement, as described above, Salomon Smith Barney will be the owner of our shares of Class A common stock it acquires in the exchange, regardless of whether this offering is completed. Salomon Smith Barney, and not Continental Airlines, will receive the cash proceeds from the sale of the shares of our Class A common stock in the offering.

     There will be no binding agreement between Continental Airlines and Salomon Smith Barney relating to the exchange at the time the initial public offering price of the shares offered by this prospectus is determined. Neither Continental Airlines nor Salomon Smith Barney has an obligation to participate in the exchange. If the exchange occurs, Salomon Smith Barney intends to enter into the underwriting agreement described above under " -- Shares of Class A Common Stock Being Offered by the Selling Stockholder." If the exchange occurs but Salomon Smith Barney is unable to sell in this offering all of the Class A common stock it receives, Continental Airlines may require us to grant registration rights to Salomon Smith Barney.

Regardless of whether the exchange does or does not occur, Salomon Smith Barney will pay its own expenses and discounts in connection with the shares acquired by it in the exchange.

OVER-ALLOTMENT OPTION

     Continental Airlines has granted to Salomon Smith Barney Inc. an option, exercisable for 30 days from the date of this prospectus, to purchase for cash or by exchange of Continental Airlines debt obligations up to an aggregate of additional shares of our Class A common stock at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions, solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of our Class A common stock offered by this prospectus. Under federal securities laws, Continental Airlines is the selling stockholder of any over-allotment shares acquired by Salomon Smith Barney Inc. pursuant to this option. If the over-allotment option is exercised
in full, the total price to the public would be $       and the total
underwriting discounts and commissions would be $       .

THE OFFERING

     We, our officers and directors, and Continental Airlines have agreed that, for a period of 180 days from the date of this prospectus, we and they will not, without the prior written consent of Salomon Smith Barney Inc., dispose of or pledge any shares of our common stock or any securities convertible into or exchangeable for our common stock. Salomon Smith Barney Inc. in its sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.

     At our request, the underwriters have reserved up to      % of the shares
of Class A common stock for sale at the initial public offering price to persons who are directors, officers or employees, or who are otherwise associated with us through a directed share program. Any shares purchased by these individuals will be subject to a lock-up on terms similar to those described in the
preceding paragraph for      days. The number of shares of Class A common stock
available for sale to the general public will be reduced by the number of directed shares purchased by participants in the program. Any directed shares not purchased will be offered by the underwriters to the general public on the same basis as all other shares of Class A common stock offered. We have agreed to indemnify the underwriters against certain liabilities and expenses, including liabilities under the Securities Act, in connection with the sale of the directed shares.

     Prior to this offering, there has been no public market for our Class A common stock. Consequently, the initial public offering price for the shares was determined by negotiations among us, Continental Airlines and the representatives. Among the factors considered in determining the initial public offering price were our record of operations, our current financial condition, our future prospects, our markets, the economic conditions in and future prospects for the industry in which we compete, our management, and currently prevailing general conditions in the equity securities markets, including current market valuations of publicly traded companies considered comparable to our company. We cannot assure you, however, that the prices at which the shares will sell in the public market after this offering will not be lower than the initial public offering price or that an active trading market in our Class A common stock will develop and continue after this offering.

     We intend to apply to have our Class A common stock included for quotation on the Nasdaq National Market under the symbol "XJET".

     The following table shows the underwriting discounts and commissions that we and Continental Airlines (assuming the occurrence of the exchange discussed above) are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the over-allotment option.

                                                       PAID BY                         PAID BY
                                              EXPRESSJET HOLDINGS, INC.          CONTINENTAL AIRLINES
                                             ----------------------------    ----------------------------
                                             NO EXERCISE    FULL EXERCISE    NO EXERCISE    FULL EXERCISE
                                             -----------    -------------    -----------    -------------
Per share..................................   $               $               $               $
Total......................................   $               $               $               $

     In connection with the offering, Salomon Smith Barney Inc., on behalf of the underwriters, may purchase and sell shares of Class A common stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of Class A common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. "Covered" short sales are sales of shares made in an amount up to the number of shares represented by the underwriters' over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of the Class A common stock in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make "naked" short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of Class A common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress.

     The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Salomon Smith Barney Inc. repurchases shares originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.

     Any of these activities may have the effect of preventing or retarding a decline in the market price of the Class A common stock. They may also cause the price of the Class A common stock to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the Nasdaq National Market or in the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

     We and Continental Airlines estimate that our respective portions of the
total expenses of this offering will be $          and $          .

     Because Salomon Smith Barney Inc. is one of the underwriters and Salomon Smith Barney may receive more than 10% of the net proceeds of the offering if the exchange described above takes place, that underwriter may be deemed to have a "conflict of interest" under Rule 2710(c)(8) of the Conduct Rules of the National Association of Securities Dealers. Accordingly, this offering is being made in compliance with the applicable provisions of Rule 2720 of the Conduct Rules, including that the initial public offering price can be no higher than that recommended by a "qualified independent underwriter" meeting certain
standards. In accordance with this requirement,           has assumed the
responsibilities of acting as a qualified independent underwriter, has performed due diligence investigations and has reviewed and participated in the preparation of this prospectus and the registration statement of which this
prospectus is a part.           will receive no compensation for acting in this
capacity; however, we have agreed to indemnify           for acting as a
qualified independent underwriter against specified liabilities under the Securities Act.

     The underwriters have performed investment banking and advisory services for Continental Airlines from time to time for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.

     A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. The representatives will allocate shares to underwriters that may make Internet distributions on the same basis as other allocations. In addition, the underwriters may sell shares to securities dealers who resell shares to online brokerage account holders.

     We and Salomon Smith Barney in its capacity as owner of the shares to be acquired in the exchange have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

                                 LEGAL MATTERS

     The validity of the shares of Class A common stock offered by this prospectus will be passed on for us by Vinson & Elkins L.L.P., Houston, Texas. Certain legal matters relating to the Class A common stock offered by this prospectus will be passed on for the underwriters by Cleary, Gottlieb, Steen & Hamilton, New York, New York. From time to time, each of these firms has performed and continues to perform legal services unrelated to this offering for Continental Airlines.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited our financial statements and schedule at December 31, 2000 and 1999, and for each of the three years in the period ended December 31, 2000, as set forth in their reports. We have included our financial statements and schedule in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act for the Class A common stock being sold in this offering. This prospectus constitutes a part of that registration statement. This prospectus does not contain all of the information included in the registration statement and the exhibits and schedules to the registration statement because we have omitted some parts in accordance with the rules and regulations of the SEC. For further information about us and the Class A common stock being sold in this offering, you should refer to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus regarding the contents of any agreement, contract or other document referred to are not necessarily complete; we refer you in each instance to the copy of the contract or document filed as an exhibit to the registration statement. Each statement is qualified by reference to the exhibit. The registration statement, including related exhibits and schedules, may be inspected without charge at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of all or any part of the registration statement may be obtained after payment of fees prescribed by the SEC.

     You may obtain information regarding the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants, including us, that file electronically with the SEC. The address of the site is www.sec.gov.

     We intend to furnish holders of our Class A common stock with annual reports containing audited financial statements certified by an independent public accounting firm. We intend to furnish other reports as we may determine or as may be required by law.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                           EXPRESSJET HOLDINGS, INC.

                                                                PAGE
                                                              --------
Audited Consolidated Financial Statements
  Report of Independent Auditors............................       F-2
  Consolidated Statements of Operations for the Years Ended
     December 31, 2000, 1999 and 1998.......................       F-3
  Consolidated Balance Sheets as of December 31, 2000 and
     1999...................................................       F-4
  Consolidated Statements of Cash Flows for the Years Ended
     December 31, 2000, 1999 and 1998.......................       F-6
  Consolidated Statements of Stockholder's Deficit for the
     Years Ended December 31, 2000, 1999, 1998 and 1997.....       F-7
  Notes to Consolidated Financial Statements................       F-8

Unaudited Interim Consolidated Financial Statements
  Consolidated Statements of Operations for the Three Months
     Ended March 31, 2001 and 2000..........................      F-22
  Consolidated Balance Sheets as of March 31, 2001 and
     December 31, 2000......................................      F-23
  Consolidated Statements of Cash Flows for the Three Months
     Ended March 31, 2001 and 2000..........................      F-25
  Notes to Consolidated Financial Statements................      F-26

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholder
  ExpressJet Holdings, Inc.

     We have audited the accompanying consolidated balance sheets of ExpressJet Holdings, Inc. (the "Company") as of December 31, 2000 and 1999 and the related consolidated statements of operations, stockholder's deficit and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above, present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2000 and 1999, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

                                          ERNST & YOUNG LLP

Houston, Texas
July 5, 2001

     The foregoing report is in the form that will be signed upon the completion of the recapitalization described in Note 11 to the consolidated financial statements.

                                          /s/ ERNST & YOUNG LLP

Houston, Texas
July 5, 2001

                           EXPRESSJET HOLDINGS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                 YEARS ENDED DECEMBER 31,
                                                             --------------------------------
                                                               2000        1999        1998
                                                             --------    --------    --------
Operating Revenue:
  Passenger................................................  $834,711    $640,924    $520,077
  Cargo, mail and other....................................     9,062       8,651       7,574
                                                             --------    --------    --------
                                                              843,773     649,575     527,651
                                                             --------    --------    --------
Operating Expenses:
  Wages, salaries and related costs........................   155,706     119,367      93,771
  Aircraft rent............................................   146,838     106,350      90,561
  Maintenance, materials and repairs.......................   115,765      83,798      69,543
  Aircraft fuel............................................   106,138      41,331      30,296
  Reservations and sales...................................    62,916      52,393      43,709
  Other rentals and landing fees...........................    57,763      44,365      31,647
  Ground handling..........................................    50,919      37,969      30,463
  Commissions..............................................    37,480      38,454      34,133
  Passenger servicing......................................    22,886      17,418      14,848
  Depreciation and amortization............................    23,205      22,147      13,072
  Other....................................................    99,339      80,988      74,202
                                                             --------    --------    --------
                                                              878,955     644,580     526,245
                                                             --------    --------    --------
Operating (Loss) Income....................................   (35,182)      4,995       1,406
                                                             --------    --------    --------
Non-operating Income (Expense):
  Interest expense.........................................   (28,748)    (26,471)    (25,720)
  Capitalized interest.....................................     4,977       3,134       2,284
  Other, net...............................................       (85)        (77)       (868)
                                                             --------    --------    --------
                                                              (23,856)    (23,414)    (24,304)
                                                             --------    --------    --------
Loss before Income Taxes...................................   (59,038)    (18,419)    (22,898)
Income Tax Benefit.........................................    20,286       5,373       7,322
                                                             --------    --------    --------
Net Loss...................................................  $(38,752)   $(13,046)   $(15,576)
                                                             ========    ========    ========
Basic and Diluted Net Loss per Share.......................  $           $           $
                                                             ========    ========    ========
Shares Used in Computing Basic and
  Diluted Net Loss per Share...............................
                                                             ========    ========    ========

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                           EXPRESSJET HOLDINGS, INC.

                          CONSOLIDATED BALANCE SHEETS
                     (IN THOUSANDS, EXCEPT FOR SHARE DATA)

                                                                  DECEMBER 31,
                                                              --------------------
                                                                2000        1999
                                                              --------    --------
Current Assets:
  Cash and cash equivalents.................................  $     13    $     13
  Accounts receivable, net..................................    14,563       9,388
  Spare parts and supplies, net of allowance for
     obsolescence of $12,717 and $9,101, respectively.......    34,510      30,656
  Prepayments and other.....................................        --         408
                                                              --------    --------
     Total current assets...................................    49,086      40,465
                                                              --------    --------
Property and Equipment:
  Owned property and equipment:
     Flight equipment.......................................   141,872      98,906
     Other..................................................    70,621      42,334
                                                              --------    --------
                                                               212,493     141,240
  Less: Accumulated depreciation............................    48,832      31,750
                                                              --------    --------
                                                               163,661     109,490
                                                              --------    --------
Purchase deposits for flight equipment......................        --      43,450
                                                              --------    --------
Capital Leases:
  Flight Equipment..........................................    10,643      10,643
  Less: Accumulated amortization............................       625         866
                                                              --------    --------
                                                                10,018       9,777
                                                              --------    --------
     Total property and equipment...........................   173,679     162,717
                                                              --------    --------
Deferred Income Taxes.......................................    65,648      45,362
Reorganization Value in Excess of Amounts Allocable to
  Identifiable Assets, net of accumulated amortization of
  $8,366 and $7,251, respectively...........................    13,904      15,019
Other Assets................................................       203         789
                                                              --------    --------
     Total Assets...........................................  $302,520    $264,352
                                                              ========    ========

                           EXPRESSJET HOLDINGS, INC.

                          CONSOLIDATED BALANCE SHEETS
                     (IN THOUSANDS, EXCEPT FOR SHARE DATA)

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                2000         1999
                                                              ---------    ---------
Current Liabilities:
  Current maturities of long-term debt and capital leases...  $   1,458    $   3,109
  Accounts payable..........................................     16,912        4,989
  Amounts due Continental Airlines, Inc., net...............    481,312      406,575
  Accrued maintenance and repair liability..................     35,317       23,998
  Accrued payroll and related costs.........................      9,649        5,325
  Accrued other liabilities.................................     13,996       19,700
                                                              ---------    ---------
     Total current liabilities..............................    558,644      463,696
                                                              ---------    ---------
Long-Term Debt..............................................         --       16,430
                                                              ---------    ---------
Capital Leases..............................................      4,557        6,015
                                                              ---------    ---------
Other Long-Term Liabilities.................................      1,754        1,894
                                                              ---------    ---------
Commitments and Contingencies
Stockholder's Deficit:
  Class A common stock -- $.01 par value;           shares
     authorized,           shares issued and outstanding....         --           --
  Class B common stock -- $.01 par value;           shares
     authorized,           shares issued and outstanding....         --           --
  Additional paid-in capital................................     15,000       15,000
  Accumulated deficit.......................................   (277,435)    (238,683)
                                                              ---------    ---------
     Total stockholder's deficit............................   (262,435)    (223,683)
                                                              ---------    ---------
     Total Liabilities and Stockholder's Deficit............  $ 302,520    $ 264,352
                                                              =========    =========

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                           EXPRESSJET HOLDINGS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                 YEARS ENDED DECEMBER 31,
                                                             --------------------------------
                                                               2000        1999        1998
                                                             --------    --------    --------
Cash Flows from Operating Activities:
  Net loss.................................................  $(38,752)   $(13,046)   $(15,576)
  Adjustments to reconcile net loss to net cash provided by
     operating activities:
     Depreciation and amortization.........................    23,205      22,147      13,072
     Fleet disposition/impairment losses...................     6,196      10,591      21,605
     Deferred income taxes.................................   (20,286)     (1,532)     (7,322)
     Other, net............................................     7,951      11,397       3,576
Changes in operating assets and liabilities:
  (Increase) in accounts receivable, net...................    (1,225)     (3,702)     (1,642)
  (Increase) in spare parts and supplies, net..............   (12,289)    (14,179)    (11,351)
  Decrease in prepayments and other assets.................       994       2,360       4,180
  Increase (decrease) in accounts payable..................    11,923          55      (1,478)
  Increase in accrued maintenance..........................    11,319       5,531       6,043
  Increase in accounts payable to Continental Airlines,
     Inc., net.............................................    76,554      57,914       8,093
  Increase (decrease) in other liabilities and deferred
     credits...............................................    (1,603)    (10,930)     30,334
                                                             --------    --------    --------
     Net cash provided by operating activities.............    63,987      66,606      49,534
                                                             --------    --------    --------
Cash Flows from Investing Activities:
  Capital expenditures.....................................   (62,562)    (55,294)    (26,644)
  Purchase deposits refunded in connection with aircraft
     delivered.............................................    42,382      24,590      20,877
  Purchase deposits paid in connection with future aircraft
     deliveries............................................   (66,739)    (28,190)    (36,304)
  Proceeds from transfer of purchase deposits to
     Continental Airlines, Inc.............................    61,712          --          --
  Purchase of flight equipment from Continental Airlines,
     Inc...................................................   (34,782)         --          --
                                                             --------    --------    --------
     Net cash used in investing activities.................   (59,989)    (58,894)    (42,071)
                                                             --------    --------    --------
Cash Flows from Financing Activities:
  Proceeds from sale/leaseback with Continental Airlines,
     Inc...................................................    15,541          --          --
  Payments on long-term debt and capital lease
     obligations...........................................   (19,539)     (7,699)     (8,026)
                                                             --------    --------    --------
     Net cash used in financing activities.................    (3,998)     (7,699)     (8,026)
                                                             --------    --------    --------
Net increase (decrease) in cash............................        --          13        (563)
Cash and cash equivalents at beginning of period...........        13          --         563
                                                             --------    --------    --------
Cash and cash equivalents at end of period.................  $     13    $     13    $     --
                                                             ========    ========    ========
Supplemental Cash Flow Information:
  Interest paid............................................  $  1,822    $  7,875    $  7,437

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                           EXPRESSJET HOLDINGS, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S DEFICIT
                     (IN THOUSANDS, EXCEPT FOR SHARE DATA)

                                                CLASS A            CLASS B
                                              COMMON STOCK       COMMON STOCK     ADDITIONAL
                                            ----------------   ----------------    PAID-IN     ACCUMULATED
                                            SHARES   AMOUNT    SHARES   AMOUNT     CAPITAL       DEFICIT
                                            ------   -------   ------   -------   ----------   -----------
Balance at December 31, 1997..............           $    --            $    --    $15,000      $(210,061)
Net Loss..................................    --          --     --          --         --        (15,576)
                                             ---     -------    ---     -------    -------      ---------
Balance at December 31, 1998..............                --                 --     15,000       (225,637)
Net Loss..................................    --          --     --          --         --        (13,046)
                                             ---     -------    ---     -------    -------      ---------
Balance at December 31, 1999..............                --                 --     15,000       (238,683)
Net Loss..................................    --          --     --          --         --        (38,752)
                                             ---     -------    ---     -------    -------      ---------
Balance at December 31, 2000..............           $    --            $    --    $15,000      $(277,435)
                                             ===     =======    ===     =======    =======      =========

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                           EXPRESSJET HOLDINGS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     ExpressJet Holdings, Inc. is a wholly owned subsidiary of Continental Airlines, Inc. ("Continental" or the "Parent"). ExpressJet Holdings, Inc.'s sole asset is ExpressJet Airlines, Inc. (formerly Continental Express, Inc.) (together, "ExpressJet" or the "Company"). ExpressJet is a regional airline operating in conjunction with Continental out of its three main hubs in Houston, Newark and Cleveland. The Company currently provides substantially all of Continental's regional jet service out of Houston, Newark and Cleveland. ExpressJet offers scheduled passenger service with more than 1,000 daily departures to 116 cities in 29 states, Mexico and Canada. ExpressJet is economically dependent upon Continental for its operations and cash flows as all of its revenues are currently received from Continental. In addition, the capacity purchase arrangement (see Note 11) covers all of its existing fleet and all of its regional jets currently subject to firm aircraft orders.

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Basis of Presentation -

     The financial statements have been prepared using Continental's historical basis in the assets and liabilities of the Company and include the accounts of ExpressJet Holdings, Inc. and its primary subsidiary ExpressJet Airlines, Inc. ExpressJet utilizes certain services provided by Continental, including operating systems and other information technology, administrative support, catering, sales, maintenance and station services and participates in Continental's frequent flyer program. Management believes the statements of operations reflect expense allocations for these services that are representative of the actual costs to provide the services. However, the financial statements reflect the results of operations, financial condition and cash flows of the Company as a component of Continental and may not be indicative of actual results of operations and financial position of the Company had it been a separate stand-alone entity during the periods presented.

(b) Use of Estimates -

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

(c) Cash and Cash Equivalents -

     Cash equivalents are highly liquid investments with a maturity of three months or less when purchased. Continental has historically managed cash and cash equivalents on a centralized basis. Cash receipts associated with ExpressJet's business have been transferred to Continental on a periodic basis and Continental has funded ExpressJet's disbursements.

(d) Spare Parts and Supplies -

     Inventories, expendable parts and supplies are valued at average acquisition cost and are expensed when incurred in operations. An allowance for obsolescence is provided over the estimated useful lives of the related aircraft and engines for spare parts expected to be on hand the date the aircraft are retired from service, plus allowances for spare parts currently identified as excess. These allowances are based on management estimates which are subject to change.

(e) Property and Equipment -

     Property and equipment are recorded at cost and are depreciated to estimated residual values over their estimated useful lives using the straight-line method. The estimated useful lives and residual values for the Company's property and equipment are as follows:

                                                                    ESTIMATED        ESTIMATED
                                                                   USEFUL LIFE     RESIDUAL VALUE
                                                                  -------------    --------------

    Turboprop aircraft..........................................       18 years          10%

    Ground property and equipment...............................  3 to 26 years           0%

    Capital lease -- flight and ground..........................     Lease Term           0%

     As shown in the following table, ExpressJet's aircraft fleet consisted of 96 regional jets and 70 turboprop aircraft at December 31, 2000. All of ExpressJet's regional jet aircraft and the majority of its turboprop aircraft are leased from Continental. See Note 4. ExpressJet's purchase commitments as of December 31, 2000 are also shown below.

                                                                                                SEATS IN
                                                TOTAL                                           STANDARD
   TYPE                                        AIRCRAFT   OWNED   LEASED   ORDERS   OPTIONS   CONFIGURATION
   ----                                        --------   -----   ------   ------   -------   -------------

   REGIONAL JETS:

   ERJ-145XR.................................                                75       100          50

   ERJ-145...................................     78       --       78       71        --          50

   ERJ-135...................................     18       --       18       32        --          37

                                                 ---        --     ---      ---       ---

                                                  96       --       96      178       100

                                                 ---        --     ---      ---       ---

   TURBOPROP:

   ATR-42-320................................     31        5       26                             46

   EMB-120...................................     20       --       20                             30

   Beech 1900-D..............................     19       --       19                             19

                                                 ---        --     ---

                                                  70        5       65

                                                 ---        --     ---

        TOTAL................................    166        5      161

                                                 ===        ==     ===

(f) Reorganization Value in Excess of Amounts Allocable to Identifiable Assets -

     Reorganization value in excess of amounts allocable to identifiable assets, arising from Continental's emergence from bankruptcy in 1993, is amortized on a straight-line basis over 20 years.

(g) Frequent Flyer Program -

     The Company participates in Continental's frequent flyer program, "OnePass", in which passengers may use mileage accumulated in that program to obtain discounted or free trips that might include a flight segment on one of ExpressJet's flights. Continental is responsible for the administration of OnePass. The Company accrues the incremental costs for mileage awards expected to be redeemed by OnePass customers on ExpressJet flights.

(h) Operating Revenues and Commissions -

     The Company had a revenue sharing arrangement with Continental through December 31, 2000 that provided it with a proration percentage of the ticket revenues and related commissions for those passengers traveling for one portion of their trip on ExpressJet's aircraft and the other portion of their trip on Continental's aircraft. Passenger revenue and commissions were recognized when transportation was provided. The Company did not record an air traffic liability nor the related asset as all passenger ticket sales were made on Continental ticket stock. Consequently, Continental bore the liability to provide the service or refund the ticket. Cargo revenue and related commissions were also included in the revenue sharing arrangement; the Company's proration percentage of cargo revenue and commissions was recognized when the service was provided.

     The Company has entered into a capacity purchase agreement with Continental effective January 1, 2001. See Note 11.

(i) Income Taxes -

     The Company is currently included in the consolidated federal income tax return of Continental. Income tax expense for the Company is calculated on a separate-company basis. Tax payments to Continental are made on the basis of separate taxable income, however, utilization of the Company's tax net operating losses and credits is based on utilization within the consolidated Continental group rather than on a stand-alone basis.

     Subject to the provisions of its tax sharing agreement with Continental, the Company computes its provision for deferred income taxes using the liability method as if it were a separate taxpayer. Under the liability method, deferred income tax assets and liabilities are determined based on differences between financial reporting and income tax basis of assets and liabilities and are measured using the enacted tax rates and laws. The measurement of deferred tax assets is adjusted by a valuation allowance, if necessary, to recognize the future tax benefits to the extent, based on available evidence, it is more likely than not they will be recognized.

(j) Maintenance and Repair Costs -

     Maintenance and repair costs for owned and leased flight equipment, including the overhaul of aircraft components, are charged to operating expense as incurred, except engine overhauls covered by power-by-the hour agreements, which are accrued on the basis of hours flown.

(k) Advertising Costs -

     The Company expenses the costs of advertising as incurred. Advertising expense was $2.8 million, $2.2 million and $1.7 million for the periods ended December 31, 2000, 1999 and 1998, respectively.

(l) Stock Plans and Awards -

     The Company accounts for stock awards and options in Continental stock in accordance with Accounting Principles Board Opinion No. 25 -- "Accounting for Stock Issued to Employees" ("APB 25"). Under APB 25, since the exercise price of the employee stock options equals the market price of the underlying stock on the date of grant, generally no compensation expense is recognized. Furthermore, under APB 25, since Continental's stock purchase plans are considered noncompensatory plans, no compensation expense is recognized.

(m) Measurement of Impairment -

     In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), the Company records impairment losses on long-lived assets, including reorganization value in excess of amounts allocated to identifiable assets, when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount of those assets.

(n) Fuel Price Risk Management -

     ExpressJet is not a party to derivative financial instruments, but is covered under some of Continental's risk management programs. Continental uses a combination of petroleum call options, petroleum swap contracts, and jet fuel purchase commitments to provide some short-term protection against a sharp increase in jet fuel prices. These instruments generally cover up to 100% of Continental's and ExpressJet's forecasted jet fuel needs for three to six months. Continental accounts for the call options and swap contracts as cash flow hedges in accordance with Statement of Financial Accounting Standards No. 133 -- "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133").

     Continental allocates net gains/losses recorded on its fuel hedges, including amounts related to hedge ineffectiveness, to ExpressJet based upon its pro rata share of fuel gallons used. Hedge ineffectiveness was not material for the years ended December 31, 2000, 1999 and 1998. For the years ended December 31, 2000 and 1999, the Company recognized approximately $3.2 million and $1.0 million, respectively, of net losses related to the portion of the hedging instrument excluded from the assessment of hedge effectiveness (primarily time value). These losses are included in fuel expense in the accompanying statement of operations.

(o) Segment Reporting -

     The Company has adopted SFAS No. 131 "Disclosure About Segments of an Enterprise and Related Information." This statement requires disclosures related to the components of a company for which separate financial information is available that is evaluated regularly by the Company's chief operating decision maker in deciding how to allocate resources and in assessing performance. The Company operates in one business segment consisting of scheduled airline passenger service.

(p) Net Loss Per Share -

     All of the outstanding common stock of ExpressJet is owned by Continental. Basic and diluted net loss per share amounts are computed by dividing the net loss for the period by the assumed number of common shares outstanding as discussed in Note 11. It does not include any shares of Class A common stock issuable upon exercise of options to be issued and outstanding under the Company's 2001 Stock Incentive Plan upon completion of the offering. There are no other potentially dilutive securities.

(q) Comprehensive Income -

     The Company does not have any adjustments to net income to arrive at comprehensive income.

(r) Amounts due to Continental -

     Amounts due Continental Airlines, Inc., net, on the balance sheet represents the net amount due on demand to Continental as the result of intercompany transactions between ExpressJet and Continental that had not been settled as of each balance sheet date. Effective March 31, 2001, these amounts were converted into long-term debt. See Note 3.

(s) Recently Issued Accounting Standards -

     On July 5, 2001, the Financial Accounting Standards Board approved Financial Accounting Standard No. 142 -- "Goodwill and Other Intangible Assets" ("SFAS 142"). SFAS 142 includes requirements to test goodwill and indefinite lived intangible assets for impairment rather than amortize them. SFAS 142 will be effective for fiscal years beginning after December 15, 2001. The Company will adopt SFAS 142 beginning in the first quarter of 2002, at which time the Company expects to cease amortizing its Reorganization Value in Excess of Amounts Allocable to Identifiable Assets, resulting in a $1.1 million reduction in annual amortization expense.

NOTE 2 -- RELATED PARTY TRANSACTIONS

     The following is a summary of significant related party transactions recorded by the Company during the three years ended December 31, 2000, other than those discussed elsewhere in the Notes to Financial Statements.

     Continental controls scheduling, ticket prices and seat inventories with respect to ExpressJet's operations. In connection with this activity, Continental performs all sales and ticketing functions for ExpressJet on Continental ticket stock and receives cash directly for the sale of ExpressJet tickets.

     Continental purchases or provides payment of certain items on behalf of ExpressJet, including fuel, certain payroll expenditures (including related benefits) and catering, and charges ExpressJet the actual amounts incurred. Transfers or sales of assets between Continental and ExpressJet are recorded at net book value.

     Continental provides various services to ExpressJet and charges the Company amounts that are either directly attributable to ExpressJet's operations or allocations that management believes are representative of the costs to provide the services. The services provided to ExpressJet by Continental are as follows:

     - Certain customer services such as ground handling. Charges related to these services were approximately $34.9 million, $26.9 million and $20.0 million for the years ended December 31, 2000, 1999 and 1998, respectively.

     - Centralized services and infrastructure costs, including reservations, technology, accounting, legal, treasury, human resources and risk management. Charges related to these services were approximately $70.0 million, $57.7 million and $52.6 million for the years ended December 31, 2000, 1999 and 1998, respectively.

     The net advances from Continental related to intercompany activity included accrued interest at 6% per annum. The statements of operations include total interest charges from Continental of $26.1 million, $18.6 million and $18.3 million for the years ended December 31, 2000, 1999 and 1998, respectively.

NOTE 3 -- LONG-TERM DEBT

     Long-term debt as of December 31, 1999 was $18.2 million. This indebtedness was secured by aircraft and had a fixed interest rate of 7.5%. Principal and interest were payable monthly through 2005. In December 2000, the outstanding balance of $16.6 million was prepaid in conjunction with the sale of the aircraft. No penalty was incurred as a result of this prepayment.

     The carrying amount of long-term debt approximated fair value as of December 31, 1999.

     As of December 31, 2000, ExpressJet had approximately $481.3 million of amounts due Continental Airlines, net, which accrued interest at 6% per annum in 2000 and 5% per annum in 2001. Effective March 31, 2001, the amounts due Continental Airlines, net, of $552.3 million were converted into a floating rate note, which bears interest at a rate fixed for each quarter at the three-month London interbank offered rate on the second business day prior to such quarter plus 1.25% per annum, which for the three months ended September 30, 2001 is 5.04% per annum. Installments of $12.5 million in principal plus accrued interest are due quarterly beginning March 31, 2003, with the entire unpaid balance due on September 30, 2005. ExpressJet is also required to make quarterly principal payments if, at the end of a fiscal quarter, its cash exceeds specified levels. Within 45 days of the end of a fiscal quarter, ExpressJet is obligated to pay to Continental the greater of its cash in excess of $75 million at the end of the quarter or $10 million, except where the payment would reduce its cash balance as of the date of payment below $75 million. In that event, the payment will be reduced by the amount necessary to keep its cash balance at a minimum of $75 million as of the payment date.

NOTE 4 -- LEASES

     The Company subleases 142 of its aircraft under long-term operating leases from Continental and leases 19 aircraft under long-term operating leases from a third party. The Company's sublease agreements with Continental have substantially the same terms as the lease agreements between Continental and the third-party lessors, and expire between 2002 and 2017.

     At December 31, 2000, the scheduled future minimum lease payments under capital leases due to third-party lessors and the scheduled future minimum lease payments under aircraft and engine operating leases due to Continental and third-party lessors, that have initial or remaining noncancellable lease terms in excess of one year, are as follows (in millions):

                                                                              OPERATING LEASES
                                                                         --------------------------
                                                              CAPITAL                   THIRD-PARTY
                                                              LEASES     CONTINENTAL      LESSORS
                                                              -------    -----------    -----------
Year ending December 31,
  2001......................................................   $1.9       $  144.7         $2.9
  2002......................................................    1.9          143.3           --
  2003......................................................    1.9          125.1           --
  2004......................................................    1.2          112.0           --
  2005......................................................    0.1          108.2           --
  Later years...............................................     --        1,042.8           --
                                                               ----       --------         ----
Total minimum lease payments................................    7.0       $1,676.1         $2.9
                                                                          ========         ====
Less: amount representing interest..........................    0.9
                                                               ----
Present value of capital leases.............................    6.1
Less: current maturities of capital leases..................    1.5
                                                               ----
Long-term capital leases....................................   $4.6
                                                               ====

     The Company leases or subleases, under various operating leases, ground equipment and substantially all of its ground facilities, including facilities at public airports, from Continental or the municipalities or agencies owning and controlling such airports. Not included in the above operating lease table is approximately $56.9 million of annual average minimum lease payments for each of the next five years relating to these non-aircraft leases.

     The Company's total rental expense for all non-aircraft operating leases was approximately $37.3 million, $28.8 million and $17.6 million for the years ended December 31, 2000, 1999 and 1998, respectively, which included $8.4 million, $5.2 million and $1.4 million, respectively, related to leases with Continental.

     Total operating lease expense was approximately $184.2 million, $135.1 million and $108.2 million for the years ended December 31, 2000, 1999 and 1998, respectively, which included $132.9 million, $94.9 million and $78.9 million, respectively, related to leases with Continental.

NOTE 5 -- STOCK PLANS AND AWARDS

  STOCK OPTIONS

     Continental has stock option plans under which ExpressJet employees may be granted options to purchase Continental common stock. Options granted under the plans are awarded with an exercise price equal to the fair market value of the stock on the date of grant. Stock options granted under the plans generally vest over a four-year period and expire five years after the grant date.

     The table below summarizes options held by ExpressJet employees under the Continental plans (share data in thousands):

                                                    2000                       1999                       1998
                                          ------------------------   ------------------------   ------------------------
                                                      WEIGHTED-                  WEIGHTED-                  WEIGHTED-
                                                       AVERAGE                    AVERAGE                    AVERAGE
                                                       EXERCISE                   EXERCISE                   EXERCISE
                                          OPTIONS       PRICE        OPTIONS       PRICE        OPTIONS       PRICE
                                          -------   --------------   -------   --------------   -------   --------------
Outstanding at Beginning of Year........    560         $32.83         813         $30.75         514         $20.92
Granted.................................     88         $41.95          89         $32.70         537         $43.68
Exercised...............................   (102)        $25.40        (192)        $16.57        (106)        $18.00
Cancelled...............................     (1)        $31.16        (150)        $42.27        (132)        $55.49
                                           ----                       ----                       ----
Outstanding at End of Year..............    545         $35.69         560         $32.83         813         $30.75
                                           ----                       ----                       ----
Options exercisable at end of year......    267         $33.40         284         $29.63         413         $22.35

     The following tables summarize the range of exercise prices and the weighted average remaining contractual life of the Continental options outstanding and the range of exercise prices for the Continental options exercisable at December 31, 2000 (share data in thousands):

                                                             OPTIONS OUTSTANDING
                                                        ------------------------------
                                                                          WEIGHTED
                                                                          AVERAGE           WEIGHTED
RANGE OF                                                                 REMAINING          AVERAGE
EXERCISE PRICES                                         OUTSTANDING   CONTRACTUAL LIFE   EXERCISE PRICE
---------------                                         -----------   ----------------   --------------
$10.69-$29.19.........................................      181             1.89             $27.95
$29.25-$32.13.........................................       80             2.88             $31.92
$32.25-$35.00.........................................      119             2.73             $34.88
$35.13-$43.31.........................................      104             4.13             $41.48
$43.50-$56.81.........................................       61             2.36             $55.32
                                                            ---
$10.69-$56.81.........................................      545             2.70             $35.69
                                                            ===

                                                                   OPTIONS EXERCISABLE
                                                              ------------------------------
RANGE OF                                                                    WEIGHTED AVERAGE
EXERCISE PRICES                                               EXERCISABLE    EXERCISE PRICE
---------------                                               -----------   ----------------
$10.69-$29.19...............................................      140            $27.58
$29.25-$32.13...............................................       21            $31.37
$32.25-$35.00...............................................       66            $34.88
$35.13-$43.31...............................................        5            $37.23
$43.50-$56.81...............................................       35            $54.54
                                                                  ---
$10.69-$56.81...............................................      267            $33.40
                                                                  ===

EMPLOYEE STOCK PURCHASE PLAN

     All employees of the Company are eligible to participate in Continental's stock purchase program under which they may purchase shares of Continental common stock at 85% of the lower of the fair market value on the first day of the quarterly option period or the last day of the option period. During 2000 and 1999, 24,466 and 24,494 shares, respectively, of Continental common stock were issued to ExpressJet employees at prices ranging from $27.73 to $38.30 per share in 2000 and $27.84 to $49.41 per share in 1999. During 1998, 10,094 shares of Continental common stock were issued to ExpressJet employees at prices ranging from $29.33 to $49.41 per share.

PRO FORMA SFAS 123 RESULTS

     Pro forma information regarding net income and earnings per share has been determined as if the Company had accounted for the Continental employee stock options and purchase rights held by ExpressJet employees under the fair value method of Statement of Financial Accounting Standards No. 123 -- "Accounting for Stock-Based Compensation" ("SFAS 123"). The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 2000, 1999 and 1998, respectively: risk-free interest rates of 6.5%, 4.9% and 4.9%, dividend yields of 0%; volatility factors of the expected market price of Continental's common stock of 47% for 2000, 43% for 1999 and 40% for 1998, and a weighted-average expected life of the option of 3.6 years, 3.1 years and 3.0 years. The weighted average grant date fair value of the stock options granted in 2000, 1999 and 1998 was $17.46, $11.34 and $13.83 per option, respectively.

     The fair value of the purchase rights under the stock purchase plans was also estimated using the Black-Scholes model with the following weighted-average assumptions for 2000, 1999 and 1998, respectively: risk free interest rates of 5.9%, 4.7% and 4.7%; dividend yields of 0%, expected volatility of 47% for 2000, 43% for 1999 and 40% for 1998; and an expected life of .25 years for each of 2000, 1999 and 1998. The weighted-average fair value of the purchase rights granted in 2000, 1999 and 1998 was $10.18, $7.72 and $9.10, respectively.

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because Continental's employee stock options and purchase rights have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options and purchase rights.

     Assuming that the Company had accounted for the Continental employee stock options and purchase rights held by ExpressJet employees using the fair value method and amortized the resulting amount to expense over the options' vesting periods, the net loss would have been increased by $1.9 million, $2.2 million and $2.2 million for the years ended December 31, 2000, 1999 and 1998, respectively. Basic and diluted net loss per share would have been increased by
          cents,           cents and           cents for the years ended
December 31, 2000, 1999 and 1998, respectively. The pro forma effect on the net loss is not representative of the pro forma effects in future years.

NOTE 6 -- EMPLOYEE BENEFIT PLANS

     The Company participates in Continental's defined contribution 401(k) savings plan. Substantially all domestic employees of the Company are covered by this plan. During 1998, 1999 and 2000, the Company matched contributions 100% up to $300 per year per person. In addition, effective July 1, 2000, a 100% retirement match up to five percent of pay per person was instituted. For the years ended December 31, 2000, 1999 and 1998, total Company expense for the defined contribution plan was $3.0 million, $1.2 million and $0.3 million, respectively.

     The Company also participates in Continental's profit sharing program under which an award pool consisting of 15% of Continental's pre-tax earnings, subject to certain adjustments, is distributed each year to substantially all non-management employees (other than employees whose collective bargaining agreement provides otherwise or who otherwise receive profit sharing payments as required by local law) on a pro rata basis according to base salary. The profit sharing expense included in the accompanying Statements of Operations for the years ended December 31, 2000, 1999 and 1998 was $1.5 million, $1.2 million and $2.5 million, respectively.

NOTE 7 -- INCOME TAXES

     The reconciliation of the income tax benefit computed at the United States federal statutory tax rates to the income tax expense (benefit), consisting principally of a deferred benefit, for the years ended December 31, 2000, 1999 and 1998 is as follows (dollars in millions):

                                                               YEAR ENDED DECEMBER 31,
                                                ------------------------------------------------------
                                                      2000               1999               1998
                                                ----------------   ----------------   ----------------
                                                AMOUNT   PERCENT   AMOUNT   PERCENT   AMOUNT   PERCENT
                                                ------   -------   ------   -------   ------   -------
Income tax benefit at United States statutory
  rates.......................................  $(20.6)   35.0%    $(6.4)     35.0%   $(8.0)     35.0%
Amortization of reorganization value in excess
  of amounts allocable to identifiable
  assets......................................     0.4    (0.7)      0.4      (2.0)     0.4      (1.7)
State income tax benefit......................    (1.3)    2.3      (0.4)      2.0     (0.5)      2.0
Meals and entertainment disallowance..........     1.3    (2.3)      1.0      (5.6)     0.7      (3.1)
Other.........................................      --      --       0.1      (0.2)     0.1      (0.2)
                                                ------    ----     -----     -----    -----     -----
Income tax benefit, net.......................  $(20.2)   34.3%    $(5.3)     29.2%   $(7.3)     32.0%
                                                ======    ====     =====     =====    =====     =====

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the related amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets as of December 31, 2000 and 1999 are as follows (in millions):

                                                              2000     1999
                                                              -----    -----
Deferred tax liabilities:
  Fixed assets..............................................  $ 1.9    $ 1.2
  Other.....................................................    0.3      0.4
                                                              -----    -----
     Gross deferred tax liabilities.........................    2.2      1.6
                                                              -----    -----
Deferred tax assets:
  Net operating losses......................................   62.5     43.2
  Other.....................................................    5.3      3.7
                                                              -----    -----
     Gross deferred tax assets..............................   67.8     46.9
                                                              -----    -----
Deferred tax asset valuation allowance......................     --       --
                                                              -----    -----
Net deferred tax assets.....................................  $65.6    $45.3
                                                              =====    =====

     At December 31, 2000, the Company had net operating loss carryforwards of approximately $167.0 million, which expire between 2007 and 2021. The recorded tax loss carryover approximates the amount the Company would have available if it separated from the Continental consolidated group. The tax loss carryforward is lower than cumulative losses for financial reporting purposes because the tax sharing agreement provides for current tax benefits when another member of the Continental consolidated group utilizes the Company's losses. No valuation allowance has been established for the deferred tax assets related to the net operating loss carryovers because the Company believes it is likely that these assets will be realized with sufficient taxable income as part of the Continental consolidated group.

NOTE 8 -- FLEET DISPOSITION/IMPAIRMENT CHARGES

     The Company recorded a fleet disposition/impairment charge of $6.2 million in 2000 as a result of its decision to accelerate the retirement of its ATR42-500 and ATR72 aircraft. The charge related to the impairment of owned ATR72 aircraft and commitments on leased ATR42-500 aircraft past the dates they would be removed from service. As of December 31, 2000, there was no remaining accrual for the 2000 fleet disposition/impairment charge.

     The Company recorded a fleet disposition/impairment charge of $10.6 million in 1999 as a result of its decision to accelerate the retirement of 25 Beech 1900D aircraft and to dispose of the related excess inventory by the year 2001. The Company entered into a sale-leaseback transaction for the Beech 1900D aircraft effective through October 2001. The remaining accrual for the 1999 fleet disposition/impairment loss was $0.8 million at December 31, 2000.

     In 1998, the Company recorded a fleet disposition/impairment charge of $21.6 million related to the acceleration of the retirement of certain turboprop aircraft to the year 2000, including its fleet of 32 EMB-120 turboprop aircraft, as regional jets are acquired to replace turboprops. In connection with its decision to accelerate the replacement of these aircraft, the Company performed evaluations to determine, in accordance with SFAS 121, whether future cash flows (undiscounted and without interest charges) expected to result from the use and eventual disposition of these aircraft would be less than the aggregate carrying amount of these aircraft and the related assets. As a result of the evaluation, management determined that the estimated future cash flows expected to be generated by these aircraft would be less than their carrying amount, and therefore these aircraft were impaired as defined by SFAS 121. Consequently, the original cost basis of these aircraft and related items was reduced to reflect the fair market value at the date the decision was made, resulting in a $17.5 million fleet disposition/impairment loss. In determining the fair market value of these assets, the Company considered recent transactions involving sales of similar aircraft and market trends in aircraft dispositions. The remaining $4.1 million of the fleet disposition/impairment loss included cash and non-cash costs related primarily to future commitments on leased aircraft past the dates they will be removed from service and the write-down of related inventory to its estimated fair market value. As of December 31, 2000, there was no remaining accrual for the 1998 fleet disposition/impairment loss.

     These charges are reflected in other operating expenses in the accompanying Consolidated Statements of Operations.

NOTE 9 -- COMMITMENTS AND CONTINGENCIES

     As of December 31, 2000, ExpressJet had firm commitments for 178 Embraer regional jets with delivery dates through 2005, and options for an additional 100 Embraer regional jets exercisable through 2007. ExpressJet anticipates taking delivery of 41 regional jets in 2001. The estimated cost of the Company's firm commitments for Embraer regional jets is approximately $2.8 billion. Neither ExpressJet nor Continental have any obligation to take any such firm Embraer aircraft that are not financed by a third party and leased to ExpressJet or Continental.

     ExpressJet expects its cash outlays for 2001 capital expenditures, exclusive of fleet plan requirements, to aggregate $36.0 million, primarily relating to software application and automation infrastructure projects, mandatory maintenance projects, passenger terminal facility improvements and maintenance and ground equipment.

     Approximately 66% of the Company's employees are covered by collective bargaining agreements, which include pilots, flight attendants, mechanics and dispatchers. The contracts become amendable on October 2002, December 2004, January 2004 and July 2004, respectively.

     The other employees of ExpressJet are not covered by collective bargaining agreements.

  LEGAL PROCEEDINGS

     The Company is a defendant in various lawsuits arising in the ordinary course of its business. While the outcome of these lawsuits and proceedings cannot be predicted with certainty and could have a material adverse effect on the Company's financial position, results of operations or cash flows, it is the opinion of management that the ultimate disposition of such suits will not have a material adverse effect on the Company's financial position, results of operations or cash flows.

NOTE 10 -- SEGMENT REPORTING

     Information concerning operating revenues for the year ended December 31 by principal geographic areas is as follows (in millions):

                                                                 2000      1999      1998
                                                                ------    ------    ------
Domestic (U.S.).............................................    $817.9    $642.8    $527.7
Latin America...............................................      25.9       6.8        --
                                                                ------    ------    ------
                                                                $843.8    $649.6    $527.7
                                                                ======    ======    ======

     The Company attributes revenue among the geographical areas based upon the origin and destination of each flight segment. The Company's tangible assets consist primarily of flight equipment, which is mobile across geographic markets and, therefore, has not been allocated.

NOTE 11 -- SUBSEQUENT EVENTS (UNAUDITED)

  CAPACITY PURCHASE ARRANGEMENT WITH CONTINENTAL

     Effective January 1, 2001, ExpressJet implemented a capacity purchase arrangement with Continental. Under the capacity purchase arrangement with Continental, ExpressJet flies all of its aircraft on behalf of Continental. Continental controls scheduling, ticket prices and seat inventories with respect to such flights. In exchange for providing the flights and performing other obligations under the arrangement, ExpressJet receives from Continental fixed rates for each scheduled block hour (with adjustments for fluctuations in certain costs). The fixed rates vary from flight to flight and aircraft to aircraft based on the length of the flight, the number of flights that an aircraft flies per day and the type of aircraft provided. ExpressJet also is entitled to receive a per-passenger fee and revenue incentives based on its performance relative to several operational benchmarks, including the percentage of flights it completes, on-time performance and baggage handling. The per-passenger fee and incentive payments are a relatively small component of the total compensation that ExpressJet is entitled to receive for each of its flights.

     The fixed rates for each scheduled block hour that ExpressJet receives from Continental under the capacity purchase arrangement have been determined through December 31, 2004. The initial block hour rates were set with a goal of providing ExpressJet with an operating margin that it believes is comparable to the existing margins provided by capacity purchase agreements entered into by other publicly traded regional airlines. Certain costs, including fuel costs, aircraft ownership and financing costs, engine maintenance costs, landing fees and de-icing and snow removal costs, are "trued-up" for differences between actual costs and the expected costs included in ExpressJet's fixed rates. In addition, a reconciliation payment will be made by Continental to ExpressJet or by ExpressJet to Continental, as applicable, if ExpressJet's operating margin in any fiscal quarter, excluding the effects of certain labor costs, the receipt of any performance incentives and the effects of controllable cancellations and certain other costs, is not within a specified range of the targeted operating margin. As a result, if ExpressJet's operating margin (excluding the items mentioned above) exceeds the ceiling of the specified range, ExpressJet will make a payment to Continental such that ExpressJet's operating margin (excluding the items mentioned above) will be reduced to equal the ceiling of the specified range and if it is less than the floor of the specified range, Continental will make a payment to ExpressJet such that it will be increased to equal the floor of the specified range.

     In addition, ExpressJet has agreed with Continental to review and renegotiate the fixed rates annually starting in 2004 for the rates to take effect on January 1 of each subsequent year, in each case based on the methodology used to set the original block hour rates, subject to some exceptions. If ExpressJet and Continental cannot come to an agreement on the annual adjustments to the fixed rates, ExpressJet and Continental have agreed to submit their disagreement to arbitration, based on this methodology.

     The arrangement covers all of the Company's existing fleet. In addition, Continental has agreed to purchase the capacity related to the 157 Embraer regional jets currently subject to firm orders at June 30, 2001. However, under the arrangement, beginning January 1, 2004, Continental has the right to reduce the number of the Company's aircraft covered by the contract with 12 months' notice. Under the arrangement, Continental is entitled to decline capacity with respect to (a) any regional jets subject to firm orders that have not been delivered before the effective date of the reduction in capacity and (b) up to 25% of ExpressJet's delivered regional jets over any rolling three-year period. If Continental removes aircraft from the terms of the arrangement, ExpressJet will have the option to fly the released aircraft for another airline, subject to its ability to obtain facilities, such as gates and slots, and its exclusive arrangement with Continental at its hub airports, fly the aircraft under its own flight designator code or decline to fly the aircraft and cancel the related subleases with Continental. In addition, Continental has the right to reduce the number of turboprop aircraft covered by the arrangement at any time. ExpressJet is not entitled to retain any of its turboprop aircraft removed from the terms of the arrangement without the consent of Continental Airlines. If ExpressJet decides to continue to fly retained aircraft either for another party or for its own benefit, the interest rate implicit in calculating the scheduled lease payments will increase by 200 basis points to compensate Continental for continuing to participate in its lease financing arrangements. If ExpressJet elects not to fly these aircraft, the sublease between ExpressJet and Continental for these aircraft will be canceled and Continental will take possession of the aircraft. In such event, Continental will be responsible for all direct reasonable costs ExpressJet incurs associated with the removal of those aircraft from its fleet.

     Under the arrangement, ExpressJet is compensated for scheduled block hours, including block hours associated with certain cancelled flights. If cancellations outside of ExpressJet's control, such as those due to weather or air traffic control, exceed the historical average of cancellations for the applicable period, ExpressJet will be paid for the cancelled flight at a reduced rate, calculated to cover ExpressJet's fixed costs. ExpressJet will generally not be entitled to any payment for controllable cancellations, such as those due to maintenance or crew shortages, above historical rates of cancellations, and in the event of a union-authorized labor strike ExpressJet will not be entitled to payment for any controllable cancellations.

     ExpressJet currently leases or subleases all of its existing regional jets from Continental. ExpressJet also leases or subleases from Continental substantially all of its turboprops, which its expects to retire by the end of 2004. Under the capacity purchase arrangement, Continental is required to lease from Embraer or its designee all of ExpressJet's current firm order aircraft and sublease these aircraft to ExpressJet. However, Continental is not required to provide any financing for Embraer option aircraft or any other aircraft that ExpressJet may acquire.

     The arrangement expires on December 31, 2010; however, Continental may terminate the arrangement at any time after January 1, 2006 upon 12 months' notice, or at any time without notice for cause consisting of bankruptcy of the Company, suspension or revocation of the Company's authority to operate as a scheduled airline, ceasing of the Company's operations as a scheduled airline, other than as a result of a union-authorized labor strike or any a temporary cessation not to exceed 14 days, a union-authorized labor strike that continues for 90 days or an intentional or willful material breach by the Company that substantially deprives Continental of the benefits of the arrangement, which is not cured within 90 days of notice of the breach. Continental may also terminate the agreement at any time upon a material breach by ExpressJet that does not constitute cause and continues for 90 days after notice of such breach, or without notice or opportunity to cure if Continental determines in good faith that there is a material safety concern with ExpressJet's flight operations. Continental has the option to extend the term of the arrangement with 24 months' notice for up to four additional five-year terms through December 31, 2030.

  PROPOSED PUBLIC OFFERING OF COMMON STOCK AND RECAPITALIZATION

     In July 2001, Continental's board of directors authorized Continental's management to cooperate with management of ExpressJet Holdings, Inc. to file a Registration Statement with the Securities and Exchange Commission for an
initial public offering of ExpressJet Holding, Inc.'s common stock. In        ,
2001, in preparation for the initial public offering, ExpressJet Holdings, Inc.'s board of directors approved a recapitalization of ExpressJet Holdings,
Inc., authorizing the issuance of up to           million shares of Class A
common stock, par value $.01 per share, and up to           million shares of
Class B common stock, par value $.01 per share. Each share of Class A common stock is entitled to one vote per share and each share of Class B common stock is entitled to four votes per share, subject to certain limitations. Both Class A and Class B common stock participate ratably in any dividends or distributions on the common stock. Each share of Class B common stock is convertible while held by Continental or any of its controlled affiliates, at the option of the holder thereof into one share of Class A common stock. All share and per share amounts in the accompanying financial statements have been adjusted to give effect to the recapitalization and conversion of shares.

     The carrying amount of all assets and liabilities in these financial statements does not reflect any adjustments that may be necessary as a result of the initial public offering. In particular, no valuation allowance has been recorded related to the deferred tax assets due to the likelihood of realization as a result of the Company's tax sharing agreement with Continental. The tax sharing agreement will cease to exist as a result of the initial public offering. The Company does not believe that a valuation allowance will be required upon completion of the initial public offering because current projections of taxable income are estimated to recover the net operating loss carryovers in approximately two years.

     Prior to the effectiveness of the ExpressJet Holdings, Inc.'s initial public offering, Continental, as ExpressJet Holdings, Inc.'s sole stockholder, and ExpressJet Holdings, Inc.'s board of directors are expected to approve the 2001 Stock Incentive Plan. The Plan provides that ExpressJet Holdings, Inc. may grant options and restricted stock awards to directors of ExpressJet Holdings, Inc and to employees of ExpressJet Holdings, Inc. and its subsidiaries.
ExpressJet Holdings, Inc. has reserved           shares of its Class A common
stock for purposes of the plan.

NOTE 12 -- QUARTERLY FINANCIAL DATA (UNAUDITED)

     Unaudited summarized financial data by quarter for 2000 and 1999 is as follows (in millions, except per share data):

                                                                 THREE MONTHS ENDED
                                                 --------------------------------------------------
2000                                             MARCH 31    JUNE 30    SEPTEMBER 30    DECEMBER 31
----                                             --------    -------    ------------    -----------
Operating Revenue............................     $184.1     $219.4        $221.9         $218.4
Operating Income (Loss)......................      (10.7)      10.9          (4.0)         (31.3)
Non-operating Income (Expense), net..........       (6.5)      (6.5)         (6.6)          (4.2)
Net Income (Loss)............................     $(11.3)    $  2.4        $ (6.8)        $(23.0)
                                                  ======     ======        ======         ======
Basic and Diluted Earnings (Loss) per
  Share......................................     $          $             $              $
                                                  ======     ======        ======         ======

                                                                 THREE MONTHS ENDED
                                                 --------------------------------------------------
1999                                             MARCH 31    JUNE 30    SEPTEMBER 30    DECEMBER 31
----                                             --------    -------    ------------    -----------
Operating Revenue............................     $135.6     $161.5        $178.5         $174.0
Operating Income (Loss)......................       (7.9)      10.4           9.7           (7.2)
Non-operating Income (Expense), net..........       (5.9)      (6.2)         (5.8)          (5.5)
Net Income (Loss)............................     $(10.4)    $  2.6        $  2.4         $ (7.6)
                                                  ======     ======        ======         ======
Basic and Diluted Earnings (Loss) per
  Share......................................     $          $             $              $
                                                  ======     ======        ======         ======

     Basic and diluted earnings (loss) per share is computed using the assumed number of shares outstanding after the recapitalization discussed in Note 11. It does not include any shares of Class A common stock issuable upon exercise of options to be issued and outstanding under the Company's 2001 Stock Incentive Plan upon completion of the offering.

     During the fourth quarter of 2000, ExpressJet recorded a fleet disposition/impairment loss of $6.2 million. During the fourth quarter of 1999, ExpressJet recorded a fleet disposition/impairment loss of $10.6 million.

                     [This page intentionally left blank.]

                           EXPRESSJET HOLDINGS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                               THREE MONTHS ENDED
                                                                   MARCH 31,
                                                              --------------------
                                                                2001        2000
                                                              --------    --------
                                                                  (UNAUDITED)
Operating Revenue...........................................  $244,943    $184,115
                                                              --------    --------
Operating Expenses:
  Wages, salaries and related costs.........................    48,816      33,371
  Aircraft rent.............................................    38,995      33,847
  Maintenance, materials and repairs........................    32,030      25,451
  Aircraft fuel.............................................    27,773      21,866
  Reservations and sales....................................        --      14,482
  Other rentals and landing fees............................    18,715      12,528
  Ground handling...........................................    17,868      11,565
  Commissions...............................................        --       8,602
  Passenger servicing.......................................     3,848       4,383
  Depreciation..............................................     5,280       5,499
  Other.....................................................    24,955      23,256
                                                              --------    --------
                                                               218,280     194,850
                                                              --------    --------
Operating Income (Loss).....................................    26,663     (10,735)
                                                              --------    --------
Nonoperating Income (Expense):
  Interest expense..........................................    (6,049)     (6,800)
  Interest capitalized......................................       829         467
  Other, net................................................       (15)       (142)
                                                              --------    --------
                                                                (5,235)     (6,475)
                                                              --------    --------
Income (Loss) before Income Taxes...........................    21,428     (17,210)
Income Tax (Provision) Benefit..............................    (8,520)      5,897
                                                              --------    --------
Net Income (Loss)...........................................  $ 12,908    $(11,313)
                                                              ========    ========
Basic and Diluted Earnings (Loss) per Share.................
Shares Used in Computing Basic and Diluted Earnings (Loss)
  per Share.................................................

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                           EXPRESSJET HOLDINGS, INC.
                          CONSOLIDATED BALANCE SHEETS
                     (IN THOUSANDS, EXCEPT FOR SHARE DATA)

                                                               MARCH 31,     DECEMBER 31,
                                                                 2001            2000
                                                              -----------    ------------
                                                              (UNAUDITED)
Current Assets:
  Cash and cash equivalents.................................   $ 70,901        $     13
  Accounts receivable from Continental Airlines.............     17,235              --
  Accounts receivable, net..................................         --          14,563
  Spare parts and supplies, net.............................     35,869          34,510
  Prepayments and other.....................................        278              --
                                                               --------        --------
     Total current assets...................................    124,283          49,086
                                                               --------        --------
Property and Equipment:
  Owned property and equipment:
     Flight equipment.......................................    150,346         141,872
     Other..................................................     75,681          70,621
                                                               --------        --------
                                                                226,027         212,493
     Less: Accumulated depreciation.........................     50,903          48,832
                                                               --------        --------
                                                                175,124         163,661
                                                               --------        --------
Capital leases:
  Flight equipment..........................................     15,004          10,643
     Less: Accumulated amortization.........................      1,381             625
                                                               --------        --------
                                                                 13,623          10,018
                                                               --------        --------
     Total property and equipment...........................    188,747         173,679
                                                               --------        --------
Deferred Income Taxes.......................................     65,593          65,648
                                                               --------        --------
Other Assets:
  Reorganization value in excess of amounts allocable to
     identifiable assets, net...............................     13,644          13,904
  Other assets, net.........................................        340             203
                                                               --------        --------
     Total Assets...........................................   $392,607        $302,520
                                                               ========        ========

                                                        (continued on next page)

                           EXPRESSJET HOLDINGS, INC.
                          CONSOLIDATED BALANCE SHEETS
                     (IN THOUSANDS, EXCEPT FOR SHARE DATA)

                                                               MARCH 31,     DECEMBER 31,
                                                                 2001            2000
                                                              -----------    ------------
                                                              (UNAUDITED)
Current Liabilities:
  Current maturities of long-term debt and capital leases...   $   1,921      $   1,458
  Accounts payable..........................................      11,077         16,912
  Accounts payable to Continental Airlines..................          --        481,312
  Accrued maintenance and repair liability..................      40,999         35,317
  Accrued payroll and related costs.........................      13,472          9,649
  Accrued other liabilities.................................      11,110         13,996
                                                               ---------      ---------
     Total current liabilities..............................      78,579        558,644
                                                               ---------      ---------
Note Payable to Continental Airlines........................     552,312             --
                                                               ---------      ---------
Capital Leases..............................................       8,101          4,557
                                                               ---------      ---------
Other Long-Term Liabilities.................................       3,142          1,754
                                                               ---------      ---------
Commitments and Contingencies
Stockholder's Deficit:
  Class A common stock -- $.01 par,           shares
     authorized,           shares issued and outstanding....          --             --
  Class B common stock -- $.01 par,           shares
     authorized,           shares issued and outstanding....          --             --
  Additional paid-in capital................................      15,000         15,000
  Accumulated deficit.......................................    (264,527)      (277,435)
                                                               ---------      ---------
     Total stockholder's deficit............................    (249,527)      (262,435)
                                                               ---------      ---------
       Total Liabilities and Stockholder's Deficit..........   $ 392,607      $ 302,520
                                                               =========      =========

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                           EXPRESSJET HOLDINGS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                 THREE MONTHS
                                                                ENDED MARCH 31,
                                                              -------------------
                                                               2001        2000
                                                              -------    --------
                                                                  (UNAUDITED)
Net cash provided by operating activities...................  $ 7,961    $ 35,517
                                                              -------    --------
Cash Flows from Investing Activities:
  Purchase deposits paid in connection with future aircraft
     deliveries.............................................       --     (25,122)
  Purchase deposits refunded in connection with aircraft
     delivered..............................................       --       2,340
  Capital expenditures......................................   (7,719)    (11,981)
                                                              -------    --------
     Net cash used in investing activities..................   (7,719)    (34,763)
                                                              -------    --------
Cash Flows from Financing Activities:
  Advance from Continental Airlines, Inc....................   71,000          --
  Payments on long-term debt and capital lease
     obligations............................................     (354)       (754)
                                                              -------    --------
     Net cash provided by (used in) financing activities....   70,646        (754)
                                                              -------    --------
Net (Decrease) Increase in Cash and Cash Equivalents........   70,888          --
Cash and Cash Equivalents -- Beginning of Period............       13          13
                                                              -------    --------
Cash and Cash Equivalents -- End of Period..................  $70,901    $     13
                                                              =======    ========
Supplemental Cash Flow Information:
  Interest paid.............................................  $   112    $    470

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                           EXPRESSJET HOLDINGS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

     ExpressJet Holdings, Inc. is a wholly owned subsidiary of Continental Airlines, Inc. ("Continental" or the "Company"). ExpressJet Holdings, Inc.'s sole asset is ExpressJet Airlines, Inc. (formerly Continental Express, Inc.) (together, "ExpressJet" or the "Company"). The Company has prepared the consolidated financial statements included herein without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. In the opinion of management, the accompanying unaudited consolidated financial statements contain all adjustments necessary to present fairly its financial position as of March 31, 2001 and the results of its operations and its cash flows for the periods ended March 31, 2001 and 2000. The accompanying consolidated financial statements should be read in conjunction with the consolidated financial statements and the notes thereto contained in this Form S-1.

NOTE 1 -- BASIS OF PRESENTATION

  CAPACITY PURCHASE ARRANGEMENT WITH CONTINENTAL

     Effective January 1, 2001, ExpressJet entered into a capacity purchase arrangement with Continental. Under the capacity purchase arrangement with Continental, ExpressJet flies all of its aircraft on behalf of Continental. Continental controls scheduling, ticket prices and seat inventories with respect to such flights. In exchange for providing the flights and performing other obligations under the agreement, ExpressJet receives from Continental fixed rates for each scheduled block hour (with adjustments for fluctuations in certain costs). The fixed rates vary from flight to flight and aircraft to aircraft based on the length of the flight, the number of flights that an aircraft flies per day and the type of aircraft provided. ExpressJet also is entitled to receive a per-passenger fee and revenue incentives based on its performance relative to several operational benchmarks, including the percentage of flights it completes, on-time performance and baggage handling. The per-passenger fee and incentive payments are a relatively small component of the total compensation that ExpressJet is entitled to receive for each of its flights.

     The fixed rates for each scheduled block hour that ExpressJet receives from Continental under the capacity purchase arrangement have been determined through December 31, 2004. The initial block hour rates were set with a goal of providing ExpressJet with an operating margin that it believes is comparable to the existing margins provided by capacity purchase agreements entered into by other publicly traded regional airlines. Certain costs, including fuel costs, aircraft ownership and financing costs, engine maintenance costs, landing fees and de-icing and snow removal costs, are "trued-up" for differences between actual costs and the expected costs included in ExpressJet's fixed rates. In addition, a reconciliation payment will be made by Continental to ExpressJet or by ExpressJet to Continental, as applicable, if ExpressJet's operating margin in any fiscal quarter, excluding the effects of certain labor costs, the receipt of any performance incentives and the effects of controllable cancellations and certain other costs, is not within a specified range of the targeted operating margin. As a result, if ExpressJet's operating margin (excluding the items mentioned above) exceeds the ceiling of the specified range, ExpressJet will make a payment to Continental such that ExpressJet's operating margin (excluding the items mentioned above) will be reduced to equal the ceiling of the specified range and if it is less than the floor of the specified range, Continental will make a payment to ExpressJet such that it will be increased to equal the floor of the specified range.

     In addition, ExpressJet has agreed with Continental to review and renegotiate the fixed rates annually starting in 2004 for the rates to take effect on January 1 of each subsequent year, in each case based on the methodology used to set the original block hour rates, subject to some exceptions. If ExpressJet and Continental cannot come to an agreement on the annual adjustments to the fixed rates, ExpressJet and Continental have agreed to submit their disagreement to arbitration, based on this methodology.

     The arrangement covers all of the Company's existing fleet. In addition, Continental has agreed to purchase the capacity related to the 157 Embraer regional jets currently subject to firm orders at June 30, 2001. However, under the arrangement, beginning January 1, 2004, Continental has the right to reduce the number of the Company's aircraft covered by the contract with 12 months' notice. Under the arrangement, Continental is entitled to decline capacity with respect to (a) any regional jets subject to firm orders that have not been delivered before the effective date of the reduction in capacity and (b) up to 25% of ExpressJet's delivered regional jets over any rolling three-year period. If Continental removes aircraft from the terms of the arrangement, ExpressJet will have the option to fly the released aircraft for another airline, subject to its ability to obtain facilities, such as gates and slots, and its exclusive arrangement with Continental at its hub airports, fly the aircraft under its own flight designator code or decline to fly the aircraft and cancel the related subleases with Continental. In addition, Continental has the right to reduce the number of turboprop aircraft covered by the arrangement at any time. ExpressJet is not entitled to retain any of its turboprop aircraft removed from the terms of the arrangement without the consent of Continental Airlines. If ExpressJet decides to continue to fly retained aircraft either for another party or for its own benefit, the interest rate implicit in calculating the scheduled lease payments will increase by 200 basis points to compensate Continental for continuing to participate in its lease financing arrangements. If ExpressJet elects not to fly these aircraft, the sublease between ExpressJet and Continental for these aircraft will be canceled and Continental will take possession of the aircraft. In such event, Continental will be responsible for all direct reasonable costs ExpressJet incurs associated with the removal of those aircraft from its fleet.

     Under the arrangement, ExpressJet is compensated for scheduled block hours, including block hours associated with certain cancelled flights. If cancellations outside of ExpressJet's control, such as those due to weather or air traffic control, exceed the historical average of cancellations for the applicable period, ExpressJet will be paid for the cancelled flight at a reduced rate, calculated to cover ExpressJet's fixed costs. ExpressJet will generally not be entitled to any payment for controllable cancellations, such as those due to maintenance or crew shortages, above historical rates of cancellations, and in the event of a union-authorized labor strike ExpressJet will not be entitled to payment for any controllable cancellations.

     ExpressJet currently leases or subleases all of its existing regional jets from Continental. ExpressJet also leases or subleases from Continental substantially all of its turboprops, which its expects to retire by the end of 2004. Under the capacity purchase arrangement, Continental is required to lease from Embraer or its designee all of ExpressJet's current firm order aircraft and sublease these aircraft to ExpressJet. However, Continental is not required to provide any financing for Embraer option aircraft or any other aircraft that ExpressJet may acquire.

     The arrangement expires on December 31, 2010; however, Continental may terminate the arrangement at any time after January 1, 2006 upon 12 months' notice, or at any time without notice for cause consisting of bankruptcy of the Company, suspension or revocation of the Company's authority to operate as a scheduled airline, ceasing of the Company's operations as a scheduled airline, other than as a result of a union-authorized labor strike or any temporary cessation not to exceed 14 days, a union-authorized labor strike that continues for 90 days or an intentional or willful material breach by the Company that substantially deprives Continental of the benefits of the arrangement, which is not cured within 90 days of notice of the breach. Continental may also terminate the agreement at any time upon a material breach by ExpressJet that does not constitute cause and continues for 90 days after notice of such breach, or without notice or opportunity to cure if Continental determines in good faith that there is a material safety concern with ExpressJet's flight operations. Continental has the option to extend the term of the arrangement with 24 months' notice for up to four additional five-year terms through December 31, 2030.

     The consolidated statement of operations for the three months ended March 31, 2000, and the consolidated balance sheet as of December 31, 2000 have been prepared on a basis consistent with the audited consolidated financial statements included elsewhere in this registration statement, reflecting a revenue-sharing and expense-sharing arrangement between the Company and Continental that is different from our arrangement under the capacity purchase arrangement. The consolidated statement of operations for the three months ended March 31, 2001, and the consolidated balance sheet as of March 31, 2001 have been prepared on a basis consistent with the terms of the capacity purchase arrangement described above.

  PROPOSED PUBLIC OFFERING OF COMMON STOCK AND RECAPITALIZATION

     In July 2001, Continental's board of directors authorized Continental's management to cooperate with management of ExpressJet Holdings, Inc. to file a Registration Statement with the Securities and Exchange Commission for an initial public offering of ExpressJet Holdings, Inc.'s common stock. In
          , 2001, in preparation for the initial public offering, ExpressJet Holdings, Inc.'s board of directors approved a recapitalization of ExpressJet
Holdings, Inc., authorizing the issuance of up to           million shares of
Class A common stock, par value $.01 per share, and up to           million
shares of Class B common stock, par value $.01 per share. Each share of Class A common stock is entitled to one vote per share and each share of Class B common stock is entitled to four votes per share, subject to certain limitations. Both Class A and Class B common stock participate ratably in any dividends or distributions on the common stock. Each share of Class B common stock is convertible while held by Continental or any of its controlled affiliates, at the option of the holder thereof into one share of Class A common stock. The authorization of Class A and Class B common stock, and the related conversion of the existing common stock to the newly created Class A and Class B common stock, is contingent upon the closing of the initial public offering. All share and per share amounts in the accompanying financial statements have been adjusted to give effect to the recapitalization and conversion of shares.

NOTE 2 -- RECENTLY ISSUED ACCOUNTING STANDARDS

     On July 5, 2001, the Financial Accounting Standards Board approved Financial Accounting Standard No. 142 -- "Goodwill and Other Intangible Assets" ("SFAS 142"). SFAS 142 includes requirements to test goodwill and indefinite lived intangible assets for impairment rather than amortize them. SFAS 142 will be effective for fiscal years beginning after December 15, 2001. The Company will adopt SFAS 142 beginning in the first quarter of 2002, at which time the Company expects to cease amortizing its Reorganization Value in Excess of Amounts Allocable to Identifiable Assets, resulting in a $1.1 million reduction in annual amortization expense.

NOTE 3 -- COMPREHENSIVE INCOME

     The Company does not have any adjustments to net income to arrive at comprehensive income.

NOTE 4 -- AIRCRAFT PURCHASE COMMITMENTS

     As shown in the following table, ExpressJet's aircraft fleet consisted of 106 regional jets and 67 turboprop aircraft at March 31, 2001. ExpressJet's purchase commitments as of March 31, 2001 are also shown below.

                                                                                            SEATS IN
                                            TOTAL                                           STANDARD
TYPE                                       AIRCRAFT   OWNED   LEASED   ORDERS   OPTIONS   CONFIGURATION
----                                       --------   -----   ------   ------   -------   -------------
REGIONAL JETS:
ERJ-145XR................................     --        --      --       75       100          50
ERJ-145..................................     81        --      81       68        --          50
ERJ-135..................................     25        --      25       25        --          37
                                             ---       ---     ---      ---       ---
                                             106        --     106      168       100
                                             ---       ---     ---      ---       ---
TURBOPROP:
ATR-42-320...............................     31         5      26                             46
EMB-120..................................     20        --      20                             30
Beech 1900-D.............................     16        --      16                             19
                                             ---       ---     ---
                                              67         5      62
                                             ---       ---     ---
     TOTAL...............................    173         5     168
                                             ===       ===     ===

     The Company anticipates taking delivery of 41 Embraer regional jet aircraft in 2001 (ten of which were delivered in the first quarter of 2001) and the remainder of its firm orders through the first quarter of 2005. The Company plans to retire 20 turboprop aircraft in 2001.

     As of March 31, 2001, the estimated aggregate cost of ExpressJet's firm commitments for Embraer regional jets was approximately $2.6 billion. Neither ExpressJet nor Continental will have any obligation to take any such firm Embraer aircraft that are not financed by a third party and leased to Continental.

NOTE 5 -- NOTE PAYABLE TO CONTINENTAL AIRLINES

     As of December 31, 2000, ExpressJet had approximately $481.3 million of amounts due Continental Airlines, net, which accrued interest at 6% per annum in 2000 and 5% per annum in 2001. Effective March 31, 2001, the amounts due Continental Airlines, net, of $552.3 million were converted into a floating rate note, which bears interest at a rate fixed for each quarter at the three-month London interbank offered rate on the second business day prior to such quarter plus 1.25% per annum, which for the three months ended September 30, 2001 is 5.04% per annum. Installments of $12.5 million in principal plus accrued interest are due quarterly beginning March 31, 2003, with the entire unpaid balance due on September 30, 2005. ExpressJet is also required to make quarterly principal payments if, at the end of a fiscal quarter, its cash exceeds specified levels. Within 45 days of the end of a fiscal quarter, ExpressJet is obligated to pay to Continental the greater of its cash in excess of $75 million at the end of the quarter or $10 million, except where the payment would reduce its cash balance as of the date of payment below $75 million. In that event, the payment will be reduced by the amount necessary to keep its cash balance at a minimum of $75 million as of the payment date.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                              SHARES

                           EXPRESSJET HOLDINGS, INC.
                              CLASS A COMMON STOCK

                           [CONTINENTAL EXPRESS LOGO]

                                  ------------

                                   PROSPECTUS

                                          , 2001

                                  ------------

                              SALOMON SMITH BARNEY
                                 MORGAN STANLEY
                           CREDIT SUISSE FIRST BOSTON
                              GOLDMAN, SACHS & CO.
                                 RAYMOND JAMES

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The expenses to be paid in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions, are as follows:

SEC registration fee........................................    $80,000
NASD filing fee.............................................     30,500
Nasdaq listing fee..........................................       *
Printing and engraving expenses.............................       *
Accounting fees and expenses................................       *
Legal fees and expenses.....................................       *
Blue sky fees and expenses (including legal fees)...........       *
Transfer agent and registrar fees...........................       *
Miscellaneous...............................................       *
                                                                -------
     Total..................................................    $  *
                                                                =======

---------------

* To be filed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     ExpressJet Holdings, Inc. is incorporated under the laws of the State of Delaware. Section 145 ("Section 145") of Title 8 of the Delaware Code gives a corporation power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful.

     Section 145 also gives a corporation power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper. Section 145 further provides that, to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

     Section 145 also authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

     ExpressJet Holdings' restated certificate of incorporation and restated bylaws provide for the indemnification of officers and directors to the fullest extent permitted by the Delaware Code. The underwriting agreement also provides for the indemnification of the directors and officers in certain circumstances.

     All of ExpressJet Holdings' directors and officers will be covered by insurance policies maintained by Continental Airlines against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act.

     The Initial Public Offering and Distribution Agreement contains indemnification provisions under which ExpressJet Holdings and Continental Airlines each indemnify the other with respect to breaches by the indemnifying party of the Initial Public Offering and Distribution Agreement or any ancillary agreements and against liabilities arising from misstatements or omissions by the indemnifying party in the prospectus or the registration statement of which it is a part. For this purpose ExpressJet Holdings is considered to have provided the information in the prospectus and registration statement about its assets and businesses.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     ExpressJet Holdings has not sold any securities, registered or otherwise, within the past three years.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a)  The following exhibits are filed as part of this Registration
          Statement:

    EXHIBIT
    NUMBER                                   DESCRIPTION
    -------                                  -----------

     1.1*       --   Form of Underwriting Agreement.

     3.1*       --   Amended and Restated Certificate of Incorporation.

     3.2*       --   Amended and Restated Bylaws.

     4.1*       --   Specimen Stock Certificate.

     4.2*       --   Rights Agreement effective as of           , 2001 between
                     the Company and Mellon Investor Services LLC, as Rights
                     Agent, including form of Rights Certificate.

     5.1*       --   Opinion of Vinson & Elkins L.L.P.

    10.1*       --   Capacity Purchase Agreement.

    10.2*       --   Form of Aircraft Sublease.

    10.3*       --   Form of Master Facility Agreement.

    10.4*       --   Form of Ground Handling Agreement.

    10.5*       --   Form of Administrative Support and Information Services
                     Agreement.

    10.6*       --   Form of Fuel Purchasing Agreement.

    10.7*       --   Form of Initial Public Offering and Distribution Agreement.

    10.8*       --   Form of Registration Rights Agreement.

    10.9*       --   Form of Employee Benefits Agreement.

    10.10*      --   Form of Tax Agreement.

    10.11*      --   Form of 2001 Stock Incentive Plan.

    10.12*      --   Employment Agreement between the Company and James B. Ream.

    10.13*      --   Employment Agreement between the Company and Frederick S.
                     Cromer.

    10.14*      --   Employment Agreement between the Company and Jerry E.
                     Losness.

    EXHIBIT
    NUMBER                                   DESCRIPTION
    -------                                  -----------

    10.15*      --   Purchase Agreement No. GPJ-003/96, between Empresa
                     Brasileira de Aeronautica S. A. ("Embraer") and the Company
                     dated August 5, 1996 relating to the purchase of EMB 145
                     aircraft ("P.A. 3/96").

    10.15(a)*   --   Amendment No. 1 to P.A. 3/96 dated September 26, 1996.

    10.15(b)*   --   Amendment No. 2 to P.A. 3/96 dated May 22, 1997.

    10.15(c)*   --   Amendment No. 3 to P.A. 3/96 dated August 20, 1997.

    10.15(d)*   --   Amendment No. 4 to P.A. 3/96 dated October 1, 1997.

    10.15(e)*   --   Amendment No. 5 to P.A. 3/96 dated November 12, 1997.

    10.15(f)*   --   Amendment No. 6 to P.A. 3/96 dated August 19, 1998.

    10.15(g)*   --   Amendment No. 7 to P.A. 3/96 dated February 19, 1999.

    10.15(h)*   --   Amendment No. 8 to P.A. 3/96 dated March 31, 1999.

    10.15(i)*   --   Amendment No. 9 to P.A. 3/96 dated October 29, 1999.

    10.15(j)*   --   Amendment No. 10 to P.A. 3/96 dated October 20, 1999.

    10.15(k)*   --   Amendment No. 11 to P.A. 3/96 dated December 15, 1999.

    10.15(l)*   --   Amendment No. 12 to P.A. 3/96 dated February 18, 2000.

    10.15(m)*   --   Amendment No. 13 to P.A. 3/96 dated April 28, 2000.

    10.15(n)*   --   Amendment No. 14 to P.A. 3/96 dated April 28, 2000.

    10.15(o)*   --   Amendment No. 15 to P.A. 3/96 dated July 25, 2000.

    10.15(p)*   --   Amendment No. 16 to P.A. 3/96 dated July 24, 2000.

    10.15(q)*   --   Amendment No. 17 to P.A. 3/96 dated November 7, 2000.

    10.15(r)*   --   Amendment No. 18 to P.A. 3/96 dated November 17, 2000.

    10.16*      --   Letter Agreement No. GPJ-004/96 dated August 5, 1996 between
                     Embraer and the Company ("L.A. 4/96").

    10.16(a)*   --   Amendment No. 1 to L.A. 4/96 dated August 31, 1996.

    10.16(b)*   --   Amendment No. 2 to L.A. 4/96 and Amendment No. 1 to L.A.
                     4A/96 (defined below) dated August 31, 1996 between Embraer and the Company.

    10.17*      --   Letter Agreement No. PCJ-004A/96 dated August 31, 1996 among
                     Continental Airlines, the Company and Embraer ("L.A.
                     4A/96").

    10.18*      --   Letter Agreement DCT 059/2000 dated October 27, 2000 between the Company and Embraer.

    10.19*      --   Purchase Agreement No. DCT-054/98 dated December 23, 1998
                     between Embraer and the Company ("P.A. 54/98").

    10.19(a)*   --   Amendment No. 1 to P.A. 54/98 dated July 30, 1999.

    10.19(b)*   --   Amendment No. 2 to P.A. 54/98 dated July 30, 1999.

    10.19(c)*   --   Amendment No. 3 to P.A. 54/98 dated October 21, 1999.

    10.19(d)*   --   Amendment No. 4 to P.A. 54/98 dated January 31, 2000.

    10.19(e)*   --   Amendment No. 5 to P.A. 54/98 dated February 15, 2000.

    10.19(f)*   --   Amendment No. 6 to P.A. 54/98 dated April 17, 2000.

    10.19(g)*   --   Amendment No. 7 to P.A. 54/98 dated July 24, 2000.

    10.19(h)*   --   Amendment No. 8 to P.A. 54/98 dated November 7, 2000.

    10.19(i)*   --   Amendment No. 9 to P.A. 54/98 dated September 20, 2000.

    10.19(j)*   --   Amendment No. 10 to P.A. 54/98 dated November 17, 2000.

    10.20*      --   Letter of Agreement DCT-055/98 dated December 23, 1998
                     between the Company and Embraer ("L.A. 55/98").

    10.20(a)*   --   Amendment No. 1 to L.A. 55/98 dated July 24, 2000.

    10.21*      --   EMB-135 Financing Letter of Agreement dated March 23, 2000 among Continental Airlines, the Company and Embraer ("L.A.
                     135").

    10.21(a)*   --   Amendment No. 1 to L.A. 135.

    10.21(b)*   --   Amendment No. 2 to L.A. 135.

    EXHIBIT
    NUMBER                                   DESCRIPTION
    -------                                  -----------

    10.21(c)*   --   Amendment No. 3 to L.A. 135 dated October 27, 2000.

    10.22*      --   Letter Agreement DCT-058/2000 dated October 27, 2000 between
                     Embraer and the Company.

    10.23*      --   Promissory Note, dated as of March 31, 2001, between the
                     Company and Continental Airlines, Inc.

    23.1        --   Consent of Ernst & Young LLP.

    23.2*       --   Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1)

    24.1        --   Powers of Attorney

---------------

*   To be filed by amendment.

     Exhibits listed above that have been filed with the Securities and Exchange Commission and that were designated as noted above are hereby incorporated herein by reference and made a part hereof with the same effect as if filed herewith.

     (b) The following financial statement schedule is filed as part of this Registration Statement:


         Report of Independent Auditors on Financial Statement
           Schedule..................................................  S-1

         Schedule II -- Valuation and Qualifying Accounts............  S-2

     All other schedules are omitted, because the required information is inapplicable, or the information is presented in the Financial Statements or related notes.

ITEM 17. UNDERTAKINGS

     The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on July 10, 2001.

                                          EXPRESSJET HOLDINGS, INC.

                                                /s/ FREDERICK S. CROMER
                                          By:
                                          --------------------------------------

                                            Name: Frederick S. Cromer
                                            Title: Vice President and Chief
                                                  Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below and on the dates indicated.

                  SIGNATURE                                   TITLE                        DATE
                  ---------                                   -----                        ----
              /s/ JAMES B. REAM                President, Chief Executive Officer   July 10, 2001
---------------------------------------------  and Director (Principal Executive
                James B. Ream                  Officer)

           /s/ FREDERICK S. CROMER             Vice President and Chief Financial   July 10, 2001
---------------------------------------------  Officer (Principal Financial and
             Frederick S. Cromer               Accounting Officer)

                      *                        Director                             July 10, 2001
---------------------------------------------
              Gordon M. Bethune

                      *                        Director                             July 10, 2001
---------------------------------------------
              J. David Grizzle

                      *                        Director                             July 10, 2001
---------------------------------------------
             Lawrence W. Kellner

                      *                        Director                             July 10, 2001
---------------------------------------------
                C. D. McLean

                      *                        Director                             July 10, 2001
---------------------------------------------
              Jeffery A. Smisek


*By: /s/ SCOTT R. PETERSON
     Name: Scott R. Peterson
     Attorney in Fact

                         REPORT OF INDEPENDENT AUDITORS

     We have audited the consolidated financial statements of ExpressJet Holdings, Inc. (the "Company") as of December 31, 2000 and 1999, and for each of the three years in the period ended December 31, 2000, and have issued our report thereon dated July 5, 2001. Our audits also included the Valuation and Qualifying Accounts financial statement schedule for these related periods. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

     In our opinion, the financial statement schedule referred to above, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          /s/ ERNST & YOUNG LLP

Houston, Texas
July 5, 2001

                           EXPRESSJET HOLDINGS, INC.

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS

              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
                                 (IN THOUSANDS)

                                                              ALLOWANCE FOR
                                                              OBSOLESCENCE
                                                              -------------
Balance, December 31, 1997..................................     $ 4,505
  Additions charged to expense..............................       2,072
  Deductions from reserve...................................        (637)
  Other.....................................................          (5)
                                                                 -------
Balance, December 31, 1998..................................       5,935
  Additions charged to expense..............................       3,663
  Deductions from reserve...................................        (489)
  Other.....................................................          (8)
                                                                 -------
Balance, December 31, 1999..................................       9,101
  Additions charged to expense..............................       4,707
  Deductions from reserve...................................        (961)
  Other.....................................................        (130)
                                                                 -------
Balance, December 31, 2000..................................     $12,717
                                                                 =======

                               INDEX TO EXHIBITS

    EXHIBIT
    NUMBER                                   DESCRIPTION
    -------                                  -----------

     1.1*       --   Form of Underwriting Agreement.

     3.1*       --   Amended and Restated Certificate of Incorporation.

     3.2*       --   Amended and Restated Bylaws.

     4.1*       --   Specimen Stock Certificate.

     4.2*       --   Rights Agreement effective as of           , 2001 between
                     the Company and Mellon Investor Services LLC, as Rights
                     Agent, including form of Rights Certificate.

     5.1*       --   Opinion of Vinson & Elkins L.L.P.

    10.1*       --   Capacity Purchase Agreement.

    10.2*       --   Form of Aircraft Sublease.

    10.3*       --   Form of Master Facility Agreement.

    10.4*       --   Form of Ground Handling Agreement.

    10.5*       --   Form of Administrative Support and Information Services
                     Agreement.

    10.6*       --   Form of Fuel Purchasing Agreement.

    10.7*       --   Form of Initial Public Offering and Distribution Agreement.

    10.8*       --   Form of Registration Rights Agreement.

    10.9*       --   Form of Employee Benefits Agreement.

    10.10*      --   Form of Tax Agreement.

    10.11*      --   Form of 2001 Stock Incentive Plan.

    10.12*      --   Employment Agreement between the Company and James B. Ream.

    10.13*      --   Employment Agreement between the Company and Frederick S.
                     Cromer.

    10.14*      --   Employment Agreement between the Company and Jerry E.
                     Losness.

    10.15*      --   Purchase Agreement No. GPJ-003/96, between Empresa
                     Brasileira de Aeronautica S. A. ("Embraer") and the Company
                     dated August 5, 1996 relating to the purchase of EMB 145
                     aircraft ("P.A. 3/96").

    10.15(a)*   --   Amendment No. 1 to P.A. 3/96 dated September 26, 1996.

    10.15(b)*   --   Amendment No. 2 to P.A. 3/96 dated May 22, 1997.

    10.15(c)*   --   Amendment No. 3 to P.A. 3/96 dated August 20, 1997.

    10.15(d)*   --   Amendment No. 4 to P.A. 3/96 dated October 1, 1997.

    10.15(e)*   --   Amendment No. 5 to P.A. 3/96 dated November 12, 1997.

    10.15(f)*   --   Amendment No. 6 to P.A. 3/96 dated August 19, 1998.

    10.15(g)*   --   Amendment No. 7 to P.A. 3/96 dated February 19, 1999.

    10.15(h)*   --   Amendment No. 8 to P.A. 3/96 dated March 31, 1999.

    10.15(i)*   --   Amendment No. 9 to P.A. 3/96 dated October 29, 1999.

    10.15(j)*   --   Amendment No. 10 to P.A. 3/96 dated October 20, 1999.

    10.15(k)*   --   Amendment No. 11 to P.A. 3/96 dated December 15, 1999.

    10.15(l)*   --   Amendment No. 12 to P.A. 3/96 dated February 18, 2000.

    10.15(m)*   --   Amendment No. 13 to P.A. 3/96 dated April 28, 2000.

    10.15(n)*   --   Amendment No. 14 to P.A. 3/96 dated April 28, 2000.

    10.15(o)*   --   Amendment No. 15 to P.A. 3/96 dated July 25, 2000.

    10.15(p)*   --   Amendment No. 16 to P.A. 3/96 dated July 24, 2000.

    10.15(q)*   --   Amendment No. 17 to P.A. 3/96 dated November 7, 2000.

    10.15(r)*   --   Amendment No. 18 to P.A. 3/96 dated November 17, 2000.

    10.16*      --   Letter Agreement No. GPJ-004/96 dated August 5, 1996 between
                     Embraer and the Company ("L.A. 4/96").

    10.16(a)*   --   Amendment No. 1 to L.A. 4/96 dated August 31, 1996.

    EXHIBIT
    NUMBER                                   DESCRIPTION
    -------                                  -----------

    10.16(b)*   --   Amendment No. 2 to L.A. 4/96 and Amendment No. 1 to L.A.
                     4A/96 (defined below) dated August 31, 1996 between Embraer and the Company.

    10.17*      --   Letter Agreement No. PCJ-004A/96 dated August 31, 1996 among
                     Continental Airlines, the Company and Embraer ("L.A.
                     4A/96").

    10.18*      --   Letter Agreement DCT 059/2000 dated October 27, 2000 between the Company and Embraer.

    10.19*      --   Purchase Agreement No. DCT-054/98 dated December 23, 1998
                     between Embraer and the Company ("P.A. 54/98").

    10.19(a)*   --   Amendment No. 1 to P.A. 54/98 dated July 30, 1999.

    10.19(b)*   --   Amendment No. 2 to P.A. 54/98 dated July 30, 1999.

    10.19(c)*   --   Amendment No. 3 to P.A. 54/98 dated October 21, 1999.

    10.19(d)*   --   Amendment No. 4 to P.A. 54/98 dated January 31, 2000.

    10.19(e)*   --   Amendment No. 5 to P.A. 54/98 dated February 15, 2000.

    10.19(f)*   --   Amendment No. 6 to P.A. 54/98 dated April 17, 2000.

    10.19(g)*   --   Amendment No. 7 to P.A. 54/98 dated July 24, 2000.

    10.19(h)*   --   Amendment No. 8 to P.A. 54/98 dated November 7, 2000.

    10.19(i)*   --   Amendment No. 9 to P.A. 54/98 dated September 20, 2000.

    10.19(j)*   --   Amendment No. 10 to P.A. 54/98 dated November 17, 2000.

    10.20*      --   Letter of Agreement DCT-055/98 dated December 23, 1998
                     between the Company and Embraer ("L.A. 55/98").

    10.20(a)*   --   Amendment No. 1 to L.A. 55/98 dated July 24, 2000.

    10.21*      --   EMB-135 Financing Letter of Agreement dated March 23, 2000 among Continental Airlines, the Company and Embraer ("L.A.
                     135").

    10.21(a)*   --   Amendment No. 1 to L.A. 135.

    10.21(b)*   --   Amendment No. 2 to L.A. 135.

    10.21(c)*   --   Amendment No. 3 to L.A. 135 dated October 27, 2000.

    10.22*      --   Letter Agreement DCT-058/2000 dated October 27, 2000 between
                     Embraer and the Company.

    10.23*      --   Promissory Note, dated as of March 31, 2001, between the
                     Company and Continental Airlines, Inc.

    23.1        --   Consent of Ernst & Young LLP.

    23.2*       --   Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1)

    24.1        --   Powers of Attorney

---------------

*   To be filed by amendment.